Exhibit 10.1

[EXECUTION COPY]

LOAN AND SECURITY AGREEMENT

Dated as of February 27, 2015

CASELLA WASTE SYSTEMS, INC.

and

EACH OF ITS SUBSIDIARIES SIGNATORY HERETO,

as Borrowers,

BANK OF AMERICA, N.A.,

as Agent,

COMERICA BANK,

as Co-Documentation Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Lead Arranger and Sole Bookrunner

i

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14.16.	NO ORAL AGREEMENT	115

14.17.	Amendment and Restatement	115

v

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment
Exhibit B	Assignment Notice
Exhibit C	Subordination Agreement
Exhibit D	Joinder Agreement

Schedule 1.1	Commitments of Lenders
Schedule 1.2	Borrowers and Guarantors
Schedule 1.3	Existing Letters of Credit
Schedule 1.4	Approved Account Debtors
Schedule 1.5	Notice Website Address
Schedule 7.3.1(a)	Closing Date Real Estate
Schedule 7.3.1(b)	Primary Mortgaged Real Estate
Schedule 7.3.1(c)	Supplemental Mortgaged Real Estate
Schedule 7.3.1(d)	Unencumbered Real Estate as of the Closing Date
Schedule 8.6.1	Business Locations
Schedule 9.2	Governmental Approvals
Schedule 9.7	Permits, Franchises, Patents, Copyrights, Etc. Exceptions
Schedule 9.8	Commercial Tort Claims; Litigation
Schedule 9.11	Tax Sharing Agreements
Schedule 9.12.3	ERISA Events
Schedule 9.12.4	ERISA Obligations
Schedule 9.13.1	Subsidiaries; Equity Interests
Schedule 9.13.3	Options, Etc.
Schedule 9.16	Environmental Matters
Schedule 9.18	Certain Transactions
Schedule 9.23	Labor Matters
Schedule 10.2.1	Existing Liens
Schedule 10.2.2	Existing Investments
Schedule 10.2.3	Existing Indebtedness

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is dated as of February 27, 2015, among CASELLA WASTE SYSTEMS, INC., a Delaware corporation (the “Company”), each subsidiary of the Company party hereto from time to time as a borrower and listed on Schedule 1.2 (each a “Borrower” and together with the Company, collectively, the “Borrowers”), and BANK OF AMERICA, N.A., a national banking association, as agent for the Lenders (“Agent”).

R E C I T A L S:

A. Reference is made to that certain that certain Amended and Restated Credit Agreement dated as of March 18, 2011, by and among the Company, certain other borrowers party thereto, Bank of America, N.A., as agent, and the lenders party thereto, as amended, supplemented, or otherwise modified prior to the Closing Date (the “Existing Credit Agreement”).

B. Borrowers have requested that Lenders amend and restate the Existing Credit Agreement and continue to provide credit facilities to Borrowers to finance the mutual and collective business enterprise of the Obligors as set forth in this Agreement.

C. Agent, the Issuing Bank and the Lenders are willing to continue to provide the credit facilities on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereby amend and restate the Existing Credit Agreement as follows:

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION

1.1. Definitions. As used herein, the following terms have the meanings set forth below:

2015 Refinancing Senior Subordinated Debt: Senior Subordinated Debt in an aggregate principal amount of not less than $55,000,000 incurred by the Company on February 13, 2015 in connection with the refinancing of the Existing Credit Agreement.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Accountants: as defined in Section 9.5.1.

Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.

Accruing Dividend: has the meaning specified in the definition of “PIK Dividend.”

Acquisition: a transaction or series of related transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of more than 50% of the Equity Interests of a Person; or (c) merger, consolidation or combination of the Company, an Obligor or Subsidiary with another Person. “Acquired” has a correlative meaning.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent Indemnitees: Agent, Arranger, and their respective officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement: this Loan and Security Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

Allocable Amount: as defined in Section 5.11.3.

Applicable Control Percentage: the lowest of (i) 49%, (ii) the percentage of voting power that gives rise to a “change of control” (or similar defined term) under any Senior Subordinated Debt outstanding at any time (including any permitted refinancing or replacements thereof), (iii) the percentage of voting power that gives rise to a Deemed Liquidation Event under the terms of any Preferred Stock of the Company, and (iv) the percentage of voting power that gives rise to a “change of control” (or similar defined term) under any other Indebtedness of the Company or any other Obligor in excess of the Threshold Amount, provided that such “change of control” would permit the holder or holders of such Indebtedness to accelerate the maturity thereof.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: the margin set forth below, as determined by the Consolidated Leverage Ratio for the most recently ended period of four consecutive Fiscal Quarters of the Borrowers, as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 10.1.2(c):

Pricing Level	Consolidated Leverage Ratio	LIBOR Revolver Loans (and Letters of Credit)	Base Rate Revolver Loans

I	<3.75:1.00	1.75%	0.75%
II	≥3.75:1.00 but <4.50:1.00	2.00%	1.00%
III	≥4.50:1.00 but <5.50:1.00	2.25%	1.25%
IV	≥5.50:1.00	2.50%	1.50%

Until September 30, 2015, margins shall be determined as if Pricing Level III were applicable. Thereafter, each increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 10.1.2(c); provided, however, that if a Compliance Certificate is not delivered within ten (10) days after the time periods specified in such Section 10.1.2(c), then Pricing Level IV shall apply as of the first Business Day thereafter, subject to prospective adjustment upon actual receipt of such Compliance Certificate.

Appraisal Reporting Date: (a) with respect to the Real Estate identified on Schedule 7.3.1(a), the Closing Date and (b) with respect to all Permitted Additional Real Estate, the date of receipt of the appraisal establishing the initial Appraised Value of such Permitted Additional Real Estate.

Appraised Value: (a) with respect to any Closing Date Real Estate, the value of such Property as determined from the appraisal of such Property on or before the Closing Date reasonably satisfactory to Agent and (b) with respect to any Permitted Additional Real Estate, the value of such Property as determined from the appraisal of such Property performed by an appraiser, and on terms, reasonably satisfactory to Agent.

Approved Account Debtor: each Account Debtor that is organized or has its principal office outside the United States and Canada and that is listed on Schedule 1.4, provided that, unless the Agent otherwise agrees, the maximum amount of Eligible Accounts, attributed to (i) a single Approved Account Debtor shall not exceed $100,000 in the aggregate at any time and (ii) all Approved Account Debtors, collectively, shall not exceed $250,000 in the aggregate at any time.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities, has the capacity to fund Revolver Loans hereunder, and is administered or managed by a Lender, an entity that administers or manages a Lender or an Affiliate of either.

Arranger: Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as lead arranger and sole bookrunner under this Agreement.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

Attributable Indebtedness: on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligations, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

Availability: the Borrowing Base minus Revolver Usage.

Availability Reserve: the sum (without duplication of any other reduction or reserve) of (a) the Inventory Reserve; (b) the Dilution Reserve; (c) the Rent and Charges Reserve with respect to the locations of Eligible Containers and Compactors, Eligible Equipment, and Eligible Inventory, and the principal location of each Obligor’s books and records; (d) the Bank Product Reserve, (e) the aggregate amount of liabilities secured by Liens upon Collateral (other than permitted Purchase Money Liens that attach to Collateral not included in the Borrowing Base) that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (f) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; provided however, that all of the foregoing reserves shall bear a reasonable relationship, as determined by the Agent, to the event, matter or other condition giving rise thereto.

Balance Sheet Date: April 30, 2014.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Obligor or non-Borrower Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) other banking products or services, other than Letters of Credit.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations; provided, however, such reserve shall only be established with respect to Secured Bank Product Obligations under Hedging Agreements to the extent expressly agreed to by the Borrower Agent in the Hedging Agreements giving rise to such Secured Bank Product Obligations or otherwise hereunder.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as of such day, plus 1.00%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Indebtedness that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables and expenses owing in the Ordinary Course of Business and amounts owed under commercial and merchant card services programs to the extent such amounts are directly or indirectly for the payment of trade payables), or (iv) was issued or assumed as full or partial payment for Property (excluding trade payables and expenses owing in the Ordinary Course of Business and amounts owed under commercial and merchant card services programs to the extent such amounts are directly or indirectly for the payment of trade payables); (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit but excluding any contingent obligations with respect to letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrower Delivered Materials: Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other written materials delivered by or on behalf of Borrowers hereunder.

Borrower Materials: Borrower Delivered Materials and Reports and information provided by Agent to Lenders pursuant to the Loan Documents.

Borrowing: a group of Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate Revolver Commitments or (b) the sum of (i) the Eligible Accounts Formula Amount, plus (ii) the Eligible Inventory Formula Amount, plus (iii) the Eligible Vehicles Formula Amount, plus (iv) the Eligible Containers and Compactors Formula Amount, plus (v) the Eligible Other Equipment Formula Amount, plus (vi) the Eligible Real Estate Formula Amount, minus (vii) the Eligible Real Estate Availability Adjustment Amount, minus (ix) the Availability Reserve.

Borrowing Base Report: a report of the Borrowing Base by Borrower Agent, in a form reasonably satisfactory to Agent.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted in the London interbank market.

Capital Expenditures: all liabilities incurred or expenditures made by an Obligor or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent specifically as collateral to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, to hold Cash Collateral, which account shall be subject to a Lien in favor of and control of Agent.

Cash Collateralize: the delivery of Cash Collateral to Agent, specifically as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 103% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including fees, expenses and indemnification hereunder. “Cash Collateralization” has a correlative meaning.

Cash Equivalents:

(a) a marketable obligation, maturing within one year after issuance thereof, issued, guaranteed or insured by the government of the United States or Canada or an instrumentality or agency thereof;

(b) demand deposits, certificates of deposit, eurodollar time deposits, banker’s acceptances, in each case, maturing within one year after issuance thereof, and overnight bank deposits, in each case, issued by any Lender, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank having capital, surplus and undivided profits of at least $1,000,000,000 and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such non-Lender European or Japanese banks located outside the U.S. shall not at any time exceed 33 1/3% of all Investments described in this definition);

(c) open market commercial paper, maturing within 180 days after issuance thereof, which has a rating of A-1 or better by S&P or P-1 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency;

(d) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA– or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; and

(e) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of the assets of which consist of the type specified in clauses (a) through (d) above.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Certificate of Title: a certificate of title, certificate of ownership or other registration certificate issued or required to be issued for any asset under the certificate of title, registration or similar laws of any jurisdiction.

Certificate of Title Collateral: any Collateral covered by a Certificate of Title with respect to which the creation or perfection of a security interest therein is governed by state vehicle titling, certificate of title or registration statutes in the applicable jurisdiction and not by the UCC in such jurisdiction.

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by an Governmental Authority; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of securities representing the Applicable Control Percentage or more of the voting power of the equity securities of the Company entitled to vote (without regard to the occurrence of any contingency with respect to such vote or voting power) for members of the board of directors or equivalent governing body of the Company; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any Person or two or more Persons acting in concert shall have entered into a contract or agreement with the Company (or Affiliate of the Company) that, upon consummation thereof, will result in its or their acquisition of 49% or more of the voting power of the equity securities of the Company entitled to vote (without regard to the occurrence of any contingency with respect to such vote or voting power) for members of the board of directors or equivalent governing body of the Company (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) if such contract or agreement does not provide for Full Payment of the Obligations simultaneously with the consummation of the transactions contemplated by such contract or agreement; or

(d) (i) a “change of control” or any comparable term under, and as defined in, any Subordinated Debt or the Senior Subordinated Debt Documents (or any replacements or refinancings of any thereof) shall have occurred or (ii) a Deemed Liquidation Event under the terms of any Preferred Stock of the Company shall have occurred.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Closing Date Real Estate: certain Real Estate owned by the Borrowers as of the Closing Date and listed on Schedule 7.3.1(a) hereto.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures any Obligations.

Commitment: for any Lender, the aggregate amount of such Lender’s Revolver Commitment. “Commitments” means the aggregate amount of all Revolver Commitments.

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4(a); or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Commodity Derivatives Obligations: as defined in Section 10.2.3(f).

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Company: as defined in the introductory paragraph to this Agreement.

Compliance Certificate: a certificate, in form reasonably satisfactory to Agent, by which Borrower Agent calculates the Consolidated Fixed Charge Coverage Ratio and the Consolidated First Lien Leverage Ratio (whether or not a Financial Covenant Trigger Period is in effect) and the Minimum Consolidated EBITDA Test and the Consolidated Leverage Ratio.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consolidated Adjusted Net Income: for any period, Consolidated Net Income (or Loss) plus, (a) to the extent deducted in calculating Consolidated Net Income (or Loss) and without duplication, (i) the non-recurring, non-cash write off of debt issuance expenses related to the refinancing of Indebtedness under the Existing Credit Agreement (including, without limitation, the issuance of 2015 Refinancing Senior Subordinated Debt), (ii) transaction costs for acquisitions and development projects which are expensed rather than capitalized (as a result of applying FASB ASC 805 treatment to such transaction costs); (iii) non-cash losses in connection with asset sales, asset impairment charges, the abandonment of assets or the closure and discontinuation of operations in an aggregate amount not to exceed $35,000,000 from and after the Closing Date; (iv) non-cash stock-based compensation expenses under employee share-based compensation plans; (v) non-cash charges in connection with the declaration or payment of PIK Dividends; (vi) non-cash charges associated with interest rate derivatives deemed to be ineffective, (vii) cash and non-cash charges associated with terminating derivatives in connection with the refinancing of Indebtedness under the Existing Credit Agreement; (viii) all other non-cash charges reasonably acceptable to the Agent, (ix) the non-recurring, non-cash write off of debt issuance expenses related to the refinancing of Senior Subordinated Debt, (x) cash premium payments in connection with the early redemption and refinancing of Senior Subordinated Debt in an aggregate amount not to exceed $16,000,000; and (xi) cash and non-cash charges in connection with severance and reorganization in an aggregate amount not to exceed $3,000,000 from and after the Closing Date; and minus (b) to the extent included in the calculation of Consolidated Net Income (or Loss) and without duplication: (i) non-cash extraordinary gains on the sale of assets including non-cash gains on the sale of assets outside the ordinary course of business, and (ii) non-cash extraordinary gains resulting from the application of FAS ASC 815.

Consolidated Cash Interest Charges: for any period, the sum (without duplication) of (a) all cash interest, premium payments, fees, and charges paid in cash in connection with Borrowed Money (including capitalized interest) or (without duplication) in connection with the deferred purchase price of assets, in each case to the extent and at the times treated as interest and paid in cash, including all commissions, and other fees and charges paid in cash with respect to letters of credit and bankers’ acceptance financing and net cash settlements under interest rate Hedging Agreements accounted for as effective hedges according to FASB ASC 815 (excluding any settlements associated with terminating derivatives in connection with the refinancing of Indebtedness under the Existing Credit Agreement), but in each case, excluding the costs and expenses paid in cash in connection with the issuance of Preferred Stock or dividends on Preferred Stock, and (b) the portion of rent expense with respect to such period under Capital Leases that is treated as interest and paid in cash, in each case of or by Company and its Subsidiaries for such period, all as determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA: for any period, Consolidated Adjusted Net Income plus, to the extent that such charge was deducted in determining Consolidated Adjusted Net Income in the relevant period and without duplication, (a) interest expense (including accretion expense, original issue discount and costs in connection with the early extinguishment of debt) for such period; (b) income taxes for such period; (c) amortization expense for such period; and (d) depreciation expense and depletion expense for such period, all as determined on a consolidated basis in accordance with GAAP. Consolidated EBITDA for any period may include EBITDA of any company Acquired by the Obligors during such period, calculated on a pro forma basis as if such company was Acquired at the beginning of such period (without duplication with respect to the adjustments set forth above but giving effect to any reasonably expected synergies in an amount not to exceed 10% of the consolidated EBITDA of the Company and its Subsidiaries (other than Excluded Subsidiaries), or such other amount as may be agreed between Borrower Agent and Agent) only if (A) the financial statements of such Acquired company or new Subsidiary have been audited, for the period sought to be included, by an independent accounting firm satisfactory to the Agent or (B) the Agent consents to such inclusion after being furnished with other acceptable financial statements. Furthermore, the EBITDA may be further adjusted to add-back non-recurring private company expenses which are discontinued upon such Acquisition (such as owner’s compensation), as approved by the Agent. Simultaneously with the delivery of the financial statements referred to in clause (A) and clause (B) above, a Senior Officer of the Borrower Agent shall deliver to the Agent a Compliance Certificate and appropriate documentation certifying the historical operating results, adjustments and balance sheet of the Acquired company.

Consolidated First Lien Debt: at any time of determination, Consolidated Funded Debt that is secured by a first priority lien on Property of the Obligors (including any Consolidated Funded Debt supported by a Letter of Credit, but without duplication of Letters of Credit issued under this Agreement or otherwise secured by collateral subject to a first priority lien on Property of the Obligors).

Consolidated First Lien Leverage Ratio: for any period of calculation thereof, the ratio of (a) Consolidated First Lien Debt as of the end of such period to (b) Consolidated EBITDA for such period.

Consolidated Fixed Charge Coverage Ratio: for any period of calculation thereof, the ratio of (a) Consolidated EBITDA minus (i) Maintenance Capital Expenditures (except those financed during the first Loan Year with proceeds of IRBs up to an aggregate amount of $6,000,000), minus (ii) cash lease payments for landfill operating leases minus (iii) Landfill Closure Payments, minus (iv) cash income taxes paid (net of income tax refunds received), minus (v) cash Distributions made by the Company to (b) Consolidated Fixed Charges. Maintenance Capital Expenditures, cash lease payments for landfill operating leases and Landfill Closure Payments that are subtracted from Consolidated EBITDA shall be adjusted to give pro forma effect to the Acquisition of any companies by the Obligors during such period to the extent the EBITDA of such Acquired companies are included in the calculation of Consolidated EBITDA for the relevant period.

Consolidated Fixed Charges: the sum of (a) Consolidated Cash Interest Charges and (b) principal payments and prepayments made or required to be made on Borrowed Money (exclusive of (i) repayments of revolving loans that are not accompanied by a corresponding termination of commitments and (ii) repayments through the incurrence of Refinancing Debt). Consolidated Cash Interest Charges shall be adjusted to give pro forma effect to the Acquisition of any companies by the Obligors during such period to the extent the EBITDA of such Acquired companies are included in the calculation of Consolidated EBITDA for the relevant period.

Consolidated Funded Debt: at any time of determination with respect to the Obligors, collectively, without duplication, whether classified as Indebtedness or otherwise on the consolidated balance sheet of the Company and its Subsidiaries, the sum of (a) the aggregate amount of Indebtedness for (i) borrowed money or credit obtained or other similar monetary obligations, direct or indirect, (including (x) the principal obligations under the Senior Subordinated Debt, (y) obligations under “finance leases” and (z) any unpaid reimbursement obligations with respect to letters of credit; but excluding any contingent obligations with respect to letters of credit outstanding), (ii) all obligations evidenced by notes, bonds, debentures or other similar debt instruments (other than Performance Bonds and Landfill Surety Arrangements), (iii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and holdbacks), (iv) all Attributable Indebtedness, including, without limitation, Indebtedness with respect to capitalization of landfill operating contract obligations, to the extent capitalized under GAAP (but excluding landfill operating leases to the extent they are characterized as operating leases and not capitalized), and (v) (x) Equity Related Purchase Obligations in respect of Non-Qualified Preferred Stock (including, for avoidance of doubt, Grandfathered Non-Qualified Preferred Stock) and (y) commencing on the date that is twelve months prior to the maturity of such Equity Related Purchase Obligations (assuming for this purpose the demand or exercise, if applicable, by the requisite holder or holders on the earliest date provided therefor), Equity Related Purchase Obligations in respect of Qualified Preferred Stock and (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by any of the Company or any of the Obligors.

Consolidated Leverage Ratio: for any period of calculation thereof, the ratio of (a) Consolidated Funded Debt as of the end of such period to (b) Consolidated EBITDA for such period.

Consolidated Net Income (or Loss): for any period, the consolidated net income (or loss) of the Company and its Subsidiaries other than Excluded Subsidiaries for such period after deduction of all expenses, taxes, and other proper charges, minus (or plus, in the case of losses), to the extent included therein, (a) gains (or loss) from extraordinary items, (b) any income (or loss) from discontinued operations, and (c) income (or loss) attributable to any Investment in any Excluded Subsidiaries; provided, however, that consolidated net income shall not be reduced pursuant to this clause (c) by actual cash dividends or distributions received from any Excluded Subsidiary, or by Net Proceeds (to the extent included in income) in connection with the Disposition of any such Investment, so long as (and to the extent that) such cash dividends and distributions or Net Proceeds have not been subsequently reinvested in an Excluded Subsidiary during the applicable period, all determined on a consolidated basis in accordance with GAAP.

Consulting Engineer: an environmental consulting firm reasonably acceptable to the Agent.

Contractual Obligation: as to any Person, any provision of any security (whether in the nature of Equity Interests or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

Controlled Accounts: each Deposit Account and Securities Account required to be subject to the Lien and control of the Agent pursuant to Section 8.5.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

De Minimis Subsidiaries: any Subsidiary of the Company (other than an Excluded Subsidiary) whose assets and annual gross revenues do not, in each case, exceed $1,000,000; provided that (i) the aggregate assets of all such Subsidiaries taken as a whole shall not exceed $2,000,000, and (ii) the aggregate annual gross revenues of all such Subsidiaries taken as a whole shall not exceed $2,000,000. Schedule 9.13.1 lists all of the De Minimis Subsidiaries as of the Closing Date.

Deemed Liquidation Event: with respect to any Preferred Stock of any Person, a merger, consolidation, share exchange, reorganization, sale, license or other disposition of assets, sale of Equity Interests or other transaction, event or series of transactions or events, in each case, that, by the terms of such Preferred Stock, is deemed to be a liquidation or dissolution of such Person or constitutes a “change of control” or comparable term.

Debt Repayment: any payment on Senior Subordinated Debt, whether in the form of a payment when due, prepayment, redemption, repurchase (including open market repurchases, whether or not in connection with a tender offer), retirement, other acquisition or legal defeasance (such defeasance, in whole) thereof. Derivatives of such term have corresponding meanings.

Debtor Relief Laws: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days unless such Lender notifies the Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrowers); or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

Deposit Account Control Agreement: control agreement satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Agent’s Lien on such account.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Dilution Percent: the percent, determined by Agent in its Permitted Discretion, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts included in the calculation of the Borrowing Base, divided by (b) gross sales.

Dilution Reserve: at any date of determination, (a) the percentage amount by which the Dilution Percent exceeds five percent (5%) times (b) the amount of Eligible Accounts of the Borrowers.

Disposition: the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (including any Equity Interest), or part thereof, by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. “Dispose” shall have the correlative meaning.

Distribution: (a) any declaration or payment of a distribution, interest or dividend by a Person on any Equity Interest (whether in cash, securities or other property) of such Person, but excluding Qualified PIK Dividends and distributions or dividends payable solely in shares of common stock of such Person; or (b) any purchase, redemption, or other acquisition or retirement for value, directly or indirectly, by a Person of any Equity Interest of such Person.

Dollars: lawful money of the United States.

Dominion Account: a special account established by one or more Borrowers at Bank of America or another bank reasonably acceptable to Agent, and, as required under Section 8.2.4, with respect to which Agent has the right to issue a notice of exclusive control for withdrawal purposes.

Dominion Trigger Period: the period (a) commencing on the date that an Event of Default occurs and is continuing or Availability is less than the Dominion Trigger Threshold for a period of three (3) or more consecutive Business Days and (b) continuing until the date when, during the previous 30 consecutive days, (i) no Event of Default has existed and (ii) Availability has been not less than the Dominion Trigger Threshold, in each case, at all times during such period.

Dominion Trigger Threshold: the greater of (a) 12.5% of the Revolver Commitments and (b) $18,750,000.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is not deemed by Agent, in its Permitted Discretion, to be excluded as an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date (but only the portion that is unpaid for over 60 or 90 days, as applicable, shall be ineligible); (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause (a); (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds 20% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); (d) it does not conform with a covenant or representation in Section 9.27 hereof; (e) it is owing by a creditor or supplier, unless such Person has waived its right of setoff in a manner reasonably satisfactory to the Agent, or is otherwise subject to a potential offset, counterclaim, dispute, defense, recoupment or deduction, or is subject to a discount, reserve, chargeback, credit or allowance (but, in each case of this clause (e) ineligibility shall be limited to the amount (or reasonably determined potential amount) thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor, or the Account Debtor has ceased doing business, is liquidating, dissolving, or winding up its affairs, is not Solvent, or is subject to any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) unless otherwise agreed by the Agent, the Account Debtor (except an Approved Account Debtor) is organized or has its principal office outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent) or credit insurance satisfactory in all respects to Agent; (h) it is owing by a Governmental Authority that is the United States or any department, agency or instrumentality thereof and the Agent has requested that such Account be assigned to Agent in compliance with the Federal Assignment of Claims Act and such compliance has not yet been achieved; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to the Account Debtor, or the services giving rise to it have not been completed, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) payment has been extended; (m) it arises from a sale to an Affiliate of a Borrower, from a sale on a cash-on-delivery, bill-and-hold, sale or return, sale on approval, consignment, or other repurchase or return basis, or from a sale of Inventory for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old will be excluded.

Eligible Accounts Formula Amount: 85% of the Value of Eligible Accounts; provided, however, up to $10,000,000 of Eligible Accounts acquired in connection with Permitted Acquisitions as to which no field exam has yet been completed may be included in the calculation of the Eligible Accounts Formula Amount.

Eligible Assignee: a Person that is (a) a Lender, an Affiliate of a Lender, or an Approved Fund; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after written notice of the proposed assignment) and Agent; and (c) during an Event of Default, any Person that extends revolving credit facilities in the ordinary course of business consistent with past practices and that is acceptable to Agent in its reasonable discretion.

Eligible Containers and Compactors: Eligible Equipment consisting of containers and compactors and similar equipment used by the Borrowers for non-residential customers.

Eligible Containers and Compactors Formula Amount: the lesser of (a) $25,000,000 (as increased from time to time in accordance with Section 2.1.7) and (b) the lesser of (i) 125% of the net book value of Eligible Containers and Compactors and (ii) 85% of the NOLV of Eligible Containers and Compactors; provided, however, up to $10,000,000 of Eligible Containers and Compactors acquired between Appraisal Dates in the Ordinary Course of Business or in connection with Permitted Acquisitions as to which no appraisal has yet been completed may be included in the calculation of the Eligible Containers and Compactors Formula Amount, provided such unappraised Eligible Containers and Compactors shall be valued at 85% of the net book value thereof reflected in the books and record of the applicable Borrower.

Eligible Equipment: Equipment owned by a Borrower that Agent, in its Permitted Discretion, has not deemed to be excluded as Eligible Equipment. Without limiting the foregoing, no item of Equipment shall be Eligible Equipment if:

(a) a Borrower does not have good, valid, and marketable title thereto;

(b) a Borrower does not have actual and exclusive possession thereof (either directly or, in the ordinary course of business, through a bailee, processor, or agent of such Borrower);

(c) it is located on Real Estate not owned by a Borrower, unless (i) (x) such Real Estate is leased or operated under an operating contract by a Borrower and, after the Lien Waiver Delivery Date, is subject to a Lien Waiver executed by the lessor or an appropriate Rent and Charges Reserve has been established, or (y) such Equipment is temporarily located on premises for repair or maintenance, and (ii) such Equipment is segregated or otherwise separately identifiable from Equipment of others, if any, stored on such premises;

(d) it is Equipment constituting Certificate of Title Collateral and any of the requirements of Section 7.5 have not been complied with;

(e) it is materially damaged, defective or otherwise unfit for use in its intended purpose, or, after being subject to an appraisal while such Equipment was owned by an Obligor, it is not included or attributed any value in such appraisal; or

(f) it is not subject to a valid and perfected first-priority Agent’s Lien, subject to no other Liens, or otherwise does not comply with each of the representations and warranties and covenants respecting Equipment made by an Obligor in this Agreement.

Eligible Inventory: Inventory owned by a Borrower that Agent, in its Permitted Discretion, has not deemed to be excluded as Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute Hazardous Materials under any Environmental Law; (f) conforms with the covenants and representations respecting Inventory in this Agreement; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) is within the continental United States or Canada, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other similar arrangement that restricts such

Borrower’s or Agent’s right to dispose of such Inventory, unless (after the Lien Waiver Delivery Date) Agent has received an appropriate Lien Waiver or an appropriate Rent and Charges Reserve has been established, and (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established.

Eligible Inventory Formula Amount: the lesser of (a) $2,500,000 (as increased from time to time in accordance with Section 2.1.7) and (b) 50% of the Value of Eligible Inventory; provided, however, up to $750,000 of Eligible Inventory acquired in the Ordinary Course of Business or in connection with Permitted Acquisitions as to which no field exam or appraisal has yet been completed may be included in the calculation of the Eligible Inventory Formula Amount.

Eligible Other Equipment: Eligible Equipment other than Eligible Containers and Compactors and Eligible Vehicles.

Eligible Other Equipment Formula Amount: the lesser of (a) $40,000,000 (as increased from time to time in accordance with Section 2.1.7) and (b) the lesser of (i) 125% of the net book value of Eligible Other Equipment and (ii) 85% the NOLV of Eligible Other Equipment; provided, however, up to $12,500,000 of Eligible Other Equipment acquired between Appraisal Dates or in connection with Permitted Acquisitions as to which no appraisal has yet been completed may be included in the calculation of the Eligible Other Equipment Formula Amount, provided such unappraised Eligible Other Equipment shall be valued at 85% of the net book value thereof reflected in the books and record of the applicable Borrower.

Eligible Real Estate: all Non-Landfill Real Estate owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Real Estate and that is at any time attributed a value in the Borrowing Base, including (a) all Closing Date Real Estate and (b) all Permitted Additional Real Estate.

Eligible Real Estate Availability Adjustment Amount: (a) if the Eligible Real Estate Formula Amount is greater than $25,000,000, then the amount of such excess equal to Special Availability, if any, and (b) otherwise, zero. For the avoidance of doubt, the Eligible Real Estate Availability Adjustment Amount shall never be greater than Special Availability and shall be zero at any time there is no Special Availability included in the calculation of the Borrowing Base.

Eligible Real Estate Formula Amount: (a) the lesser of (i) $35,000,000 (as increased from time to time in accordance with Section 2.1.7) and (ii) the sum of (A) $22,117,000 plus (B) 75% of the Appraised Value of Permitted Additional Real Estate added to the Borrowing Base after the Closing Date minus (b) Total Real Estate Amortization.

Eligible Vehicles: Eligible Equipment that consists of automobiles, trucks, mobile compactors, trailers, tractors, service vehicles, forklifts, loaders and other mobile Equipment and other vehicles used by Obligors in the ordinary course of Obligors’ business.

Eligible Vehicles Formula Amount: the lesser of (a) 125% of the net book value of Eligible Vehicles and (b) 85% of the NOLV of Eligible Vehicles; provided, however, up to $22,500,000 of Eligible Vehicles acquired between Appraisal Dates in the Ordinary Course of Business or in connection with Permitted Acquisitions as to which no appraisal has yet been completed may be included in the calculation of the Eligible Vehicles Formula Amount, provided such unappraised Eligible Vehicles shall be valued at 85% of the net book value thereof reflected in the books and record of the applicable Borrower.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).

Environmental Agreement: this Agreement and any other agreement of an Obligor to indemnify Agent and Lenders from liability under Environmental Laws with respect to Real Estate subject to a Mortgage.

Environmental Laws: Applicable Laws (including any applicable permits issued by regulators) relating to the protection of public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equipment Finance Indebtedness: as defined in Section 10.2.3(e).

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Equity Related Purchase Obligation: with respect to any Person, every obligation of such Person to purchase, redeem, retire or otherwise acquire for value or make any other payment (other than a PIK Dividend) in respect of (a) any Equity Interests of any class issued by such Person or (b) any rights measured by the value of such Equity Interests.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that any Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

Event of Default: as defined in Section 11.

Exchange Act: has the meaning specified in the definition of “Securities Laws.”

Excluded Collateral: (a) all assets or Property (other than Inventory or Accounts) of the Obligors that would otherwise be included as Collateral but for the express terms of (i) any permit, lease, license, contract or other agreement or instrument constituting or applicable to such asset or (ii) Applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity) that, in each case, prohibits the grant to any Secured Party of a security interest in and to such asset or Property or under which the grant to any Secured Party of a security interest in and to such asset or Property may impair the validity or enforceability of such asset or Property or the contract or other agreement or instrument constituting or applicable to such asset (including, without limitation, any United States intent-to-use trademark applications); provided, however, that such assets or Property shall constitute “Excluded Collateral” only to the extent and for so long as such permit, lease, license, contract or other agreement or Applicable Law validly prohibits the creation of a Lien on such property in favor of the Secured Parties and, upon the termination of such prohibition (by written consent or in any other manner), such property shall cease to constitute “Excluded Collateral”; (b) voting Equity Interests of any first-tier Foreign Subsidiary in excess of 65% of the aggregate outstanding voting Equity Interests of such first-tier Foreign Subsidiary and any Equity Interests of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, (c) to the extent that Applicable Law requires that a Subsidiary of any Obligor issue nominee or directors’ qualifying shares, such nominee or qualifying shares; (d) Excluded Trust Accounts; (e) building fixtures such as plumbing, lighting and HVAC systems (other than building fixtures related to Real Estate subject to a Mortgage); (f) Equity Interests issued by Excluded Subsidiaries; (g) Equity Interests issued by the Insurance Subsidiary; and (h) other assets (other than Accounts and Inventory) to the extent Agent determines in its Permitted Discretion that the cost of obtaining such pledge or security interest is excessive in relation to the benefit thereof or otherwise determines is not required. Notwithstanding the foregoing, the Agent may request that any Obligor pledge its Equity Interests in any Excluded Subsidiary (other than Recycle Rewards, Inc. and Evergreen National Indemnity Company), and such pledged equity interests shall cease to be Excluded Collateral, if (x) the Obligor’s carrying value in such Excluded Subsidiary is greater than or equal to $2,000,000, (y) the pledge of such Equity Interests is not prohibited by the Organic Documents of the applicable Excluded Subsidiary, and (z) the pledge of such Equity Interests is not prohibited by any contractual obligation of such Excluded Subsidiary or any Obligor existing on the date hereof (with respect to Excluded Subsidiaries existing as of the Closing Date) or on the date when such Person is designated as an Excluded Subsidiary by the Borrowers after the Closing Date in accordance with the terms of this Agreement (excluding any contractual obligations for which the only counterparties are an Obligor or a non-Borrower Subsidiary).

Excluded Deposit Accounts: (a) Excluded Trust Accounts, (b) Deposit Accounts containing not more than $50,000 individually or $250,000 in the aggregate at any time, and (c) zero-balance accounts that sweep on a daily basis to an account maintained with Agent or subject to a Deposit Account Control Agreement.

Excluded Disposition: (i) the sale in the Ordinary Course of Business of Inventory by any Obligor or Non-Borrower Subsidiary (with such Inventory to include solid waste, recyclables and other byproducts of the waste stream collected by the Obligors and the Non-Borrower Subsidiaries), (ii) the licensing of Intellectual Property, (iii) the Disposition or replacement of Equipment of the Obligors or the Non-Borrower Subsidiaries that has become worn out, obsolete, damaged, or otherwise unsuitable for use in connection with the business of the Obligors and the Non-Borrower Subsidiaries, (iv) Permitted Investments, (v) Permitted Liens, (vi) solely in connection with Equipment Financing Indebtedness permitted under Section 10.2.3(e), assignments to lessors or other counterparties under contracts evidencing such Equipment Financing Indebtedness of rights to alterations to the applicable leased equipment to the extent such alteration is deemed to be part of the leased property by the express terms of such contract and such alteration is required by Applicable Law or a Governmental Authority, or (vii) solely in connection with Equipment Financing Indebtedness permitted under Section 10.2.3(e), the sale, immediately upon (and in connection with) the purchase thereof by the Obligors, to the third party lessor under an equipment lease, of the Equipment that is the subject of the applicable permitted Equipment Financing Indebtedness, and, in each case (other than the foregoing clauses (iv) and (v)) in the Ordinary Course of Business.

Excluded Subsidiaries: any Subsidiary (other than an De Minimis Subsidiary), and any joint venture, partnership or other Person in which the Company or a Subsidiary has a fifty percent or minority ownership interest, which in each case is designated by the Company as an “Excluded Subsidiary” on Schedule 9.13.1, and any other such Person from time to time designated by the Company as an “Excluded Subsidiary;” provided that the Company may only designate a Person as an “Excluded Subsidiary” after the Closing Date if (a) after giving pro forma effect thereto no Overadvance would exist, (b) either (i) pro forma Availability shall be not less than the greater of (A) $30,000,000 and (B) 20% of the aggregate Revolver Commitments for each day during the 30 day period prior to such designation and immediately after giving effect thereto; or (ii) both (A) pro forma Availability shall be not less than the greater of (1) $18,750,000 and (2) 12.5% of the aggregate Revolver Commitments for each day during the 30 day period prior to such designation and immediately after giving effect thereto and (B) at the time of such designation and immediately after giving effect thereto, the Borrowers are in pro forma compliance with each of the financial covenants in Section 10.2.11 (whether or not a Financial Covenant Trigger Period exists) after giving effect to such designation; (c) no Default or Event of Default shall have occurred or be continuing on the date of such designation, nor would be created by the making of such designation; (d) such Person does not own any Equity Interests of any Obligor and (e) such Person is not required to be a guarantor of any Subordinated Debt. The Borrower Agent shall deliver a certificate to Agent demonstrating compliance with clauses (a) and (b) above at least 10 Business Days prior to each such designation. For the avoidance of doubt, in the event that (x) the Company causes any Excluded Subsidiary to be joined as a Borrower or Guarantor under this Agreement and the other Loan Documents in accordance with Section 10.1.17 hereof, such Subsidiary shall immediately cease to be an Excluded Subsidiary hereunder upon the effectiveness of such Subsidiary becoming a Borrower or Guarantor and (y) the Company designates an Obligor as an Excluded Subsidiary in accordance with this Agreement, such Obligor shall be released from its obligations under this Agreement and the other Loan Documents, the Liens securing such obligations shall be released, and any Equity Interests issued by such Excluded Subsidiary shall be released.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) because the Obligor does not constitute an “Eligible Contract Participant” as defined in the Commodity Exchange Act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, then only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor. For the avoidance of doubt, for the purposes of this definition a “guaranty” includes the “guaranty” by operation of joint and several liability provisions contained in Section 5.11.1 of this Agreement.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, except, in each case, to the extent that amounts with respect to such Taxes were payable pursuant to Section 5.9 to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA.

Excluded Trust Accounts: (a) Deposit Accounts used exclusively for payroll, taxes or employee benefits, (b) Deposit Accounts used exclusively to hold proceeds of IRBs deposited pending disbursement in accordance with the requirements of the applicable documentation governing such IRBs, and (c) Deposit Accounts used exclusively to hold funds required to satisfy closure and post-closure obligations with respect to landfills; provided, however, that the Deposit Accounts referred to under clauses (b) and (c) above shall constitute “Excluded Trust Accounts” only to the extent that the express terms of (i) any permit, lease, license, indenture, contract or other agreement applicable to the funds deposited therein or (ii) Applicable Law (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions), either (A) prohibits the grant to any Secured Party of a security interest in and to such fund or the Deposit Account containing such funds or (B) if relating to requirements of any permit, requires that such funds be held in trust for application solely in accordance with the applicable permit.

Existing Credit Agreement: that certain Amended and Restated Credit Agreement dated as of March 18, 2011, by and among the Company, certain Borrowers, and Agent, as amended, supplemented, or otherwise modified prior to the Closing Date.

Existing Letters of Credit: each of the letters of Credit issued by Bank of America and outstanding under the Existing Credit Agreement on the Closing Date, each of which is identified on Schedule 1.3 hereto.

Extraordinary Expenses: (i) all costs, expenses or advances that Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; and (f) negotiation and documentation of any modification, waiver, workout, restructuring, or forbearance with respect to any Loan Documents or Obligations; and (ii) without duplication, all out-of-pocket expenses incurred by the Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuing Bank), and all fees and time charges for attorneys who may be employees of the Agent, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (a) in connection with this Agreement and the other Loan Documents, or (b) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. The foregoing costs, expenses, and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any current or future regulations or official governmental interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: for any day, the rate per annum equal to (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/100th of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Financial Covenant Trigger Period: the period (a) commencing on the date that Availability is less than the Financial Covenant Trigger Threshold and (b) continuing until the date when, during the previous 30 consecutive days, Availability has been not less than the Financial Covenant Trigger Threshold at all times during such period.

Financial Covenant Trigger Threshold: the greater of (a) 12.5% of the Revolver Commitments and (b) $18,750,000.

Fiscal Quarter: each period of three consecutive months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Borrowers and Subsidiaries for accounting and tax purposes, ending on (i) April 30 of each year prior to December 31, 2014 and (ii) December 31, 2014 and each December 31 of each year thereafter.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: (a) the full cash payment of the Obligations (other than unasserted contingent indemnity claims or unasserted claims based on provisions in the Loan Documents that survive the repayment of the Obligations or other Obligations that are Cash Collateralized pursuant to clause (b) below) including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), and (b) if such Obligations are (i) LC Obligations or (ii) inchoate or contingent in nature (other than unasserted contingent indemnity claims or unasserted claims based on provisions in the Loan Documents that survive the repayment of the Obligations) or (iii) to the extent acceptable to the holder thereof, other Obligations (including Secured Bank Product Obligations), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion or, with respect to Secured Bank Product Obligations, such holder, as applicable, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full unless all Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any Federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions for any governmental, judicial, investigative, regulatory, or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority, and any supra-national bodies such as the European Union or European Central Bank).

Grandfathered Non-Qualified Preferred Stock: any Preferred Stock of the Company constituting Qualified Preferred Stock upon the earlier of the issuance of any shares thereof or the fixing of the terms thereof, that subsequently ceases to constitute Qualified Preferred Stock solely as a result of the extension of the Revolver Termination Date.

Guarantor Payment: as defined in Section 5.11.3.

Guarantors: each Subsidiary that becomes a guarantor under the Loan Documents and each other Person that guarantees payment or performance of Obligations.

Guaranty: each guaranty agreement or Guaranty and Collateral Agreement, as applicable, executed by a Guarantor in favor of Agent, which shall be in form reasonably acceptable to the Agent.

Guaranty and Collateral Agreement: each guaranty and collateral agreement executed by a Guarantor in favor of Agent, which shall be in form reasonably acceptable to the Agent.

Hazardous Material: any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including, without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

Hedge Termination Value: in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreement, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations for such Hedging Agreements provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

Hedging Agreement: a “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

Indebtedness: as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) every obligation of such Person for money borrowed;

(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments issued by such Person, including such obligations incurred in connection with the acquisition of property, assets or businesses;

(c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding (x) trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue in accordance with their terms or such Person’s normal or ordinary business practices or which are being contested in good faith and holdbacks, and (y) guaranteed or contingent royalty payments made in connection with the purchase or operation of landfills and other types of solid waste facilities);

(e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(f) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto, a disposition of defaulted receivables for collection and not as a financing arrangement or a disposition of a claim of such Person against another Person in connection with a proceeding under Debtor Relief Laws of such other Person, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith;

(g) every Equity Related Purchase Obligation of such Person;

(h) every obligation of such Person under Hedging Agreements;

(i) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under Applicable Law; and

(j) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (i) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (v) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall, except as otherwise expressly set forth herein, be the amount of the liability in respect thereof determined in accordance with GAAP, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrowers or any of their wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Hedging Agreement on any date shall be the Hedge Termination Value thereof as of such date, (y) any Equity Related Purchase Obligation shall be (i) in the case of any obligation to purchase, redeem, retire or otherwise acquire for value, the maximum fixed redemption or purchase price thereof that is payable upon a mandatory redemption or purchase of such equity, or a redemption or purchase of such equity at the option of the holder or holders, inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, and (ii) in the case of any other payment obligation, the stated or determinable amount thereof or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith based upon the principles set forth in this paragraph and (z) any guarantee or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith based upon the principles set forth in this paragraph.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment of an Obligation, and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees, and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, Federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under any Debtor Relief Laws; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Insurance Subsidiary: any wholly-owned Subsidiary of the Company organized and operated as a captive insurance subsidiary under the laws of any state or jurisdiction of the United States, so long as, if arising after the Closing Date, the Agent has consented to the creation or acquisition of such Subsidiary.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or any loan, advance, capital contribution or transfer of property to, or guaranty in respect of any Indebtedness or obligations of, any Person.

IP Assignment: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for its Obligations.

IRBs: industrial revenue bonds or solid waste bonds, including the New York IRBs, issued by or at the request of the Borrowers.

IRB LOC: any Letter of Credit providing credit support for an IRB, which may be a so-called “direct pay” Letter of Credit.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.3.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents, and attorneys.

Landfill Closure: the capping, closure, final-closure, and post-closure of landfills or other solid waste facilities.

Landfill Closure Payments: cash payments for Landfill Closures.

Landfill Surety Arrangements: as defined in Section 10.2.3(l).

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in a form reasonably satisfactory to Issuing Bank and Agent.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose of the proposed Letter of Credit does not violate Applicable Laws or the policies of the LC Issuer, and the form of the proposed Letter of Credit is reasonably satisfactory to Agent and Issuing Bank.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Obligors pursuant to this Agreement to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum of, without duplication, (a) all amounts owing by Borrowers for drawings under Letters of Credit, and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form reasonably satisfactory to Agent and Issuing Bank.

LC Supported IRBs: IRBs backed by IRB LOCs.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents, and attorneys.

Lenders: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Agent and Borrower Agent.

Letter of Credit: each Existing Letter of Credit and any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued by Issuing Bank for the account or benefit of an Obligor.

Letter of Credit Expiration Date: the date that is 7 days prior to the Revolver Termination Date (or the Commitment Termination Date, if earlier).

Letter of Credit Subline: $60,000,000.

LIBOR: the per annum rate of interest (in no event less than zero) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period, for a term equivalent to such period, equal to the London Interbank Offered Rate, as published on the applicable Reuters screen page (or, if such rate becomes unavailable, such other commercially available source designated by Agent from time to time in its reasonable discretion); provided that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on premises leased by a Borrower or operated by a Borrower pursuant to operating contract, the lessor waives or subordinates any Lien it may have on the Collateral during certain periods of time agreed by the Agent and such lessor, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any material Collateral subject to a Licensor’s Intellectual Property rights (excluding over the counter software, open source or other intellectual property that is available to the Borrower without customization), the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Lien Waiver Delivery Date: April 28, 2015, as such date may be extended by the Agent.

Loan: a Revolver Loan.

Loan Documents: this Agreement, the Other Agreements, and the Security Documents.

Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.

Maintenance Capital Expenditures: for any period, Capital Expenditures for the maintenance and normal replacement of fixed or capital assets of the Company and its Subsidiaries excluding any business expansion-related Capital Expenditures. For clarity, Maintenance Capital Expenditures are undertaken to sustain current revenues and profits.

Margin Stock: as defined in Regulation U of the Board of Governors.

Master Assignment and Acceptance: the Master Assignment and Acceptance dated as of the Closing Date and effective immediately prior to the effectiveness of this Agreement, pursuant to which the lenders under the Existing Credit Agreement assign their rights and obligations thereunder and under certain related security documents to the Lenders hereunder, which shall be acknowledged by the Company on behalf of the Borrowers.

Material Adverse Effect: (a) a material adverse change in, or a material adverse effect on, the operations, business, properties or financial condition of the Company and its Subsidiaries, taken as a whole; (b) a material adverse impairment of the rights and remedies of the Agent or any Lender under any Loan Document, or of the ability of the Obligors, taken as a whole, to perform their material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party.

Minimum Consolidated EBITDA Requirement: for any period of four (4) consecutive Fiscal Quarters, $75,000,000.

Minimum Consolidated EBITDA Test: defined in Section 10.2.11(c).

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Agent, as security for its Obligations, which shall be in form reasonably acceptable to the Agent.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: an employee benefit plan that has two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in Section 4064 of ERISA.

Net Proceeds: with respect to a Disposition or casualty or condemnation, cash proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or non-Borrower Subsidiary in cash from such Disposition or as proceeds of insurance or any condemnation award net of, as applicable, (a) the direct costs relating to a Disposition, including without limitation (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees, accounting fees, investment banking fees and sales commissions; and (ii) any relocation expenses incurred as a result thereof; (b) amounts applied to repayment of Indebtedness secured by a Permitted Lien prior or senior to Agent’s Liens on Collateral sold or subject to such casualty or condemnation; (c) if the assets subject to the Disposition or casualty or condemnation were financed by IRBs, amounts required to paid for the redemption or other repayment of such IRBs (or the redemption or other repayment of Indebtedness funded by such IRBs) by the terms of such IRBs; (d) Taxes paid and payable; and (e) reserves for indemnities, adjustments in sale price or liabilities associated with a Disposition, until such reserves are no longer needed.

New York IRBs: certain industrial revenue bonds issued by the Environmental Facilities Corp. of New York on December 18, 2014 in the principal amount of $25,000,000.

NOLV: (a) with respect to any Eligible Vehicles and Eligible Other Equipment of a Borrower, the product of (i) the net orderly liquidation value of such Eligible Vehicles and/or Eligible Other Equipment, expressed as a percentage of net book value as of the most recent Appraisal Date, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such Eligible Vehicles and/or Eligible Other Equipment performed by an appraiser reasonably satisfactory to Agent, multiplied by (ii) the net book value of such Eligible Vehicles and/or Eligible Other Equipment, and (b) with respect to any Eligible Containers and Compactors of a Borrower, the product of (i) the net orderly liquidation value of such Eligible Containers or Compactors, as applicable, expressed as a percentage of net book value as of the most recent Appraisal Date, expected to be realized at an orderly, negotiated sale on a “where is” basis, held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such Eligible Containers and Compactors performed by an appraiser reasonably satisfactory to Agent, multiplied by (ii) the net book value of such Eligible Containers and Compactors.

Non-Borrower Subsidiary: the De Minimis Subsidiaries and the Foreign Subsidiaries, all of which in existence as of the date hereof are listed on Schedule 9.13.1, and any Insurance Subsidiary formed after the date hereof and which is disclosed to the Agent in writing; provided that if any Non-Borrower Subsidiary becomes, or is required to become, a guarantor under the Senior Subordinated Notes or any Refinancing Debt with respect thereto, then it shall cease to be a Non-Borrower Subsidiary hereunder.

Non-Landfill Real Estate: Real Estate that is not currently used and at no time has ever been used as a landfill, solid waste disposal facility, or similar use.

Non-Qualified Preferred Stock: (i) any Preferred Stock of the Company (x) that by its terms or otherwise is mandatorily redeemable, redeemable at the option of the holder or holders thereof or subject to any other payment obligation (upon acceleration or otherwise, and including any obligation to pay dividends or other distributions) prior to the date that is six months following the Revolver Termination Date, in each case, whether in cash, securities or other property, other than (1) Qualified PIK Dividends thereon or (2) subject to clause (y) below, payments or distributions thereon upon a liquidation or dissolution of the Company or a Deemed Liquidation Event, or (y) the terms of which, as set forth in the Company’s certificate of incorporation, fail to provide that (1) any redemption thereof, in whole or in part, whether such redemption is at the Company’s option or at the option of the holder or holders thereof or upon the happening of a specified event, or (2) any payment or distribution thereon upon a liquidation or dissolution of the Company or a Deemed Liquidation Event is, in each case, subject to the terms of this Agreement and the Company’s other senior credit facilities (including, unless otherwise provided in this Agreement or such other senior credit facilities, the repayment in full in cash of the obligations thereunder prior to or simultaneous with, and as a condition precedent to, any such redemption, payment or distribution); (ii) any Preferred Stock of the Company issued in contravention of Section 10.2.18; or (iii) any Preferred Stock of an Obligor other than the Company.

Notice of Borrowing: a request by Borrower Agent of a Borrowing of Revolver Loans, in form reasonably satisfactory to Agent.

Notice of Conversion/Continuation: a request by Borrower Agent of a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses, and other amounts payable by Obligors under Loan Documents, (d) Secured Bank Product Obligations, and (e) other Indebtedness, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute, or contingent, due or to become due, primary or secondary, or joint or several; provided that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Obligor or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices or with respect to actions taken by a Person for which no past practice exists, consistent with past practices of similarly situated companies.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each LC Document, fee letter, Lien Waiver, Related Real Estate Document, Borrowing Base Report, Compliance Certificate, Borrower Materials, the Post-Closing Agreement, or other note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person pursuant to the Loan Documents to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising solely from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing, or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft, or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432, and 436 of the Code and Sections 302, 303, 304, and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), including a Multiemployer Plan or Multiple Employer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by an Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Performance Bonds: as defined in Section 10.2.3(d).

Permitted Acquisition: as defined in Section 10.2.4(a).

Permitted Additional Real Estate: Each parcel of Non-Landfill Real Estate (a) owned by an Obligor as of the Closing Date but as to which the Agent did not obtain appraisals on or prior to the Closing Date or (b) acquired by an Obligor after the Closing Date, in each case, as to which the following conditions are satisfied:

(a) no Default or Event of Default exists and the Borrowers are in pro forma compliance with the financial covenants contained in Section 10.2.11 (whether or not a Financial Covenant Trigger Period exists);

(b) the Agent shall have received a written request of the Borrower Agent to add such Real Estate as Permitted Additional Real Estate which identifies, in a form reasonably satisfactory to Agent, the Real Estate that is proposed to be Permitted Additional Real Estate; provided that Permitted Additional Real Estate may be added no more than two times during the term of this Agreement, including, without duplication, (i) twice during the first Loan Year and (ii) once during the period commencing on the first day of the second Loan Year and ending on the Revolver Termination Date; and

(c) the Agent shall have received a Mortgage and, to the extent and by the dates required by the Agent, the Related Real Estate Documents with respect to each such parcel.

Permitted Disposition: any Disposition that is not prohibited by the terms of Section 10.2.4(b).

Permitted Westbrook Disposition: the Disposition of all or a portion of certain property known as Casella Environmental Park in Westbrook, Maine to a third party and the leaseback of such property to an Obligor on terms and conditions approved by the applicable Obligor’s board of directors.

Permitted Discretion: a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).

Permitted Lien: as defined in Section 10.2.1.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

PIK Dividend: with respect to any Preferred Stock of any Person, any dividend or other distribution accrued, declared or paid on or in respect of such Preferred Stock in accordance with its terms, which dividend or other distribution (i) consists entirely of Equity Interests of such Person or (ii) accrues but does not become payable unless and until the occurrence of (x) the liquidation or dissolution of such Person or a Deemed Liquidation Event or (y) a redemption of such Preferred Stock (such dividend or distribution described in this clause (ii) being an “Accruing Dividend”).

Platform: as defined in Section 14.3.3.

Pledged Interest: as defined in Section 7.4.1.

Post-Closing Agreement: that certain Post-Closing Agreement dated as of the Closing Date by and between Borrower Agent and Agent with respect to certain post-closing obligations under this Agreement, as may be amended, restated, supplemented, or otherwise modified from time to time.

Preferred Stock: with respect to the Equity Interests of any Person, all of the shares of capital stock of any class of such Person other than common stock (i) that is denominated as “preferred stock” or the like, (ii) that otherwise is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person, or (iii) that is subject to redemption by such Person at its option or at the option of the holder or holders thereof or is mandatorily redeemable upon the happening of a specified event.

Primary Mortgages: as defined in Section 7.3.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if after Full Payment of all Loans and LC Obligations, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Indebtedness (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Indebtedness (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Indebtedness (and related property and proceeds) and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “Eligible Contract Participant” under the Commodity Exchange Act and can cause another Person to qualify as an “Eligible Contract Participant” under Section 1a(18)(A)(v)(II) of such act.

Qualified PIK Dividend: a PIK Dividend (x) consisting entirely of (i) Qualified Preferred Stock, Grandfathered Non-Qualified Preferred Stock or common stock of the Company, (ii) warrants for any of the foregoing or (iii) any combination of any of the foregoing, or (y) in the form of an Accruing Dividend.

Qualified Preferred Stock: any Preferred Stock issued by the Company that is not Non-Qualified Preferred Stock.

Quarterly Real Estate Amortization: (a) with respect to Closing Date Real Estate, $552,925 and (b) with respect to Permitted Additional Real Estate, an amount equal to one-fortieth (1/40th) of 75% of the Appraised Value of such Permitted Additional Real Estate. The amounts in clauses (a) and (b) shall accrue, as applicable with respect to any parcel, (i) commencing on the last day of the Fiscal Quarter ending after the later to occur of (x) the first anniversary of the Closing Date, (y) the Appraisal Reporting Date with respect to such parcel, and (z) the date when such parcel of Permitted Additional Real Estate is added to the Borrowing Base and (ii) thereafter, on the last day of each following Fiscal Quarter.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: any real property, including any buildings, structures, parking areas, or other improvements thereon, owned in fee by an Obligor.

Recipient: Agent, Issuing Bank, any Lender, or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness being extended, renewed, or refinanced (except by an amount equal to reasonable premium paid, and fees and expenses reasonably incurred (including original issue discount on applicable market terms)); (b) it has a final maturity no sooner than, and a weighted average life no less than, the Indebtedness being extended, renewed, or refinanced; (c) the interest rate applicable thereto does not exceed the greater of the (i) interest rate for the Indebtedness being extended, renewed, or refinanced and (ii) the otherwise market rate of interest for such Indebtedness, (d) it is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed, or refinanced; (e) the representations, covenants, and defaults applicable to it, taken as a whole, are no less favorable to Obligors than those applicable to the Indebtedness being extended, renewed, or refinanced; (f) no additional Lien is granted to secure it; (g) no additional Person is obligated on such Indebtedness; and (h) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of any then existing Indebtedness for Borrowed Money (a) permitted under and pursuant to the refinancing terms contained in Section 10.2.3(j) or (b) which then-existing Borrowed Money Indebtedness was otherwise permitted under Section 10.2.3 and as to which the Refinancing Conditions have been satisfied.

Reimbursement Date: as defined in Section 2.3.2(a).

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent and (except for Real Estate subject to a Mortgage effective on or about the Closing Date) received by Agent for review at least 15 days prior to the effective date of the Mortgage (or such later date agreed by the Agent): (a) a mortgagee title policy (or binder therefor) satisfactory to the Agent covering Agent’s interest under the Mortgage which, for the avoidance of doubt, shall be deemed satisfactory to Agent so long as it does not disclose encumbrances or other matters recorded against the applicable Real Estate that materially reduce the value or materially hinder the current use of the Real Estate, in each case as determined by the Agent in its Permitted Discretion, by an insurer reasonably acceptable to Agent (Agent acknowledging that it approves Stewart Title Guaranty Company), which must be fully paid on such effective date; (b) such assignments of leases and rents, estoppel letters and attornment agreements as Agent may reasonably require with respect to tenants having an interest in the Real Estate (provided that with respect to Real Estate subject to a Mortgage effective on or about the Closing Date, such estoppel letters and attornment agreements may be delivered to Agent within 60 days after the Closing Date (or such later date agreed by Agent)); (c) a current, as-built survey of the applicable Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to the Agent which, for the avoidance of doubt, shall be deemed satisfactory to Agent so long as it does not disclose any survey defects that materially reduce the value or materially hinder the current use of the Real Estate (provided that with respect to Real Estate subject to a Mortgage effective on or about the Closing Date, such survey may be delivered to Agent within 90 days after the Closing Date (or such later date agreed by the Agent)); (d) a life-of-loan flood hazard determination and, if the Real Estate is located in a special flood hazard area, an acknowledged notice to borrower and flood insurance by an insurer reasonably acceptable to Agent; (e) a current appraisal of the Real Estate, prepared by an appraiser reasonably acceptable to Agent, and in form and substance reasonably satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and such other environmental reports, studies, or data as Agent may reasonably require, all in form and substance reasonably satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Rent and Charges Reserve: with respect to locations of Eligible Containers and Compactors, Eligible Equipment, and Eligible Inventory, and the principal location of the books and records of each Obligor that owns Eligible Containers and Compactors, Eligible Equipment, and Eligible Inventory, the amount established by the Agent not to exceed the aggregate of (a) all past due rent and other past due amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker, or other Person who possesses any Collateral or could reasonably be expected to assert a Lien on any Collateral, and (b) a reserve at least equal to three months’ rent and other charges that could reasonably be expected to be payable to any such Person, in each case, unless the applicable Person has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

Reporting Trigger Period: the period (a) commencing on the date that an Event of Default occurs and is continuing or Availability is less than the Reporting Trigger Threshold and (b) continuing until the date that during the previous 30 consecutive days, (i) no Event of Default has existed and (ii) Availability has been not less than the Reporting Trigger Threshold at all times during such period.

Reporting Trigger Threshold: the greater of (a) 12.5% of the Revolver Commitments and (b) $18,750,000.

Required Lenders: Secured Parties holding more than 50% of (a) the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, the aggregate outstanding Loans and LC Obligations or, if after Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, however, that Commitments, Loans, and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

Required Title Documentation: as defined in Section 7.5.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, as hereafter modified pursuant to Section 2.1.4 or Section 2.1.7 or an Assignment to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Termination Date: the earlier of (a) February 27, 2020 and (b) 90 days prior to any scheduled maturity of the then outstanding Senior Subordinated Notes or any Refinancing Debt with respect thereto. It is understood and agreed that if the Senior Subordinated Notes have been refinanced or extended with a maturity date beyond 90 days following February 27, 2020, the Revolver Termination Date means February 27, 2020.

Revolver Usage: (a) the aggregate amount of outstanding Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers; provided, however, that Revolver Usage shall include amounts of outstanding Letters of Credit that have been Cash Collateralized for the purpose of calculating the Unused Line Fee Rate and the unused line fee payable pursuant to Section 3.2.1.

Royalties: all royalties, fees, expense reimbursement, and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

Sanction: any sanction administered or enforced by the U.S. Government (including OFAC), United Nations Security Council, European Union, Her Majesty’s Treasury or other sanctions authority.

Secured Bank Product Obligations: Indebtedness, obligations and other liabilities with respect to Bank Products owing by an Obligor to a Secured Bank Product Provider; provided that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Person that is providing a Bank Product and at the time of entering into any agreements relating to Secured Bank Products is a Lender or an Affiliate of a Lender, provided that such provider delivers written notice to Agent, in a form reasonably satisfactory to Agent, within 10 Business Days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product, (ii) for any Bank Product extended under a Hedging Agreement, notifying the Agent if the Borrower Agent has agreed to permit Bank Product Reserves for such Bank Product, (iii) setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount and (iv) agreeing to be bound by Section 12.13.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Securities Laws: the Securities Act of 1933, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

Security Documents: the Guaranties, Mortgages, IP Assignments, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations. As of the Closing Date, there are no Guaranties or Guaranty and Collateral Agreements.

Seller Subordinated Debt: Indebtedness of any of the Borrowers (other than the Senior Subordinated Debt) which has been subordinated and made junior to the Full Payment and performance of the Obligations, and evidenced as such by a subordination agreement containing subordination provisions substantially in the form of Exhibit C (the “Subordination Agreement”); provided that (a) at the time such Seller Subordinated Debt is incurred, no Default or Event of Default has occurred or would occur as a result of such incurrence, and (b) the documentation evidencing such Seller Subordinated Debt shall have been delivered to the Agent and shall contain all of the following characteristics: (i) it shall be unsecured, (ii) it shall bear interest at a rate not to exceed the market rate, (iii) it shall not require unscheduled principal repayments thereof prior to the maturity date of such debt, (iv) if it has any covenants, such covenants (including covenants relating to incurrence of indebtedness) shall be less restrictive than those set forth herein, (v) it shall have no restrictions on the Borrowers’ ability to grant liens securing indebtedness ranking senior to such Seller Subordinated Debt, (vi) it shall permit the incurrence of senior indebtedness under this Agreement, (vii) it may be cross-accelerated with the Obligations and other senior indebtedness of the Borrowers (but shall not be cross-defaulted except for payment defaults which the senior lenders have not waived) and may be accelerated upon bankruptcy, (viii) it shall provide for the complete, automatic, and unconditional release of any and all guarantees of such Seller Subordinated Debt granted by any Borrower in the event of the sale by any Person of such Borrower or the sale by any Person of all or substantially all of such Borrower’s assets (including in the case of a foreclosure), (ix) it shall provide that (A) upon any payment or distribution of the assets of the Borrowers (including after the commencement of a bankruptcy proceeding) of any kind or character, all of the Obligations (including interest accruing after the commencement of any bankruptcy proceeding at the rate specified for the applicable Obligation, whether or not such interest is an allowable claim in any such proceeding) shall be paid in full in cash prior to any payment being received by the holders of the Seller Subordinated Debt and (B) until Full Payment of the Obligations (including the interest described in subclause (A) above), any payment or distribution to which the holders of the Seller Subordinated Debt would be entitled but for the subordination provisions of the type described in clauses (x) and (xi) hereof shall be made to the holders of the Obligations, (x) it shall provide that in the event of a payment default under Section 11.1(a), the Borrowers shall not be required to pay the principal of, or any interest, fees and all other amounts payable with respect to the Seller Subordinated Debt until Full Payment of the Obligations, (xi) it shall provide that in the event of any other Event of Default, the Lenders shall be permitted to block with respect to the Seller Subordinated Debt for a period of 180 days (A) payments of principal, interest, fees, and all other amounts payable, and (B) enforcement of remedies for Seller Subordinated Debt in excess of $1,000,000, and (xii) it shall acknowledge that none of the provisions outlined in part (b) of this definition can be amended, modified or otherwise altered without the prior written consent of the Required Lenders.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer or chief accounting officer of the Company or, if the context requires, the chairman of the board, president, chief executive officer, chief financial officer, chief accounting officer or Treasurer of any other Obligor.

Senior Subordinated Debt: the Senior Subordinated Notes, any other Indebtedness permitted under Section 10.2.3(j) and, in each case, Refinancing Debt with respect thereto.

Senior Subordinated Debt Documents: collectively, (a) the Senior Subordinated Notes Documents and (b) all documents, instruments, agreements and indentures entered into or executed in connection with any other Senior Subordinated Debt incurred by any Borrower from time to time.

Senior Subordinated Notes: the 7 3⁄4% Senior Subordinated Notes due 2019 issued by the Company on February 7, 2011, October 9, 2012 and February 13, 2015 pursuant to the Senior Subordinated Notes Indenture.

Senior Subordinated Notes Documents: the Senior Subordinated Notes Indenture, the Senior Subordinated Notes and all other documents, instruments and agreements entered into or executed in connection therewith.

Senior Subordinated Notes Indenture: the Indenture, dated as of February 7, 2011, among the Company, certain of its Subsidiaries as guarantors and U.S. Bank, National Association, as trustee, with respect to the Senior Subordinated Notes.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations and Swingline Loans outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person or Persons, such Person(s) (a) owns Property whose fair salable value (as defined below) is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due; (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Special Availability: the portion of the Borrowing Base, in Dollars, attributable to the fact that the advance rate set forth in (a) clause (b)(i) of the definition of Eligible Containers and Compactors Formula Amount, (b) clause (b)(i) of the definition of Eligible Other Equipment Formula Amount or (c) clause (a) of the definition of Eligible Vehicles Formula Amount is greater than 100%.

Specified Obligor: an Obligor that is not then an “Eligible Contract Participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.12.3(d)).

Stated Amount: the outstanding stated amount of a Letter of Credit; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Subordinated Debt: Seller Subordinated Debt and Senior Subordinated Debt.

Subsidiary: any entity the majority of whose voting securities or Equity Interests is owned by the Company or a Borrower or combination of the Company and Borrowers (including indirect ownership through other entities in which the Company or a Borrower directly or indirectly owns a majority of the voting securities or Equity Interests).

Supermajority Lenders: Secured Parties holding more than 66 2/3% of (a) the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, the aggregate outstanding Loans and LC Obligations or, if after Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, however, that Commitments, Loans, and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Secured Party that funded the applicable Loan or issued the applicable Letter of Credit.

Supplemental Mortgages: as defined in Section 7.3.1.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Synthetic Lease Obligation: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Threshold Amount: $7,500,000.

Title Filing Office: any Governmental Authority (including any department of motor vehicles) in the applicable jurisdiction authorized by applicable state vehicle titling, certificate of title or registration statutes to process Certificates of Title pertaining to Collateral and to cause the first priority security interest of Agent to be perfected, including by notation on Certificates of Title pertaining to Collateral.

Total Real Estate Amortization: at any time, the sum of all accumulated Quarterly Real Estate Amortization for all Eligible Real Estate.

Transferee: any actual or potential Eligible Assignee, Participant, or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unused Line Fee Rate: a per annum rate equal to (a) 0.25%, if average daily Revolver Usage was 50% or more of the Revolver Commitments during the preceding Fiscal Quarter, or (b) 0.375%, if average daily Revolver Usage was less than 50% of the Revolver Commitments during such Fiscal Quarter.

Upstream Payment: a Distribution by a Subsidiary of an Obligor to such Obligor.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: (a) for Eligible Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Subsidiaries and (b) for an Eligible Account, its face amount, net of (but without duplication of any reductions in the definition of Eligible Accounts or otherwise) any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could reasonably be expected to be claimed by the Account Debtor or any other Person.

1.2. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect any requirement or the computation of any financial ratio set forth in this Agreement or any Loan Document, and either the Company or the Required Lenders shall so request, the Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Borrowers and their Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company and its Subsidiaries required to consolidate pursuant to FASB ACS 810 as if such variable interest entity were a Subsidiary as defined herein.

1.3. Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4. Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments, and successor provisions; (b) any document, instrument, or agreement include any amendments, waivers, and other modifications, extensions or renewals (to the extent not prohibited by this Agreement or any Security Document); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits, and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank, or any Lender mean the sole and absolute discretion of such Person exercised in good faith. All references to Value, Borrowing Base components, Loans, Letters of Credit, Obligations, and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Except as expressly otherwise provided herein, Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer.

SECTION 2.	CREDIT FACILITIES

2.1. Revolver Commitment.

2.1.1. Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Loan would exceed the Borrowing Base.

2.1.2. Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loan(s).

2.1.3. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely in accordance with the terms of Section 9.4.

2.1.4. Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 5 Business Days prior written notice to Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable, but may be conditioned upon receipt of funds to repay or refinance the Obligations. On the termination date, Borrowers shall make Full Payment of the Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a ratable basis for all Lenders, upon at least 5 Business Days prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given, but may be conditioned upon receipt of funds to repay or refinance the Obligations. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $1,000,000 in excess thereof.

2.1.5. Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrowers on demand by Agent, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 5% of the Borrowing Base; or (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance is not increased by more than $5,000,000 and does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause Revolver Usage to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6.2 are not satisfied, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount outstanding at any time, together with all outstanding Overadvances, of not more than 10% of the Borrowing Base, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Loans do not cause Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees, and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.1.7. Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $25,000,000 and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, (b) increases under this Section do not exceed $100,000,000 in the aggregate, (c) the requested increase does not cause the Commitments to exceed 90% of any applicable cap under the Senior Subordinated Debt Documents, and (d) no Default or Event of Default has occurred or would result after giving effect to the requested increase. Agent shall promptly notify Lenders of the requested increase and Borrower Agent may invite Lenders or Eligible Assignees to provide increased or additional Revolver Commitments hereunder. Any Lender not responding within 10 days of notice shall be deemed to have declined an increase. Agent and Borrower Agent shall determine the allocation of the increased Revolver Commitments among committing Lenders and Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Agent and Borrower Agent, and new and existing Lenders increasing their Commitments shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments and shall be authorized to execute conforming amendments to give effect thereto. For the avoidance of doubt, no consent shall be required, except for the consent of the increasing or acceding Lenders, the Borrower Agent and the Agent, notwithstanding anything to the contrary in this Agreement. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Commitments. Upon any increase of the aggregate Revolver Commitments in accordance with this Section, each of the Dollar amounts contained in the definition of Eligible Containers and Compactors Formula Amount, Eligible Inventory Formula Amount, Eligible Real Estate Formula Amount and Eligible Other Equipment Formula Amount shall be increased by an amount (net of any decreases in the aggregate Revolver Commitments) proportionate to such aggregate increase in Revolver Commitments.

2.2. [Reserved.]

2.3. Letter of Credit Facility.

2.3.1. Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit from time to time until the Letter of Credit Expiration Date, on the terms set forth herein:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, then such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) If the Borrowers so request in any applicable Letter of Credit Application:

(i) the Issuing Bank may agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrowers shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.3.1(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Agent that Lenders holding in excess of fifty percent (50%) of the Revolver Commitments have elected not to permit such extension or (2) from the Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 6.2 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension; and

(ii) the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Issuing Bank, the Borrowers shall not be required to make a specific request to the Issuing Bank to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Issuing Bank to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Issuing Bank shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the Agent that Lenders holding in excess of fifty percent (50%) of the Aggregate Commitments have elected not to permit such reinstatement or (B) from the Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 6.2 is not then satisfied (treating such reinstatement as the issuance of a Letter of Credit for purposes of this clause) and, in each case, directing the Issuing Bank not to permit such reinstatement.

Any increase, renewal, reinstatement or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its discretion.

(c) Borrowers assume all risks of the acts, omissions, or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, subject to Section 2.3.2(d), none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness, or legal effect of any Documents or of any endorsements thereon; the time, place, manner, or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default, or fraud by any shipper or other Person in connection with any goods, shipment, or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone, or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation, or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.3.2. Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, then Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense, or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, then Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification, or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its discretion, appropriate assurances) from the Lenders.

2.3.3. Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 7 Business Days, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding Letters of Credit. Borrowers shall, at Issuing Bank’s or Agent’s request at any time, Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, then Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4. Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend, or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

2.3.5. Conflict with LC Documents. In the event of any conflict between the terms hereof and the terms of any LC Document, the terms hereof shall control.

SECTION 3.	INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin for LIBOR Revolver Loans; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Swingline Loans shall be Base Rate Loans.

(b) During an Insolvency Proceeding with respect to any Borrower or if an Event of Default described in Section 11.1(a) occurs with respect to any Obligor, or during any other Event of Default if the Required Lenders in their discretion so elect, the Obligations shall bear interest at the Default Rate (whether before or after any judgment).

(c) Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers. Interest accrued on the Loans shall be due and payable in arrears, (i) at the end of each Interest Period, but if an Interest Period is greater than 90 days, no less frequently than on the first day of each Fiscal Quarter; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 2:30 p.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period for any LIBOR Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loan into a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or (if available from all Lenders) 180 days; provided, however, that:

(a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, then the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4. Interest Rate Not Ascertainable. If, due to any circumstance affecting the London interbank market, Agent determines that adequate and fair means do not exist for ascertaining LIBOR on any applicable date or that any Interest Period is not available on the basis provided herein, then Agent shall immediately notify Borrowers of such determination. Until Agent notifies Borrowers that such circumstance no longer exists, the obligation of Lenders to make affected LIBOR Loans shall be suspended and no further Loans may be converted into or continued as such LIBOR Loans.

3.2. Fees.

3.2.1. Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during any Fiscal Quarter (pro rated for the partial Fiscal Quarter ending prior to the first Fiscal Quarter commencing after the Closing Date). Such fee shall be payable in arrears, on the first day of each Fiscal Quarter and on the Commitment Termination Date.

3.2.2. LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans multiplied by the average daily Stated Amount of Letters of Credit for the prior Fiscal Quarter, which fee shall be payable quarterly in arrears, on the first day of each Fiscal Quarter; (b) to the Issuing Bank, for its own account, a fronting fee equal to 0.25% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable quarterly in arrears, on the first day of each Fiscal Quarter; and (c) to the Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2.00% per annum if the Required Lenders so elect.

3.2.3. Fee Letters. Borrowers shall pay all fees set forth in any fee letter executed in connection with this Agreement.

3.3. Computation of Interest, Fees, Yield Protection. All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest and other charges calculated on a per annum basis shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive, and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 Business Days following receipt of the certificate, unless another payment date is provided hereunder or thereunder.

3.4. Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs, and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration by Agent of and actions by Agent relating to any Collateral, Loan Documents, and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder, or (subject to the limits of Section 10.1.1(b)) to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit, or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting, and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit, or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid; provided however, that the Borrower’s obligations under this sentence shall survive the termination of the Commitments and repayment of all other Obligations (other than unasserted contingent indemnity claims or unasserted claims based on provisions in the Loan Documents that survive the repayment of the Obligations) for the limited period ending one month following the date of the annual audited financial statements of the Company and its Subsidiaries that include the period during which such termination and repayment occurred. All amounts payable by Borrowers under this Section shall be due promptly on demand.

3.5. Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6. Inability to Determine Rates. Agent will promptly notify Borrower Agent and Lenders if, in connection with any Loan or request for a Loan, (a) Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Interest Period; or (b) Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Agent (upon instruction by Required Lenders) withdraws the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a LIBOR Loan or, failing that, will be deemed to have requested a Base Rate Loan.

3.7. Increased Costs; Capital Adequacy.

3.7.1. Increased Costs Generally. If any Change in Law shall:

(a) impose, modify, or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge, or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto; or

(c) impose on any Lender, Issuing Bank, or interbank market any other condition, cost, or expense affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment, or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2. Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3. LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 Business Days prior to the interest payment date, then such interest shall be payable 10 Business Days after Borrowers’ receipt of the notice.

3.7.4. Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than 90 days (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8. Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or eliminate amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9. Funding Losses. If for any reason (other than a default by a Lender) (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each applicable Lender all losses, expenses, and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Loan was in fact so funded.

3.10. Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.	LOAN ADMINISTRATION

4.1. Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers desire funding of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 11:00 a.m. (or 2:30 p.m. in the case of a Swingline Loan) (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or LIBOR Loan (other than Swingline Loans, which shall be Base Rate Loans), and (D) in the case of a LIBOR Loan, the applicable Interest Period (which shall be deemed to be 30 days if not specified).

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral, and Secured Bank Product Obligations) at the election of Agent shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment, or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to such account.

4.1.2. Fundings by Lenders. Except for Borrowings to be made as Swingline Loans, Agent shall notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. at least two Business Days before a proposed funding of a LIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. A Lender or Issuing Bank may fulfill its obligations under the Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3. Swingline Loans; Settlement.

(a) To fulfill any request for a Base Rate Revolver Loan hereunder, at the request of Borrower Agent, Agent shall advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of $25,000,000. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until Lenders have funded their participations therein as provided below.

(b) Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4. Notices. Borrowers may request, convert, or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2. Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1. Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in, or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances, and LC Obligations), during any period in which there is a Defaulting Lender, the calculation of Pro Rata shares of each non-Defaulting Lender shall be computed and reallocated without giving effect to the Commitment or Loans of that Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, provided that on any date thereafter during such period, to the extent such Default has been cured or waived or such Event of Default has been cured to the satisfaction of the requisite Lenders or waived, such reallocation shall occur on such later date; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the Revolver Usage held by such non-Defaulting Lender.

4.2.2. Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until Full Payment of the Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers, or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, then fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3. Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent, and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3. Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $3,000,000, plus an increment of $100,000 in excess thereof. No more than 10 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4. Borrower Agent. Each Borrower hereby designates the Company (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Delivered Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank, or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank, and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, delivery, representation, agreement, action, omission or undertaking on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5. One Obligation. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6. Effect of Termination. On the effective date of the termination of all Commitments, the Obligations (other than Secured Bank Product Obligations) shall be immediately due and payable, and, to the extent expressly provided pursuant to the applicable agreements giving rise to Secured Bank Product Obligations, each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case reasonably satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3(c) and (d), 3.4, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5.	PAYMENTS

5.1. General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, except to the extent required by Applicable Law, and in immediately available funds, not later than 2:00 p.m. on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Without limiting the rights of Agent under this Agreement to apply and reapply payments and proceeds of Collateral against the Obligations, unless otherwise directed by Borrower Agent, whenever possible any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans.

5.2. Repayment of Revolver Loans. (a) Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid, and reborrowed, from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to the Borrowing Base.

(b) Subject to Sections 8.2.4 and 8.2.5, if (i) any Disposition that is counted against the “Basket” (as contemplated under Section 10.2.4(b)) includes the Disposition of any assets included in the Borrowing Base or (ii) any Obligor receives insurance proceeds or condemnation awards in respect of any assets included in the Borrowing Base, and, in each case, the Net Proceeds attributable to such assets exceeds $2,500,000, then Borrowers shall apply such Net Proceeds to repay Revolver Loans (with no reduction in Revolver Commitments) in an amount equal to the greater of (to the extent of such Net Proceeds) (a) the net book value of such assets or (b) the reduction in Borrowing Base resulting from the Disposition or condemnation, as applicable; provided, however, that with respect to any Net Proceeds of insurance or condemnation awards (or payments in lieu thereof) in excess of $2,500,000, at the election of the Borrowers (as notified by the Borrower Agent to the Agent on or prior to the date of receipt of such insurance proceeds or condemnation awards), and so long as no Default shall have occurred and be continuing, the Borrowers may apply, within 180 days after the receipt thereof, such Net Proceeds to replace or repair the equipment, fixed assets or real property in respect of which such Net Proceeds were received; and provided further, however, that any Net Proceeds not so applied shall be immediately applied to the prepayment of the Loans (with no reduction in Revolver Commitments).

5.3. [Reserved.]

5.4. Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5. Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank, or any Lender, or if Agent, Issuing Bank, or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6. Application and Allocation of Payments.

5.6.1. Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its discretion.

5.6.2. Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) second, to all amounts owing to Agent on Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) third, to all amounts owing to Issuing Bank;

(d) fourth, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs, or expenses owing to Lenders;

(e) fifth, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) sixth, to Cash Collateralize all LC Obligations;

(g) seventh, to all Loans, and to Secured Bank Product Obligations arising under Hedging Agreements (including Cash Collateralization thereof) up to the amount of Bank Product Reserves existing therefor;

(h) eighth, to all other Secured Bank Product Obligations; and

(i) last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, then they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, then Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7. Dominion Account. The ledger balance in the Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Dominion Trigger Period. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.8. Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Indebtedness of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9. Taxes.

5.9.1. Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent or an Obligor in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b) If Agent or any Obligor is required by any Applicable Law to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction for Indemnified Taxes been made.

5.9.2. Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3. Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section; provided, that promptly following the written request of the applicable Borrower after the making of such payment to Agent, the Agent shall assign to such Borrower the rights of Agent pursuant to Section 5.9.3(b) below against the applicable Lender or Issuing Bank with respect to the amount paid by such Borrower (other than any setoff rights against such Lender or Issuing Bank). Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A reasonably detailed certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after written demand for any amount or liability payable under this Section. A reasonably detailed certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4. Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.

5.9.5. Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, then it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than any penalties, interest or other charges imposed as a result of the gross negligence or willful misconduct of the Recipient) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6. Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and the repayment, satisfaction, discharge or Full Payment of the Obligations.

5.10. Lender Tax Information.

5.10.1. Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if in a Lender’s reasonable judgment delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2. Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a) Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN-E establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), then such Lender shall deliver to Borrowers and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Agent such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3. Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11. Nature and Extent of Each Borrower’s Liability.

5.11.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination, or any future modification of, or change in, any Obligations or Loan

Document, or any other document, instrument, or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent, or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.11.2. Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of the Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. In the absence of final payment and satisfaction in full of all of the Obligations, the Obligors shall remain jointly and severally liable for any deficiency.

5.11.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Section 5.11.3(a) shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses, and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally, and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of the Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4. Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5. Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of the Obligations owed by it, provided, however, that Borrowers may make payments to other Obligors in the absence of an Event of Default.

SECTION 6.	CONDITIONS PRECEDENT

6.1. Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied or specifically provided for in the Post-Closing Agreement:

(a) Loan Documents. This Agreement, the IP Assignments, the Post-Closing Agreement, each note requested by a Lender pursuant to Section 2.1.2 and each other material Loan Document to be delivered on the Closing Date shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof. The Borrower Agent shall have executed and delivered its acknowledgement to the Master Assignment and Acceptance.

(b) Evidence of Liens. Agent shall have received UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Real Estate Documents. Agent shall have received Primary Mortgages for the Real Estate listed on Schedule 7.3.1(b) and the Related Real Estate Documents (to the extent required under the definition thereof, provided that in lieu of a mortgagee title policy (or binder therefor), pro forma title policies in form and substance satisfactory to Agent may be provided for closing) for all Real Estate subject to such Primary Mortgages.

(d) [Reserved].

(e) Closing and Solvency Certificates. Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of the Borrower Agent certifying that, after giving effect to the initial Loans and transactions hereunder, (i) the Borrowers taken as a whole are Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct; and (iv) each Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f) Officer’s Certificates. Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person executing the Loan Documents to which it is a party. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g) Legal Opinions. Agent shall have received an opinion of Wilmer, Cutler, Pickering, Hale and Dorr, LLP, and other counsel or special counsel to the Borrowers, as applicable, addressed to the Agent and each Lender, in form and substance reasonably satisfactory to the Agent and each of the Lenders.

(h) Charter Documents and Good Standings. Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and such Obligor’s principal place of business.

(i) Insurance. Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Borrowers, all in compliance with Sections 8.6.2 and 10.1.5 of this Agreement.

(j) Due Diligence. Agent shall have completed its business, financial and legal due diligence of Obligors, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity, or value of any Collateral shall have occurred since the Balance Sheet Date. Arranger shall not have become aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information, or matter (including any financial information and projections delivered by the Obligors prior to the Closing Date).

(k) Other Indebtedness. The Agent shall have received:

(i) satisfactory evidence that proceeds of the 2015 Refinancing Senior Subordinated Debt have been received, which Senior Subordinated Notes Documents shall be reasonably acceptable in form and substance to the Agent, together with certified copies of the material executed Senior Subordinated Notes Documents; and

(ii) satisfactory evidence of deposit into the project fund and the cost of issuance fund the gross proceeds of the New York IRBs which shall have been issued on terms and pursuant to documentation reasonably acceptable in form and substance to the Agent and evidence that an amount not less than $18,100,000 shall have been used to repay amounts outstanding under the Existing Credit Agreement (which were incurred to temporarily finance the costs of certain capital assets), together with certified copies of the material documents evidencing, governing or relating to the New York IRB.

(l) Fees and Expenses. Borrowers shall have paid all fees and expenses to be paid to Agent, the Arranger, and Lenders on the Closing Date.

(m) Borrowing Base Report and Compliance Certificate. Agent shall have received (i) an initial Borrowing Base Report as of January 31, 2015, certified by a Senior Officer of Borrower Agent which demonstrates Availability plus restricted cash comprised of proceeds of the New York IRB in an amount not to exceed $6,000,000 to be used for certain future capital expenditures, is not less than $32,500,000 as of the Closing Date, after giving effect to the Loans to be made and Letters of Credit to be issued under this Agreement on the Closing Date and (ii) a duly completed Compliance Certificate in form and detail satisfactory to the Agent, signed by a Senior Officer of the Borrower Agent, as of the last day of the fiscal quarter of the Borrowers ended October 31, 2014, after giving effect to the Loans made hereunder on the Closing Date, the incurrence of 2015 Refinancing Senior Subordinated Debt and the New York IRBs and the repayment of Indebtedness in connection therewith, calculating the Consolidated Fixed Charge Coverage Ratio, the Consolidated First Lien Leverage Ratio and the Minimum Consolidated EBITDA Test (whether or not a Financial Covenant Trigger Period is in effect), provided that the Borrowers shall not be required to demonstrate compliance with any of the Consolidated Fixed Charge Coverage Ratio or the Consolidated First Lien Leverage Ratio unless a Financial Covenant Trigger Period is in effect.

(n) Financial Statements. Agent shall have received (i) audited financial statements for the Company and its Subsidiaries for the Fiscal Year ended April 30, 2014, (ii) interim quarterly financial statements (including a balance sheet, income statement and statement of cash flows) of the Company and its Subsidiaries as of October 31, 2014, (iii) a pro forma capitalization table of the Company and its Subsidiaries as of the Closing Date after giving effect pro forma effect to this Agreement and the Loans to be made on the Closing Date, and (iv) management-prepared financial projections for the Company and its Subsidiaries after given effect to this Agreement and the Loans to be made on the Closing Date. Since the Balance Sheet Date, there shall have been no change, event, condition, or occurrence that has had or would reasonably be expected to have a material adverse effect on the business, properties, operations or financial condition of the Company and its Subsidiaries taken as a whole.

6.2. Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers (other than a Notice of Conversion/Continuation or other notice requesting a conversion of Revolver Loans from one type to the other or a continuation of LIBOR Loans), unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance, or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (except that if any representation or warranty is modified by “material,” or “Material Adverse Effect,” such representation or warranty shall be true and correct in all respects) on the date of, and upon giving effect to, such funding, issuance or grant, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date. For purposes of this Section 6.2, the representations and warranties contained in Section 9.5.1 shall be deemed to refer to the most recent statements furnished pursuant to Section 10.1.2(a);

(c) No event shall have occurred or circumstance exist that has had or could reasonably be expected to have a Material Adverse Effect;

(d) After giving effect to the proposed Loan, Availability shall not be less than zero; and

(e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation (other than a Notice of Conversion/Continuation or other notice requesting a conversion of Revolver Loans from one type to the other or a continuation of LIBOR Loans) shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.

SECTION 7.	COLLATERAL

7.1. Grant of Security Interest. To secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those shown on Schedule 9.8;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the foregoing and anything in this Agreement or the Loan Documents to the contrary, the Collateral shall not include the Excluded Collateral.

7.2. Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account (excluding any Excluded Trust Account) of such Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request (which Agent agrees shall not be made unless a Dominion Trigger Period is in effect), all balances in any Deposit Account maintained for such Obligor, without inquiry into the authority or right of Agent to make such request. Except as otherwise agreed by the Agent, the Borrowers shall establish deposit account control agreements in a form reasonably acceptable to Agent with respect to all Deposit Accounts of the Borrowers (other than any Excluded Deposit Account) within 90 days (or such later date as shall be agreed by the Agent) of the Closing Date.

7.2.2. Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrower Agent, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of such Obligations as they become due, in such order as Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3. Real Estate Collateral. The Obligations shall also be secured by (a) Mortgages upon certain Non-Landfill Real Estate owned by Borrowers as of the Closing Date and identified on Schedule 7.3.1(b), and all Permitted Additional Real Estate (the “Primary Mortgages”), and (b) except as Agent otherwise agrees, Mortgages on any other Real Estate owned by any Obligor with a net book value in excess of $1,000,000 (which Real Estate, as of the Closing Date, is listed on Schedule 7.3.1(c)) (collectively, the “Supplemental Mortgages”). The Borrowers shall deliver the Supplemental Mortgages for the Real Estate listed on Schedule 7.3.1(c) within 30 days after the Closing Date (or such later date agreed by the Agent). Schedule 7.3.1(d) sets forth, as of the Closing Date, all Real Estate other than the Real Estate described on Schedule 7.3.1(b) and Schedule 7.3.1(c) owned by the Borrowers. The Primary Mortgages shall be duly recorded promptly upon receipt, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby and the Borrowers shall deliver Related Real Estate Documents for each parcel of Real Estate at any time subject to a Primary Mortgage, except as otherwise set forth in this Agreement or agreed by the Agent. Any or all of the Supplemental Mortgages shall be duly recorded, at Borrowers’ expense, at the election of the Agent (written notice of which shall be given by the Agent to the Borrower Agent), in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby and the Borrowers shall deliver Related Real Estate Documents for such applicable parcel of Real Estate at any time subject to a Supplemental Mortgage within 90 days of any such notice of election (or such later date as agreed by the Agent).

7.4. Investment Property and other Equity Interests.

7.4.1. Delivery of Certificates. All certificates or instruments representing or evidencing any Investment Property or other Equity Interests constituting Collateral (other than Excluded Collateral) hereunder (“Pledged Interests”) shall be delivered to and held by or on behalf of Agent pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank, provided that the Obligors shall not be required to deliver any instrument constituting a Pledged Interest evidencing Indebtedness in favor of the Obligors with a value of less than $500,000 individually or, when taken together with other such Pledged Interests excluded under this proviso, $1,000,000 in the aggregate at any time. The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and non-assessable.

7.4.2. Issuer Agreements. Each Obligor that is the issuer of any Pledged Interests hereby (a) acknowledges the security interest and Lien of Agent in such Collateral granted by the Obligor owning such Pledged Interests and (ii) agrees that, with respect to any such Pledged Interests, following the occurrence and during the continuance of an Event of Default, it will comply with the instructions originated by Agent without further consent of any other Obligor.

7.4.3. Distributions on Investment Property and other Equity Interests. In the event that any cash dividend or cash distribution (a “Dividend”) paid in accordance with this Agreement on any Pledged Interests of any Obligor at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Obligor. If an Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to Agent for the benefit of the Secured Parties.

7.4.4. Voting Rights with respect to Equity Interests. So long as no Event of Default has occurred and is continuing, Obligors shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement. If an Event of Default shall have occurred and be continuing and the Agent has provided at least one (1) Business Day’s prior written notice to the Borrower Agent, all rights of Obligors to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at Agent’s option, be suspended, and all such rights shall, at Agent’s option, thereupon become vested in Agent for the benefit of the Secured Parties during the continuation of such Event of Default, and Agent shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights during the continuation of such Event of Default and Agent shall thereupon have the right to act with respect thereto as though it were the outright owner thereof. After all Events of Default have been waived in accordance with the provisions hereof, and so long as the Obligations shall not have been accelerated, each Obligor shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section 7.4.4.

7.4.5. Waiver of Certain Provisions of Organic Documents. Each Obligor irrevocably waives any and all of its rights under those provisions of the Organic Documents or any equity holders agreement of each of its Subsidiaries that (a) prohibit, restrict, condition, or otherwise affect the grant hereunder of any Lien on any of the Pledged Interests or any enforcement action (including the sale or disposition of such Pledged Interests to a third party) which may be taken in respect of any such Lien or (b) otherwise conflict with the terms of this Agreement. Each Obligor represents and warrants to the Agent that written waivers of any such restrictions have been executed by all holders of Pledged Interests that are not Obligors and that all such written waivers have been delivered to the Agent. The Obligors hereby agree that the Agent shall be deemed to be the “holder of record” with respect the Pledged Interests in the event that, during the continuance of any Event of Default, it elects to exercise remedies or otherwise transfer of any Pledged Interests.

7.4.6. Securities Accounts. Each Obligor irrevocably authorizes and directs each securities intermediary or other Person with which any securities account or similar investment property is maintained, if any, upon written instruction of the Agent (with a copy to the Borrower Agent), to dispose of such Collateral at the direction of the Agent and comply with the instructions originated by Agent without further consent of any Obligor. The Agent agrees with the Obligors that such instruction shall not be given by the Agent unless an Event of Default has occurred and is continuing.

7.5. Certificate of Title Collateral.

7.5.1. Within thirty (30) Business Days of the Closing Date (as such period may be extended by Agent in its reasonable discretion) or, if applicable, the date of acquisition (as such date may be extended by Agent in its reasonable discretion) of each item of Collateral that is Certificate of Title Collateral and that is included in the Borrowing Base, the applicable Obligor shall have (or shall have caused to be) delivered to the applicable Title Filing Office the related Certificate of Title (or, if such Collateral was purchased directly from the manufacturer or another seller, the necessary purchase documentation) and all other necessary documentation required by the applicable Governmental Authority to cause such Certificate of Title, upon issuance, to reflect the applicable Obligor as the sole owner of such Collateral and the Agent as the first priority secured party with respect to such Collateral (collectively, the “Required Title Documentation”) and shall have taken all other steps in the applicable Obligor’s control necessary for the Title Filing Office to process the Required Title Documentation with such Governmental Authority (including the payment of any required fees relating thereto). Promptly following receipt by any Obligor of any notice of filing from the applicable Title Filing Office, the Borrower Agent shall deliver to the Agent a copy of such notice (which may be in electronic form). Promptly upon receipt from the Title Filing Office, the Borrower Agent shall deliver to the Agent a confirmation or notification of such filing that specifically identifies the related Certificate of Title Collateral.

7.5.2. Promptly after the return of the Certificates of Titles included in the Borrowing Base to the applicable Obligor from the applicable Title Filing Office showing the applicable Obligor as sole owner and Agent as the first priority secured party or first lien holder with respect to such Collateral, the applicable Obligor shall deliver to the Agent a copy of such Certificate of Title, and the applicable Obligor shall hold the original Certificate of Title.

7.5.3. The applicable Obligor shall hold, store, and maintain all Certificates of Title pertaining to the Certificate of Title Collateral included in the Borrowing Base at its sole expense and take any commercially reasonable actions necessary or as may be reasonably requested by the Agent from time to time to safeguard such Certificates of Title. The Obligors agree that any and all Certificates of Title held by an Obligor in accordance herewith shall be held by an Obligor as bailee or agent, as applicable, for Agent and each other Secured Party for the purpose of perfecting the security interest of Agent, for the benefit of the Secured Parties, in the Certificate of Title Collateral by such possession, in each case, to the extent required by state vehicle titling, certificate of title or registration statutes and permitted by Applicable Law.

7.5.4. Within 120 days following the Closing Date (as such period may be extended by the Agent in its reasonable discretion), Agent shall have the right to conduct or cause to be conducted, in each case at the expense of the Obligors, a physical reconciliation audit of all or a portion of the Certificates of Title with respect to such Certificate of Title Collateral included in the Borrowing Base, including without limitation, performing a reconciliation of all or a portion of the applicable Certificates of Title with a list of all such Certificate of Title Collateral forming a portion of the Borrowing Base as of the Closing Date. The Obligors shall use commercially reasonable efforts to cooperate with the Agent in connection with the performance of such audit and take all actions reasonably requested by the Agent in connection with or as a result of such audit. For the avoidance of doubt no such audit will be considered in the limitations on visits and inspections contained in Section 10.1.1(b).

7.5.5. Agent and the other Secured Parties hereby constitute and appoint Borrower Agent as the Secured Parties’ true and lawful attorney (and agent-in-fact) for the limited and sole purpose of releasing the Lien of the Agent and the other Secured Parties on Certificates of Title with respect to Certificate of Title Collateral having an aggregate book or market value (whichever is greater) of not more $2,000,000 in any Fiscal Year in connection with any Disposition of Certificate of Title Collateral permitted under this Agreement; provided, however, this power and appointment shall be revoked and terminate upon (a) the occurrence of an Event of Default (effective for so long as such Event of Default continues without waiver), (b) written notice from the Agent or (c) upon Full Payment of the Obligations and termination of this Agreement.

7.5.6. Any obligations and duties with respect to the receipt, handling, marking or delivery of the Certificates of Title by the Borrower Agent or any Obligor hereunder may be undertaken and executed by a servicer or other third party of industry-recognized standing engaged in the business of managing title certificates and identified in writing to (and acceptable to) the Agent.

7.6. Other Collateral.

7.6.1. Commercial Tort Claims. Obligors shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000), shall promptly amend Schedule 9.8 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent.

7.6.2. Certain After-Acquired Collateral. Obligors shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Investment Property (other than Cash Equivalents) or Letter-of-Credit Rights, and on a quarterly basis notify the Agent in writing of any new material Intellectual Property owned by an Obligor after the Closing Date, and, upon Agent’s request, shall promptly take such actions as Agent reasonably deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral (other than Excluded Deposit Accounts), including obtaining any appropriate possession, control agreement (other than with respect to Excluded Deposit Accounts) or using commercially reasonable efforts to obtain any Lien Waiver. If any Collateral valued in excess of $500,000 is maintained in the possession of a third party, at Agent’s request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.7. Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.8. Further Assurances. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8.	COLLATERAL ADMINISTRATION

8.1. Borrowing Base Reports. By the 20th day of each month (and during a Reporting Trigger Period, by Wednesday of each week), the Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Report as of the close of business of the previous month, or week during a Reporting Trigger Period, and if an Event of Default has occurred and is continuing, at such other times as Agent may reasonably request, provided that weekly Borrowing Base Reports required during a Reporting Trigger Period shall be limited to roll-forward of receivables and inventory. Upon request of the Agent, but no more than monthly so long as no Event of Default has occurred and is continuing, the Borrower Agent shall provide to the Agent a schedule of all material Equipment in form reasonably acceptable to Agent, which shall include, identified by title number, serial number or similar specific identifying criteria, each item of Equipment of the Obligors, including net book value, owner, location and type of Equipment. All information (including calculation of Availability) in a Borrowing Base Report shall be certified as being true and correct in all material respects by Borrower Agent. Agent may from time to time adjust any such report (i) to reflect Agent’s reasonable estimate of declines in value of Accounts due to collections received in the Dominion Account or other collections; (ii) to reflect changes in dilution, quality, mix, and other factors affecting Collateral; and (iii) to the extent any information or calculation does not comply in any material respect with this Agreement.

8.2. Accounts.

8.2.1. Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. The Borrower Agent shall also provide to Agent, on or before the 20th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, invoice date, and due date, showing any discount, allowance, credit, authorized return or dispute, and at the reasonable request of the Agent, the Borrower Agent shall promptly provide such copies of invoices and invoice registers, copies of related documents, repayment histories, status reports, and other information as Agent may reasonably request. If Accounts included in the current Borrowing Base in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts (other than as a result of payment thereof), then the Borrower Agent shall notify Agent of such occurrence promptly after any Obligor has knowledge thereof.

8.2.2. Taxes. If an Account of any Obligor includes a charge for any Taxes, then Agent is authorized, in its discretion, during the existence of an Event of Default or after prior written notice to the Borrower Agent if an Obligor has not paid when due (except if subject to a permitted contest) to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or with respect to any Collateral.

8.2.3. Account Verification. During the continuation of an Event of Default (or if no Event of Default, then only in concert with Borrowers personnel in joint field examinations or other joint actions), Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account. Borrowers shall maintain the Dominion Account and all Controlled Accounts pursuant to lockbox or other arrangements acceptable to Agent. Within 90 days (or such later date as shall be agreed by the Agent) of the Closing Date, Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from the lockbox servicers, Dominion Account bank and other depositories and securities intermediaries with whom Controlled Accounts are maintained, establishing Agent’s control over and Lien in the lockboxes, the Dominion Account and all Controlled Accounts, which may be exercised by Agent during any Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox or other Controlled Accounts to the Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Deposit Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement, Controlled Account or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Borrowers shall request in writing and otherwise take all commercially reasonable steps to ensure that all payments on Accounts or other Collateral are made directly to a Controlled Account (or a lockbox relating to a Controlled Account). During a Dominion Trigger Period, if any Obligor receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and for any cash or Payment Items, individually or in the aggregate in excess of $100,000 at any time (or such greater amount as the Agent may agree), it shall promptly (not later than the next Business Day) deposit same into the Dominion Account.

8.3. Inventory. Each Obligor shall keep records of its Inventory, including costs and daily withdrawals and additions, that are accurate and complete in all material respects, and shall submit to Agent inventory and reconciliation reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may reasonably request, provided that such reports shall not be requested more than monthly unless a Reporting Trigger Period exists.

8.4. Equipment.

8.4.1. Records and Schedules of Equipment. Each Obligor shall keep records of its Equipment, including kind, quality, quantity, cost, acquisitions, and Dispositions thereof, that are accurate and complete in all material respects. Promptly upon request, Obligors shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2. Dispositions of Equipment. No Obligor shall sell, lease, or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Disposition; or (b) Equipment that is worn-out, damaged or obsolete.

8.4.3. Condition of Equipment. The Equipment is in good operating condition and repair, in all material respects, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall ensure that the Equipment is mechanically and structurally sound in all material respects, and in all material respects is capable of performing the functions for which it was designed, in accordance with manufacturer specifications. Without the consent of the Agent, no Obligor shall permit any material Equipment to become affixed to Real Estate unless any landlord or counterparty to an operating agreement delivers a Lien Waiver on or before the Lien Waiver Delivery Date.

8.5. Deposit Accounts. The Agent has been provided with a list and description of all Deposit Accounts and Securities Accounts maintained by Obligors, including the Dominion Account, as of the Closing Date. Each Obligor shall take all actions necessary to establish and maintain Agent’s control of each such Deposit Account (other than Excluded Deposit Accounts) and Securities Account no later than 90 days (or such later date approved by the Agent) following the Closing Date. Each Obligor shall be the sole account holder of each applicable Deposit Account and Securities Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account, Securities Account or any Property deposited or held therein. The Borrower Agent shall promptly notify Agent of any opening or closing of a Deposit Account or a Securities Account.

8.6. General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral, other than (i) Equipment, Certificate of Title Collateral and Inventory in transit, and (ii) Property that is temporarily removed for repairs, shall at all times be kept by Obligors at any of the business locations set forth in Schedule 8.6.1, except that Obligors may (a) make Dispositions of Collateral in accordance with Section 10.2.4; and (b) move Collateral to another location in the United States.

8.6.2. Insurance of Collateral; Condemnation Proceeds. Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with an A.M. Best rating of at least A+, unless otherwise approved by Agent in its discretion) satisfactory to Agent and, with respect to flood insurance, in compliance with Applicable Law. All proceeds under each policy shall be payable to Agent. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Agent as lender loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever (10 days’ notice for nonpayment); and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, then Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Obligor agrees to deliver to Agent, upon request, copies of all material reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, and all insurance proceeds shall be payable jointly to the Agent and the applicable Obligor (or arrangements otherwise satisfactory to the Agent shall be made with respect to the payment of insurance proceeds). If an Event of Default exists, then only Agent shall be authorized to settle, adjust and compromise such claims and proceeds shall be delivered to Agent at its request.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining, and shipping any Collateral, all Taxes (other than Excluded Taxes) payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.6.4. Defense of Title. Each Obligor shall use commercially reasonable efforts to defend its title to Collateral and Agent’s Liens therein against all Persons, claims, and demands, except Permitted Liens.

8.7. Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Borrowers:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge, or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate, and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file, and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment, or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory, or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic, or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent reasonably deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9.	REPRESENTATIONS AND WARRANTIES

The Borrowers jointly and severally represent and warrant to the Lenders, the Issuing Bank and Agent that, on and as of the date of this Agreement (and any disclosure on a schedule pursuant to this Section 9 shall be deemed to apply to all relevant representations and warranties, regardless of whether such schedule is referenced in each relevant representation):

9.1. Corporate Authority.

9.1.1. Incorporation; Good Standing. Each of the Obligors (i) is a corporation (or similar business entity) duly organized, validly existing and in good standing or in current status under the laws of its respective jurisdiction of organization, (ii) has all requisite corporate (or the equivalent company or partnership) power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary except where a failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

9.1.2. Authorization. The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate (or the equivalent company or partnership) authority of each of the Obligors, (ii) have been duly authorized by all necessary corporate (or other) proceedings, (iii) do not conflict with or result in any material breach or contravention of any Applicable Law to which any of the Obligors is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Obligors so as to materially adversely affect the assets, business or any activity of the Obligors, and (iv) do not conflict with any provision of the corporate charter, articles or bylaws (or equivalent other entity or partnership documents) of the Obligors or any material agreement or other material instrument binding upon the Obligors, including, without limitation, any Senior Subordinated Notes Document.

9.1.3. Enforceability. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Obligors identified as parties thereto. The execution, delivery and performance of the Loan Documents will result in valid and legally binding obligations of the Obligors enforceable against each in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other Applicable Laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief or other equitable remedy is subject to the discretion of the court before which any proceeding therefor may be brought.

9.2. Governmental Approvals; Other Approvals. The execution, delivery, and performance by the Obligors of the Loan Documents and the transactions contemplated hereby and thereby, and the exercise by the Agent or the Lenders of their respective rights and remedies thereunder, do not require any approval or consent of, or filing with, any Governmental Authority or other Person other than (i) those already obtained, and copies of which have been delivered to the Agent, (ii) those permitted to be undertaken after the Closing Date, and (iii) as described on Schedule 9.2. Each Obligor has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance or lack of standing could not reasonably be expected to have a Material Adverse Effect.

9.3. Title to Properties; Leases. The Obligors own all of the assets reflected in the consolidated balance sheet as at the Balance Sheet Date or acquired since that date (except for assets shown on such balance sheet under “finance leases” and except for property and assets sold or otherwise disposed of in the ordinary course of business since that date or in a Disposition permitted under Section 10.2.4(b)), subject to no mortgages, Capital Leases, conditional sales agreements, title retention agreements or Liens (except for Permitted Liens).

9.4. Use of Proceeds. The proceeds of the Loans shall be used (a) to refinance the existing Indebtedness of the Borrowers under the Existing Credit Agreement; (b) to pay fees and transaction expenses associated with refinancing the existing Indebtedness of the Borrowers under the Existing Credit Agreement; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital and, subject to the restrictions and limitations set forth herein and in the other Loan Documents, the funding of Acquisitions, Investments, Capital Expenditures, and Distributions (including Debt Repayments (to the extent permitted under Sections 10.2.2(1) and 10.2.16). No proceeds of the Loans are to be used, and no portion of any Letter of Credit is to be obtained, in any way that will violate Regulations U or X of the Board of Governors of the Federal Reserve System. The Borrowers will obtain Letters of Credit solely for general corporate purposes. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner, or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other Person participating in a transaction); or (iii) in any manner that would result in a violation of applicable anti-corruption laws.

9.5. Financial Statements; Solvency.

9.5.1. Financial Statements. There has been furnished to the Lenders the consolidated balance sheets of the Company and its Subsidiaries dated as of the Balance Sheet Date and consolidated statements of operations for the Fiscal Year then ended, certified by McGladrey LLP or an independent accounting firm of national standing (the “Accountants”). Said balance sheets and statements of operations have been prepared in accordance with GAAP, fairly present in all material respects the financial condition of the Company and its Subsidiaries, on a consolidated basis as at the close of business on the date thereof and the results of operations for the period then ended. There are no direct or contingent liabilities of the Borrowers as of such dates involving material amounts, known to the officers of the Borrowers which have not been disclosed in said balance sheets and the related notes thereto, as the case may be, in accordance with GAAP.

9.5.2. Solvency. The Company and its Subsidiaries as a whole (both before and after giving effect to the transactions contemplated by this Agreement (including the Loans made on the Closing Date)) are and will be Solvent.

9.6. No Material Changes, Etc. Since the Balance Sheet Date there have occurred no changes in the financial condition or business of the Company and its Subsidiaries (excluding Excluded Subsidiaries) as shown on or reflected in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date or the consolidated statements of operations for the periods then ended, nor has there occurred any event or circumstance, either individually or in the aggregate, that have or could reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date there has not been any Distribution not otherwise permitted under this Agreement or the Existing Credit Agreement.

9.7. Permits, Franchises, Patents, Copyrights, Etc. Except as set forth on Schedule 9.7, each of the Obligors possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits (including environmental permits), and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, except for such franchises, patents, copyrights, trademarks, trade names, licenses, permits and rights which the Obligors’ failure to possess could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. All Intellectual Property owned by an Obligor as of the Closing Date is described in an information certificate delivered to the Agent.

9.8. Litigation. Except as set forth on Schedule 9.8, (a) to the knowledge of the Obligors there are no pending or threatened investigations of any kind against any Obligor before any Governmental Authority or court and (b) there are no actions, suits, or proceedings pending or, to the knowledge of the Obligors, threatened, in any court or before any arbitrator or Governmental Authority, in each case, which (i) question the validity of any of the Loan Documents or any action taken or to be taken pursuant hereto or thereto or (ii) could be reasonably expected to have a Material Adverse Effect.

9.9. No Materially Adverse Contracts, Etc. None of the Obligors is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Obligors’ officers has or is expected in the future to have a Material Adverse Effect. None of the Obligors is a party to any contract or agreement which in the judgment of the Obligors’ officers has or is expected to have any Material Adverse Effect.

9.10. Compliance With Other Instruments, Applicable Laws, Etc. None of the Obligors is violating any provision of its Organic Documents, or any agreement or instrument by which any of them may be subject or by which any of them or any of their properties may be bound or any decree, order, judgment, license, rule or any Applicable Law, in a manner which could result in the imposition of penalties in excess of the Threshold Amount or could reasonably be expected to have a Material Adverse Effect.

9.11. Tax Status. The Obligors have made or filed all United States federal and state income and all Canadian federal and provincial or territorial income, as applicable, and all other material Tax returns, reports and declarations required by any jurisdiction to which any of them are subject (unless and only to the extent that any Obligor has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes), and have paid all Taxes that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and except Taxes imposed by jurisdictions other than the United States and Canada or a political division thereof which in the aggregate are not material to the business or assets of any Obligor or Non-Borrower Subsidiary on an individual basis or of the Obligors and the Non-Borrower Subsidiaries taken as a whole; and have set aside on their books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply to the extent required in accordance with GAAP. All Tax returns, report and declarations required by any jurisdiction accurately disclose (except for discrepancies which are not material) the amount of Taxes payable by the Obligors in the relevant jurisdiction except for the amounts being contested in good faith by the Obligors. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Obligors know of no basis for any such claim. There is no proposed Tax assessment against the Obligors or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect. Except as disclosed on Schedule 9.11, as of the Closing Date no Obligor or any Subsidiary (other than any Excluded Subsidiary) thereof is party to any tax sharing agreement.

9.12. ERISA Compliance.

9.12.1. Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form (or the prototype form) of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service or is not yet due. To the knowledge of the Obligors, nothing has occurred that would prevent or cause the loss of such tax-qualified status. The representations in this Section 9.12.1 are qualified with respect to Multiemployer Plans by being to the knowledge of the Obligors.

9.12.2. There are no pending or, to the knowledge of the Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

9.12.3. (i) Except as set forth on Schedule 9.12.3, no ERISA Event has occurred, and none of the Obligors nor any ERISA Affiliate has knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Obligor and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained by the Obligors or their ERISA Affiliates; (iii) as of the most recent valuation date for any Pension Plan (other than any Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of the Obligors nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) none of the Obligors nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) none of the Obligors nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC other than when fully funded on a termination basis; and (vii) no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan (provided that clause (vii) is to the knowledge of the Obligors with respect to any Multiemployer Plan).

9.12.4. None of the Obligors nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 9.12.4, and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

9.13. Subsidiaries; Equity Interests; Capitalization.

9.13.1. Subsidiaries. Schedule 9.13.1 sets forth, as of the Closing Date, a complete and accurate list of the Company’s Subsidiaries, including the name of such Subsidiary, its jurisdiction of incorporation and the address of its principal place of business, together with the number of authorized and outstanding Equity Interests of such Subsidiary as of the Closing Date. The Agent has been provided with a list of the U.S. taxpayer identification number of the Company and each Subsidiary. Each

Subsidiary (other than certain Excluded Subsidiaries) is directly or indirectly wholly-owned by the Company and, as of the Closing Date, the Borrowers have no Equity Interests in any other Person other than those specifically disclosed on Schedule 9.13.1. The Company or a Borrower Subsidiary, as applicable, has good and marketable title to all of the Equity Interests it purports to own of each Subsidiary (other than Excluded Subsidiaries), free and clear in each case of any Lien other than Liens in favor of the Agent (or any refinancing or replacement thereof permitted hereby). All such Equity Interests have been duly issued and are fully paid and non-assessable.

9.13.2. Equity Interests. As of January 28, 2015, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A Common Stock (par value $.01 per share) authorized of which 39,587,405 shares are outstanding, (ii) 1,000,000 shares of Class B Common Stock (par value $.01 per share) authorized of which 988,200 shares are outstanding, and (iii) 1,000,000 shares of Preferred Stock (par value $.01 per share) authorized of which 0 shares are outstanding. All such outstanding shares have been duly issued and are fully paid and non-assessable.

9.13.3. Options, Etc. As of the Closing Date, except as set forth on Schedule 9.13.3, no Person has outstanding any rights (either pre-emptive or other) or options (except for the options for common stock or other forms of equity-based compensation issued to employees, consultants or directors in accordance with a bona fide compensation plan approved by the board of directors of the Company) to subscribe for or purchase from the Company, or any warrants or other agreements providing for or requiring the issuance by the Company of, any Equity Interests convertible into or exchangeable for its capital stock.

9.14. Margin Regulations; Holding Company and Investment Company Act.

9.14.1. The Obligors are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock.

9.14.2. None of the Obligors is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

9.15. Absence of Financing Statements, Etc. Except with respect to Permitted Liens and except as set forth on Schedule 10.2.1, there is no effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, which covers, affects or gives notice of any present or possible future Lien on any assets or property of any of the Obligors or rights thereunder.

9.16. Environmental Compliance.

9.16.1. The Obligors have taken all necessary steps to investigate the past and present condition and usage of the Real Properties and the operations conducted thereon and, based upon such diligent investigation, have determined that, except as shown on Schedule 9.16 or except as would not reasonably be expected to have a Material Adverse Effect:

(a) none of the Obligors or Non-Borrower Subsidiaries, nor any operator of their properties, is in violation, or alleged to be in violation, of any judgment, decree, order, license, permit, rule or any Applicable Law pertaining to environmental matters, including, without limitation, those arising under RCRA, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local or Canadian federal or provincial statute, regulation, ordinance, order or decree relating to health, safety or the environment (the “Environmental Laws”); and

(b) (i) no portion of the Real Estate has been used by the Obligors or Non-Borrower Subsidiaries for the handling, processing, storage or disposal of Hazardous Materials and no underground tank or other underground storage receptacle for Hazardous Materials is located on such properties; (ii) in the course of any activities conducted by the Obligors or Non-Borrower Subsidiaries, or, to the Obligors’ knowledge by any other operators of the Real Estate, no Hazardous Materials have been generated or are being used on such properties; and (iii) to the Obligors’ knowledge, there have been no unpermitted Releases or threatened Releases of Hazardous Materials on, upon, into or from the Real Estate. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Obligors and Non-Borrower Subsidiaries shall not be prohibited from handling, processing, storing, transporting or disposing of Hazardous Materials in accordance in all material respects with Applicable Law, unless a Material Adverse Effect has resulted or would reasonably be expected to result from such handling, processing, storing, transporting or disposal.

9.17. Perfection of Security Interests. The provisions of this Agreement and the Security Documents are effective to create in favor of Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 10.2.1 and to Section 7) on all right, title and interest of the respective Obligors in the Collateral described therein. All filings, assignments, pledges and deposits of documents or instruments have been made or will be made and all other actions have been taken or will be taken that are necessary under Applicable Law, or reasonably requested by the Agent or any of the Lenders, to establish and perfect the Agent’s security interests (as collateral agent for the Secured Parties) in the Collateral to the extent required pursuant to Section 7, except as otherwise agreed in this Agreement. The Collateral and the Agent’s rights (as collateral agent for the Secured Parties) with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses, except for Permitted Liens. The Obligors are the owners of the Collateral free from any Lien, except for Permitted Liens.

9.18. Certain Transactions. Except as set forth on Schedule 9.18 or as permitted in Section 10.2.8, and except for arm’s length transactions pursuant to which the Obligors make payments in the ordinary course of business upon terms no less favorable than the Obligors could obtain from third parties, none of the officers, directors, or employees of the Obligors are presently a party to any transaction with the Obligors (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Obligors, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, the value of such transaction, when aggregated with all other such transactions occurring during the term of this Agreement, exceeds the Threshold Amount.

9.19. True Copies of Charter and Other Documents. The Borrowers have furnished Agent copies, in each case true and complete as of the Closing Date, of (a) all charter and other incorporation or constituent documents of all of the Obligors (together with any amendments thereto) and (b) by-laws (or equivalent entity documents) of all of the Obligors (together with any amendments thereto).

9.20. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

9.21. Guarantees of Excluded Subsidiaries. Except as permitted under Section 10.2.3, no Obligor has guaranteed Indebtedness or other financial obligations of any Excluded Subsidiary.

9.22. Obligations Constitute Senior Debt. The Obligations under this Agreement and any Hedging Agreements constituting Secured Bank Product Obligations with respect thereto are and will continue to be “Senior Debt” and “Designated Senior Debt” (or substantively equivalent terms) under and as defined in the Senior Subordinated Debt Documents, to the extent the obligations under the Senior Subordinated Debt Documents are outstanding.

9.23. Labor Matters. Except as disclosed on Schedule 9.23, (a) as of the Closing Date there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Obligors or any of their Subsidiaries and (b) none of the Obligors nor any of their Subsidiaries have suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years that could reasonably be expected to have a Material Adverse Effect.

9.24. No Required Consent. The Obligors do not require any consent under the Senior Subordinated Notes Documents to enter into this Agreement or any other Loan Document, to consummate the other transactions to be consummated on the Closing Date or to perform the Obligors’ post-closing obligations.

9.25. OFAC. No Obligor, Subsidiary or, to the knowledge of any Obligor or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.26. No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default.

9.27. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Report, that:

(a) it is genuine and in all respects what it purports to be;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available upon request to Agent;

(d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition, except as disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Borrower(s) are the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except to the extent reflected in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, except as disclosed to the Agent, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; and (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not subject to an Insolvency Proceeding, and has not ceased doing business.

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS

10.1. Affirmative Covenants. As long as any Commitments or Obligations (other than (a) Secured Bank Product Obligations and (b) unasserted contingent indemnity claims or unasserted claims based on provisions in the Loan Documents that survive the repayment of the Obligations) are outstanding, each Borrower shall, and shall cause each Subsidiary to:

10.1.1. Inspections; Appraisals.

(a) Subject in all cases to Section 10.1.1(b) below, permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Non-Borrower Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal, or report with any Obligor. Obligors acknowledge that all inspections, appraisals, and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them. Borrower Agent shall be entitled to elect that Agent perform appraisals at reasonable times and with reasonable frequency, all at the expense of the Borrowers; and

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent reasonably deems appropriate, up to one time per Loan Year; provided, however, that if at any time Availability is less than the greater of (A) 20.0% of the Revolver Commitments and (B) $30,000,000, Agent may elect to conduct one additional examination during the following twelve month period and all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits; and (ii) appraisals of Equipment (including Eligible Vehicles, Eligible Containers and Compactors and Eligible Other Equipment, in each case whether or not constituting Eligible Equipment) up to one time per Loan Year; provided, however, that if at any time Availability is less than the greater of (A) 22.5% of the Revolver Commitments and (B) $33,750,000, Agent may elect to conduct one additional appraisal of all Equipment (including Eligible Vehicles, Eligible Containers and Compactors and Eligible Other Equipment, in each case whether or not constituting Eligible Equipment) during the following twelve month period and all charges, costs, and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits; and provided further that with respect to any examination, audit or appraisal initiated by the Agent during the continuance of an Event of Default, all charges, costs and expenses relating thereto shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay Agent’s then standard charges for examination activities, including charges for Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.2. Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) as soon as practicable, but, in any event not later than ninety (90) days after the end of each Fiscal Year of the Company, the consolidated balance sheets of the Company and its Subsidiaries as at the end of such year, statements of cash flows, and the related consolidated statements of operations, setting forth in comparative form the figures for the previous Fiscal Year, all such consolidated financial statements to be in reasonable detail, prepared, in accordance with GAAP and certified by the Accountants, which shall not be subject to any “going concern” or similar qualification or exception (other than any such qualification that is based solely upon the Indebtedness hereunder or the Senior Subordinated Debt becoming current as a result of not having refinanced such Indebtedness prior to the date which is one year before the respective maturity dates thereof, as applicable) or any qualification or exception as to the scope of the Accountants’ audit if such qualification or exception as to scope is based upon or results from any limitations imposed by the Borrowers or any action (or inaction) of the Borrowers with respect to the applicable audit;

(b) as soon as practicable, and in any event within 30 days after the end of each month (but within 45 days after the last month in any Fiscal Quarter and 60 days after the last month in a Fiscal Year), (i) unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, all on a consolidated basis for the Company and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer or another Senior Officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes and (ii) a reconciliation showing such financial information and results of operations of the Company and its Subsidiaries other than Excluded Subsidiaries;

(c) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three Fiscal Quarters of any Fiscal Year of the Company and ninety (90) days after the end of the last Fiscal Quarter of any Fiscal Year of the Company, a Compliance Certificate certified by the chief financial officer or another Senior Officer of Borrower Agent that no Default or Event of Default exists as of the end of the applicable period, and setting forth a calculation in reasonable detail of the Consolidated Fixed Charge Coverage Ratio and the Consolidated First Lien Leverage Ratio (whether or not, in each case, a Financial Covenant Trigger Period is in effect) and the Minimum Consolidated EBITDA Test and the Consolidated Leverage Ratio, as of the end of the applicable period, provided that, the Borrowers shall not be required to demonstrate compliance with the Fixed Charge Coverage Ratio or the Consolidated First Lien Leverage Ratio unless a Financial Covenant Trigger Period is in effect, and provided further that, if the Borrowers shall at the time of issuance of such certificate or at any other time obtain knowledge of any Default or Event of Default, the Borrowers will include in such Compliance Certificate or otherwise deliver forthwith to the Lenders a certificate specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto;

(d) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(e) as soon as practicable, but in any event not later than thirty (30) days after the commencement of each Fiscal Year, a copy of the annual budget, projections and business plan for the Company and its Subsidiaries and Availability for the next Fiscal Year, quarter by quarter;

(f) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Borrower’s, Subsidiary’s or other Obligor’s financial condition or business;

(g) from time to time such other financial data and other information (including accountants’ management letters, audit reports or recommendations regarding internal controls provided by the Accountants to the board of directors of the Company, or any committee thereof) as the Lenders may reasonably request; and

(h) simultaneously with the delivery of the Compliance Certificate referred to in clause (c) above, the Borrower shall provide Agent with an updated copy of Schedule 9.13.1 or shall certify that Schedule 9.13.1 is true and correct in all material respects on and as of the date of such delivery.

Documents required to be delivered pursuant to this Section (to the extent any such documents are included in materials otherwise filed with the SEC and available in EDGAR) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Obligors post such documents, or provide a link thereto on the Borrower Agent’s website on the Internet at the website address listed on Schedule 1.5; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (y) the Borrower Agent shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (z) the Borrower Agent shall notify the Agent and each Lender (by overnight courier, telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower Agent shall be required to provide paper copies (by overnight courier, telecopier or electronic mail) of the Compliance Certificate required by this Section to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Obligors with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Obligors hereby authorize the Lenders to disclose any information obtained pursuant to this Agreement to all appropriate Governmental Authorities where required by Applicable Law; provided, however, that the Lenders shall, to the extent practicable and allowable under Applicable Law, notify the Borrower Agent within a reasonable period prior to the time any such disclosure is made; and provided further, that this authorization shall not be deemed to be a waiver of any rights to object to the disclosure by the Lenders of any such information which any Obligor has or may have under the Federal Right to Financial Privacy Act of 1978, as in effect from time to time.

10.1.3. Legal Existence and Conduct of Business. Except where the failure of an Obligor or Non-Borrower Subsidiary to remain so qualified would not have a Material Adverse Effect, and except as otherwise set forth in Section 10.2.4, each Obligor and each Non-Borrower Subsidiary will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, legal rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by its board of directors in the exercise of its reasonable judgment; use its reasonable best efforts to comply with all Applicable Laws; and shall not become obligated under any contract or binding arrangement which, at the time it was entered into would have a Material Adverse Effect on the Obligors and Non-Borrower Subsidiaries taken as a whole. Each Obligor and each Non-Borrower Subsidiary will continue to engage primarily in the business now conducted by it and in any related business.

10.1.4. Maintenance of Properties. The Obligors and the Non-Borrower Subsidiaries will cause all material properties used or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Obligors and Non-Borrower Subsidiaries may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent any Obligor or Non-Borrower Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of such Obligor or Non-Borrower Subsidiary, desirable in the conduct of its or their business and which does not in the aggregate have a Material Adverse Effect or is permitted pursuant to Section 10.2.4.

10.1.5. Maintenance of Insurance. The Obligors and the Non-Borrower Subsidiaries will maintain with financially sound and reputable insurance companies, funds or underwriters’ insurance, including self-insurance, of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Obligors and Non-Borrower Subsidiaries. In addition, the Obligors and the Non-Borrower Subsidiaries will furnish from time to time, upon Agent’s request, a summary of the insurance coverage of each of the Obligors and Non-Borrower Subsidiaries, which summary shall be in form reasonably satisfactory to Agent. Agent shall be named as first lender loss payee on the Obligors’ policies of insurance (other than liability policies), and upon request of Agent, Agent shall be named as an additional insured on the Obligors’ liability insurance, all in a manner reasonably satisfactory to Agent, and, if requested by Agent, will furnish to Agent copies of the applicable policies of the Obligors naming Agent for the benefit of the Secured Parties as a lender loss payee or additional insured, as the case may be, thereunder.

10.1.6. Taxes. The Obligors and the Non-Borrower Subsidiaries will each duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material Taxes (other than Taxes imposed by jurisdictions other than the United States or Canada or a political division thereof which in the aggregate are not material to the business or assets of any Obligor or Non-Borrower Subsidiary on an individual basis or of the Obligors and Non-Borrower Subsidiaries taken as a whole) imposed upon each Obligor and its Real Properties, sales and activities, or any part thereof, or upon the income or profits therefrom; provided, however, that any such Tax need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Obligor or Non-Borrower Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided, further, that such Obligor and Non-Borrower Subsidiary will pay all such Taxes forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

10.1.7. Inspection of Properties, Books and Contracts. The Obligors shall permit the Lenders, Agent, or any of their designated representatives, upon reasonable notice, to visit and inspect any of the properties of the Obligors, to examine the books of account of the Obligors (including the making of periodic accounts receivable reviews), or contracts (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances, and accounts of the Obligors with, and to be advised as to the same by, their directors, officers and Accountants, all at such times and intervals as the Lenders or Agent may reasonably request; provided that the Lenders and Agent and their designated representatives shall be accompanied by a representative of the Obligors during any meeting with the Accountants pursuant to this Section 10.1.7 (and the Obligors agree to cooperate with Agent in facilitating the same) and provided, further, that it shall not be a violation of this Section 10.1.7 if, despite the request of the Obligors, the Accountants decline to meet or discuss with the Lenders and Agent.

10.1.8. Compliance with Applicable Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits. Each Obligor will, and will cause the Non-Borrower Subsidiaries to, except where noncompliance with the following provisions would not reasonably be expected to have a Material Adverse Effect (a) comply with the provisions of its Organic Documents and all agreements and instruments by which it or any of its properties may be bound; (b) comply with all Applicable Laws (including Environmental Laws), decrees, orders, and judgments, including all environmental permits; (c) comply in all material respects with all agreements and instruments by which it or any of its properties may be bound; (d) maintain all material operating permits for all landfills now owned or hereafter acquired; and (e) dispose of Hazardous Materials only at licensed solid waste facilities operating, to the best of such Obligor’s knowledge after reasonable inquiry, in compliance with Environmental Laws. If at any time while any Loan or Letter of Credit is outstanding or any Lender, the Issuing Bank or Agent has any obligation to make Loans or issue Letters of Credit hereunder, any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that any Obligor may fulfill any of its obligations hereunder, such Obligor will immediately take or cause to be taken all reasonable steps within the power of such Obligor to obtain such authorization, consent, approval, permit or license and furnish the Lenders with evidence thereof.

10.1.9. Environmental Indemnification. The Obligors covenant and agree that they will jointly and severally, in accordance with Section 14.2, indemnify and hold the Arranger, the Issuing Bank, and the Lenders, and their respective affiliates, agents, directors, officers and shareholders, harmless from and against any and all claims, expense, damage, loss or liability incurred by such indemnified parties (including all costs of legal representation incurred by such indemnified parties) relating to (a) any Environmental Release or threatened Environmental Release of Hazardous Materials on the Obligor’s Real Estate; (b) any violation of any Environmental Laws with respect to conditions at the Obligor’s Real Estate or the operations conducted thereon; or (c) the investigation or remediation of offsite locations at which the Obligors, or their predecessors are alleged to have directly or indirectly Disposed of Hazardous Materials. It is expressly acknowledged by the Obligors that this covenant of indemnification shall survive any foreclosure or any modification, release or discharge of any or all of the Security Documents or the payment of the Loans and shall inure to the benefit of the Secured Parties and their respective successors and assigns.

10.1.10. Further Assurances.

(a) The Obligors will cooperate with the Lenders and Agent and execute such further instruments and documents as the Lenders or Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement or any of the Loan Documents.

(b) From time to time upon the request of Agent or any Lender, including in connection with any Obligor entering into a Hedging Agreement with a Secured Bank Product Provider, the Obligors will promptly provide to Agent or such Lender with a written certification, and any reasonably requested evidence, of any Obligor’s status at such time (in the affirmative or the negative) as an “Eligible Contract Participant” under the Commodity Exchange Act.

10.1.11. Notice of Potential Claims or Litigation. The Obligors shall deliver to Agent, within thirty (30) days of receipt thereof, written notice of the initiation of, or any material development in, any action, claim, complaint, or any other notice of dispute or potential litigation

(including any alleged violation of any Environmental Law or ERISA and any matter that would have been required to be disclosed on Schedule 9.23 had it existed on the Closing Date (or within the last 5 years)), wherein the potential liability is in excess of $2,500,000, or could otherwise reasonably be expected to have a Material Adverse Effect, together with a copy of each such notice received by any Obligor.

10.1.12. Notice of Certain Events Concerning Insurance, Environmental Claims and Accounting Practices.

(a) The Borrower Agent will provide Agent with written notice as to any material cancellation or material adverse change in any insurance of any of the Obligors within ten (10) Business Days after such Borrower Agent receives any written notice or otherwise becomes aware of such material cancellation or material change by any of its insurers.

(b) The Borrower Agent will promptly notify Agent in writing of any of the following events:

(i) upon any Obligor obtaining knowledge of any violation of any Environmental Law which violation could reasonably be expected to have a Material Adverse Effect;

(ii) upon any Obligor obtaining knowledge of any likely or known Environmental Release, or threat of Environmental Release, of any Hazardous Materials at, from, or into Obligor’s Real Estate, in each case, which could reasonably be expected to have a Material Adverse Effect;

(iii) upon any Obligor’s receipt of any written notice of any material violation of any Environmental Law or of any Release or threatened Release of Hazardous Materials, including a written notice or written claim of liability or potential responsibility from any third party (including any Governmental Authority) and including written notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) any Obligor’s or any Person’s operation of any Obligor’s Real Estate, (B) the presence or Environmental Release of Hazardous Materials on, from, or into any Obligor’s Real Estate, or (C) investigation or remediation of offsite locations at which any Obligor or its predecessors are alleged to have directly or indirectly released Hazardous Materials, and, in each case, with respect to which the liability associated therewith could be reasonably expected to exceed the Threshold Amount;

(iv) upon any Obligor obtaining knowledge that any expense or loss which individually or in the aggregate exceeds the Threshold Amount has been incurred by such Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Materials with respect to which any Obligor could reasonably be expected to be liable or for which a Lien could reasonably be expected to be imposed on any Obligor’s Real Estate;

(v) at least thirty (30) days prior to the effectiveness thereof, any change in the Fiscal Year end (other than the change of Fiscal Year end to December 31) of the Company and its Subsidiaries (other than any Excluded Subsidiary, provided that if any Excluded Subsidiary becomes an Obligor, it shall have the same Fiscal Year end as the Company) whereupon, notwithstanding the provisions of Section 14.1.1, Agent shall have the right to modify the timing of the financial covenants hereunder accordingly in order to correspond to any such change in Fiscal Year; or

(vi) the entering into of any collective bargaining agreement, Multiemployer Plan or tax sharing agreement after the Closing Date and the opening of any Deposit Account or Securities Account after the Closing Date.

(c) The Borrowers will provide the Lenders and Agent with written notice of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary (other than any Excluded Subsidiary, provided that if any Excluded Subsidiary becomes a Borrower, then it shall have the same accounting policies and financial reporting practices as the Company and its Subsidiaries) thereof.

10.1.13. Notice of Default or Material Adverse Effect. The Borrowers will promptly notify the Lenders and Agent in writing of the occurrence of (a) any Default or Event of Default, (b) any event or condition that has resulted or could reasonably be expected to result in a Material Adverse Effect, or (c) any event which would give rise to an obligation of the Borrowers to prepay, redeem or repurchase any of the Senior Subordinated Debt or any Preferred Stock. If any Person shall give any notice, or take any other action in respect of, a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of Indebtedness, indenture or other obligation evidencing Indebtedness in excess of the Threshold Amount (including, without limitation, the Senior Subordinated Notes Indenture) as to which any Borrower is a party or obligor, whether as principal or surety, the Borrowers shall forthwith give written notice thereof to the Lenders and Agent, describing the notice of action and the nature of the claimed default.

10.1.14. Closure and Post Closure Liabilities. The Obligors shall at all times adequately accrue, in accordance with GAAP, and fund, as required by applicable Environmental Laws, all closure and post closure liabilities with respect to the operations of the Obligors and the Non-Borrower Subsidiaries.

10.1.15. Subsidiaries. The Company shall at all times directly or indirectly through a Subsidiary own all of the Equity Interests of each Subsidiary (other than the Excluded Subsidiaries) other than as a result of a transaction otherwise permitted by the terms of this Agreement.

10.1.16. [Reserved.]

10.1.17. Additional Borrowers and Guarantors. Without limitation of any of the other provisions of this Agreement, any newly-created or newly-acquired Subsidiary (other than Non-Borrower Subsidiaries or Excluded Subsidiaries, as identified by the Borrowers to Agent in accordance with, and subject to, the terms hereof), and any Subsidiary that ceases to be an Excluded Subsidiary (but is not a Non-Borrower Subsidiary) at the election of the Company or a Non-Borrower Subsidiary (but is not an Excluded Subsidiary) pursuant to the terms hereof (including the definitions of De Minimis Subsidiary and Non-Borrower Subsidiary), shall within 10 Business Days of such event become a Borrower (or, at the election of the Borrower Agent and so long as such entity will not own any Property to be included in the Borrowing Base, a Guarantor) hereunder by entering into a joinder and affirmation to this Agreement in substantially the form of Exhibit D (a “Joinder Agreement”) (and, in the case of any Guarantor, a Guaranty and Collateral Agreement) providing that such Subsidiary shall be a Borrower (or Guarantor, as applicable) hereunder, and providing such other documentation as the Lenders or Agent may reasonably request including, without limitation, the U.S. taxpayer identification number of such Subsidiary and applicable documentation with respect to conditions applicable to such Subsidiary noted in Section 6.1 for the initial Borrowers. In such event, Agent is hereby authorized by the parties to amend Schedule 1.2 to include such Subsidiary as a Borrower or Guarantor hereunder.

10.1.18. Treasury Management Services. Commencing with the date which is 180 days after the Closing Date (or such longer period as Agent may agree in its discretion), each Obligor shall maintain its principal cash management and other treasury management services (including principal Deposit Accounts, lockboxes, funds transfer, information reporting services, and other principal treasury management services) exclusively with Bank of America or one or more of the Lenders; provided, however, that to the extent the principal collection accounts of the Obligors are not maintained with a Lender on the Closing Date, the Obligors shall, as soon as practicable but in any event not later than 90 days following the Closing Date, establish control agreements with the financial institutions maintaining such collection accounts on terms satisfactory to the Agent.

10.2. Negative Covenants. So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation other than (a) Secured Bank Product Obligations and (b) unasserted contingent indemnity claims or unasserted claims based on provisions in the Loan Documents that survive the repayment of the Obligations) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

10.2.1. Liens. None of the Obligors or the Non-Borrower Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Obligor or any Non-Borrower Subsidiary as debtor, or assign any accounts (but excluding assignments for collection in the ordinary course of business, Dispositions permitted under Section 10.2.4 and assignments of a claim of an Obligor or a Non-Borrower Subsidiary against another Person in connection with a proceeding under Debtor Relief Laws of such other Person) or other right to receive income, other than the following (“Permitted Liens”):

(a) Liens on property to secure Indebtedness permitted under Sections 10.2.3(e) and, subject to the consent of Agent (not to be unreasonably withheld, conditioned or delayed), Section 10.2.3(o); provided that such Liens (i) shall encumber only the specific assets being financed or leased, accessions to, and proceeds of the foregoing, (ii) shall not exceed the fair market value thereof at acquisition and (iii) shall not secure Indebtedness in excess of $50,000,000 in the aggregate, taking into account Indebtedness outstanding at any time under both of such Sections 10.2.3(e) and 10.2.3(o);

(b) Liens to secure Taxes or claims for labor, material or supplies and government Liens to secure Taxes, levies or claims, in each case, that are either (i) not yet delinquent or (ii) are being contested in good faith by appropriate proceedings if the applicable Obligor shall have set aside on its books adequate reserves with respect thereto;

(c) Deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations and deposits in escrow in favor of states and municipalities to support the Obligor’s performance obligations under contracts entered into in the ordinary course of business with such states and municipalities;

(d) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue; provided that any such Lien may remain outstanding longer than 120 days if such Lien or the obligations secured thereby are being contested by the applicable Obligor in good faith by appropriate proceedings and such Obligor shall have set aside on its books adequate reserves with respect thereto;

(e) (i) Liens, encumbrances and other matters disclosed on the title policies delivered to the Agent pursuant to clause (a) of the definition of Related Real Estate Documents; and (ii) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of Real Estate and defects and irregularities in the title thereto, or any other matter of record, landlord’s or lessor’s Liens under leases to which any Obligor is a party, and other minor Liens none of which in the opinion of the respective Obligor interferes materially with the use of Real Estate of the Obligors taken as a whole in the ordinary conduct of the business, which encumbrances and defects do not individually or in the aggregate have a material adverse effect on the business of the Obligors on a consolidated basis;

(f) Liens existing as of the date hereof securing Indebtedness permitted under Section 10.2.3 and listed on Schedule 10.2.1 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 10.2.3(c), (iii) the direct or any contingent obligor with respect thereto is not changed other than in connection with a corporate consolidation, restructuring, liquidation or reorganization, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.2.3(c);

(g) Liens granted pursuant to the Security Documents to secure the Obligations (including Secured Bank Product Obligations);

(h) Liens on the Equity Interests of the Excluded Subsidiaries (unless such Equity Interests are included in the Collateral);

(i) The filing of Uniform Commercial Code financing statements solely as a precautionary measure (and not to evidence Liens) in connection with operating leases; and

(j) Other Liens not encumbering Accounts or Inventory securing Indebtedness and other obligations in an aggregate amount not to exceed $1,000,000 at any time outstanding.

10.2.2. Investment. None of the Obligors or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary (if any)) shall, directly or indirectly, make or permit to exist or to remain outstanding any other Investment other than (collectively, “Permitted Investments”):

(a) Investments in Cash Equivalents;

(b) Investments arising from an Obligor or a Non-Borrower Subsidiary being a co-obligor or jointly and severally liable with another Person for performance of obligations, not for payment of money (except as permitted under Section 10.2.3), under contracts entered into on an arm’s length basis in the ordinary course of business;

(c) Investments associated with insurance policies required or allowed by state or provincial law to be posted by any Obligor as financial assurance for landfill closure and post-closure liabilities of any Obligor;

(d) Investments by any Obligor in any other Obligor, and Investments by any Non-Borrower Subsidiary in any other Non-Borrower Subsidiary;

(e) Investments existing on the Closing Date and listed on Schedule 10.2.2;

(f) any money market account, short-term asset management account or similar investment account maintained with one of the Lenders;

(g) loans made to employees of any of the Obligors in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided that any loan advanced by an Obligor to an employee under this clause (g) is only permitted for so long as such employee remains employed by the Obligors;

(h) Investments in the form of (x) Permitted Acquisitions, (y) Indebtedness permitted under Section 10.2.3 when incurred and solely to the extent that such Indebtedness continues to be permitted under Section 10.2.3 and (z) Dispositions permitted under Section 10.2.4(b);

(i) Investments in or for the benefit of Excluded Subsidiaries and Foreign Subsidiaries existing on the Closing Date and listed (in each case specifying the amount of such Investment as of the Closing Date) on Schedule 10.2.2;

(j) Investments in the Insurance Subsidiary not to exceed $20,000,000 at any time outstanding;

(k) Temporary Investments in De Minimis Subsidiaries made solely in connection with their liquidation or dissolution;

(l) Investments in connection with the acquisition of or Debt Repayment of Senior Subordinated Debt (solely to the extent permitted under Section 10.2.16), so long as any Senior Subordinated Debt that is acquired by an Obligor (in any manner) is terminated, retired or otherwise satisfied in accordance with the terms of the applicable Senior Subordinated Debt Documents substantially contemporaneously with the consummation of such acquisition;

(m) Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding; and

(n) Other Investments so long as:

(A) either (1) pro forma Availability shall be not less than the greater of (x) $30,000,000 and (y) 20% of the aggregate Revolver Commitments for each day during the 30 day period prior to such Investment and immediately after giving effect thereto; or (2) both (x) pro forma Availability shall be not less than the greater of (I) $18,750,000 and (II) 12.5% of the Aggregate Revolving Credit Commitments for each day during the 30 day period prior to such Investment and immediately after giving effect thereto and (y) the Borrowers are in pro forma compliance with each of the financial covenants in Section 10.2.11 (whether or not a Financial Covenant Trigger Period exists) after giving effect to such Investment;

(B) no Default or Event of Default shall have occurred or be continuing on the date of such Investment, nor would be created by the making of such Investment; and

(C) at least 5 Business Days prior to each such Investment the Borrower Agent has delivered a certificate to Agent demonstrating compliance with clause (A) and clause (B) above.

10.2.3. Indebtedness. None of the Obligors or the Non-Borrower Subsidiaries shall, directly or indirectly, become in any way obligated under a guarantee or become or be a surety of, or otherwise create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Indebtedness, or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any Indebtedness of any other Person, or incur any Indebtedness, other than:

(a) Indebtedness of the Obligors to the Lenders, the Issuing Bank and Agent arising under this Agreement and the Loan Documents;

(b) Subject to Section 10.2.14, Seller Subordinated Debt not to exceed $20,000,000 in aggregate outstanding principal amount at any time (less the aggregate principal amount of any outstanding Indebtedness permitted under Section 10.2.3(h)) and Refinancing Debt with respect thereto;

(c) Existing Indebtedness of the Obligors with respect to Indebtedness, loans and Capital Leases listed on Schedule 10.2.3, on the terms and conditions in effect as of the date hereof and Refinancing Debt with respect thereto;

(d) Endorsements for collection, deposit or negotiation and warranties of products or services (including unsecured performance, payment, license, permit and similar bonds (“Performance Bonds”), in each case incurred in the ordinary course of business and for performance of obligations, not for payment of Indebtedness; provided that Performance Bonds are only permitted under this clause (d) to the extent that, and only for so long as, they are and continue to secure obligations of an Obligor);

(e) Indebtedness of the Obligors incurred in connection with the acquisition or lease of any equipment the Obligors under any Capital Lease or other lease arrangement or purchase money financing, including any Synthetic Lease Obligations (the “Equipment Financing Indebtedness”); provided that the aggregate outstanding principal amount of such Equipment Financing Indebtedness of the Obligors shall not exceed $15,000,000 at any time (excluding Indebtedness with respect to any Capital Leases that are landfill operating and management leases); provided further that Equipment Financing Indebtedness is only permitted under this clause (e) to the extent that, and only for so long as, the equipment subject to, and serving as collateral for, such Equipment Financing Indebtedness continues to be owned or leased under a financing lease by an Obligor;

(f) Indebtedness of the Obligors under price swaps, price caps, and price collar or floor agreements for materials or products marketed by an Obligor, including fuel, aluminum, fiber, plastic, steel, electricity and methane gas, and similar agreements or arrangements designed to protect the Obligors against, or manage price fluctuations with respect to, such commodities purchased in the ordinary course of business of the Obligors (“Commodity Derivatives Obligations”); provided that the maturity of such agreements do not exceed thirty-six (36) months and the terms thereof are consistent with past practices of the Obligors; and, provided, further, that such Commodity Derivatives Obligations are only permitted under this clause (f) to the extent that, and only for so long as, such Commodity Derivatives Obligations are held by an Obligor for its own benefit or for the benefit of another Obligor;

(g) Indebtedness of the Obligors in respect of non-speculative Hedging Agreements on terms consistent with past practices of the Obligors (other than those described in clause (f) above); provided that such Hedging Agreements are only permitted under this clause (g) to the extent that, and only for so long as, such Hedging Agreements are held by an Obligor for its own benefit or for the benefit of another Obligor;

(h) Other unsecured Indebtedness incurred in connection with the acquisition by the Obligors of real or personal property, including any Indebtedness incurred with respect to non-compete payments in connection with such acquisition(s), and Refinancing Debt with respect thereto, provided that the aggregate outstanding principal amount of such Indebtedness of the Obligors shall not exceed at any time $20,000,000 less the aggregate principal amount of any outstanding Indebtedness permitted under Section 10.2.3(b);

(i) (x) Intercompany Indebtedness among the Obligors, and (y) intercompany Indebtedness of the Obligors and the Non-Borrower Subsidiaries to the extent permitted under Sections 10.2.2(i), (j), and (k);

(j) Senior Subordinated Debt and any extension, renewal or refinancing thereof, so long as (and whether or not the Refinancing Conditions are satisfied) (A) the aggregate outstanding principal amount of all Senior Subordinated Debt shall not at any time exceed $450,000,000 and (B) any Senior Subordinated Debt issued by the Obligors after the date hereof shall (1) bear interest at a rate not in excess of the then applicable market interest rate, (2) have a final maturity date that is not earlier than, and a weighted average life no less than, the Senior Subordinated Notes, (3) be unsecured and (4) upon giving effect thereto, no Default or Event of Default shall exist; provided, that, if in connection with the extension, renewal or refinancing of any tranche of Senior Subordinated Debt from the proceeds of Senior Subordinated Debt permitted in the preceding sentence and under Section 10.2.16 (a “Sub Debt Refinancing”), and subject in all events to Section 10.2.14, certain of the outstanding existing Senior Subordinated Debt in such tranche are not tendered to, discharged by or otherwise satisfied by, the Borrowers substantially simultaneously with (and, in any event within one (1) Business Day after) the issuance of such new Senior Subordinated Debt, as contemplated by the Borrowers in such Sub Debt Refinancing (the aggregate outstanding principal amount of such existing Senior Subordinated Debt not so tendered, discharged or satisfied, the “Interim Sub Debt”), the aggregate outstanding principal amount of the Senior Subordinated Debt (including all Interim Sub Debt) may exceed $450,000,000 so long as (A) the aggregate outstanding principal amount of the Senior Subordinated Debt (including all Interim Sub Debt) may not exceed $850,000,000 (any amount of Senior Subordinated Debt in excess of $450,000,000, the “Excess Interim Sub Debt”), and (B) the Deposit Conditions are met with respect to such Excess Interim Sub Debt. In the event that any of the Deposit Conditions cease to be met on any date, including that such Excess Interim Sub Debt is outstanding for more than ninety (90) days, such Excess Interim Sub Debt shall no longer be permitted Indebtedness under this Section 10.2.3(j)).

The “Deposit Conditions” shall mean, with respect to any Excess Interim Sub Debt, the satisfaction (and continued satisfaction) of each of the following conditions with respect to such Indebtedness: (x) Net Proceeds of the related new issuance of Senior Subordinated Debt in an amount equal to such Excess Interim Sub Debt is deposited by the Borrowers with the Agent and maintained in a blocked deposit account at the Agent pending the redemption, repayment, discharge or other satisfaction thereof and such deposit account is pledged to the Agent for the benefit of the Secured Parties to secure the Obligations (it being acknowledged that such funds shall be released in connection with the redemption, repayment, discharge or other satisfaction of such Excess Interim Sub Debt in a manner that does not violate the terms of the Senior Subordinated Debt Documents governing such Excess Interim Sub Debt); (y) the Borrowers shall commence the redemption, repayment, discharge or other satisfaction of such Excess Interim Sub Debt in a manner that does not violate the terms of the Senior Subordinated Debt Documents governing such Excess Interim Sub Debt (subject to any contractual notice periods required therein) within five (5) Business Days following the consummation of the applicable Sub Debt Refinancing resulting in such Excess Interim Sub Debt; and (z) such Excess Interim Sub Debt is in fact redeemed, repaid, discharged or otherwise satisfied as soon as practicable under the Senior Subordinated Debt Documents governing such Excess Interim Sub Debt and, in any event, within ninety (90) days following the consummation of the related issuance of Senior Subordinated Debt that resulted in such Excess Interim Sub Debt;

The failure of any of the foregoing conditions to be met at any time with respect to any Interim Sub Debt shall cause such Interim Sub Debt to cease to be Excess Interim Sub Debt; and

In connection with the issuance of any new Senior Subordinated Debt (including any Sub Debt Refinancing), the Borrowers hereby agree to provide the Agent with all consents and other documentation as the Agent shall reasonably require.

(k) [Reserved];

(l) Surety and similar bonds and completion bonds and bid guarantees with respect to the closure, final-closure and post-closure liabilities provided by or issued on behalf of the Obligors in connection with landfills or other solid waste facilities (collectively, “Landfill Surety Arrangements”); provided that Landfill Surety Arrangements are only permitted under this clause (l) to the extent that, and only for so long as, they are and continue to secure an obligation or liability of an Obligor and relate to a landfill or other solid waste facility currently or previously owned or operated by an Obligor; and provided, further, that the aggregate Indebtedness under all Landfill Surety Arrangements permitted under this clause (l) shall not exceed $250,000,000 at any time outstanding;

(m) Obligations under indemnity provisions or related to purchase price adjustments or similar obligations to the purchaser or seller under the purchase agreement incurred in connection with the purchase or Disposal of assets or Equity Interests of any Obligor, in each case solely to the extent that (w) such obligations are incurred in connection with a Permitted Acquisition or other Acquisition permitted hereunder or the Disposition of Equity Interests or assets of the Obligors otherwise permitted under this Agreement, (x) such obligations run in favor of the counterparties of such Permitted Acquisition, Acquisition or Disposition, and (y) the maximum aggregate liability in respect of all such obligations shall at no time exceed the gross proceeds, including non-cash proceeds, (the fair market value of such non-cash proceeds being measured at the time received or paid and without giving effect to any subsequent changes in value) actually received or paid by the Obligors in connection with the related Permitted Acquisition, Acquisition or Disposition;

(n) Equity Related Purchase Obligations of the Company in respect of Qualified Preferred Stock or Grandfathered Non-Qualified Preferred Stock;

(o) Indebtedness with respect to IRBs and Refinancing Debt with respect thereto; provided that, other than with respect to LC Supported IRBs, such Indebtedness and Refinancing Debt (including, without limitation, Indebtedness of such type listed on Part B of Schedule 10.2.3) shall not exceed $150,000,000 at any time outstanding;

(p) Guarantees of or similar arrangements with respect to Indebtedness permitted pursuant to this Section 10.2.3(a) to (o) made by any of the Obligors for so long as the underlying obligor remains an Obligor hereunder; provided that the amount of such guarantees does not exceed the amount of the underlying Indebtedness and that any guarantees of Subordinated Debt are equally subordinated;

(q) Guarantees of or similar arrangements with respect to Indebtedness of the Excluded Subsidiaries and Foreign Subsidiaries to the extent constituting Permitted Investments under Sections 10.2.2(i) or (n); and

(r) Other Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

10.2.4. Mergers; Consolidation; Dispositions.

(a) Mergers and Acquisitions. None of the Obligors or the Non-Borrower Subsidiaries shall, directly or indirectly, become a party to any liquidation, winding up of its affairs, dissolution, merger, amalgamation, or consolidation, or agree to or effect any Acquisition (other than (i) the acquisition of assets in the ordinary course of business consistent with past practices, (ii) the acquisition of Excluded Subsidiaries to the extent permitted under Section 10.2.2, and (iii) the merger or consolidation of, or asset or stock acquisitions between Obligors), except the Obligors and the Non-Borrower Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of or a business or division of or one hundred percent (100%) of the stock or other Equity Interests of any other Person (any transaction satisfying the requirements of this Section 10.2.4(a), a “Permitted Acquisition”) so long as:

(i) the Obligors are in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of its covenants and agreements contained in this Agreement, including the financial covenants in Section 10.2.11 on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement;

(ii) at the time of such Acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder (including by way of cross-default to any other Indebtedness that would constitute an Event of Default hereunder);

(iii) the business to be acquired is predominantly in the same lines of business as the Obligors, or businesses reasonably related or incidental thereto (e.g., solid waste collection, transfer, hauling, recycling, or disposal);

(iv) the business to be acquired operates predominantly in the United States or Canada;

(v) (A) in the case of an asset Acquisition, all of the assets acquired shall be acquired by an existing Borrower or a newly-created wholly-owned Subsidiary of the Company, which, if it is a U.S. Subsidiary, shall become a Borrower or Guarantor hereunder in accordance with Section 10.1.17, and 100% of the Equity Interests issued by such U.S. Subsidiary shall be pledged simultaneously with such acquisition to Agent, for the benefit of the Secured Parties, in accordance with Section 7.4, (B) in the case of an acquisition of Equity Interests of a U.S. company, the acquired company, simultaneously with such acquisition, shall become a Borrower or Guarantor in accordance with Section 10.1.17 and 100% of its Equity Interests and its assets shall be pledged simultaneously with such acquisition to the Agent, for the benefit of the Secured Parties, or the acquired company shall be merged or amalgamated with and into a wholly-owned Subsidiary that is an Obligor and such newly-acquired or newly-created Subsidiary shall otherwise comply with the provisions of Section 10.1.17; or (C) in the case of Acquisition of Equity Interests of a foreign Person that, in connection therewith, becomes a Foreign Subsidiary, the acquiring Obligor shall pledge the capital stock or other Equity Interests of such Foreign Subsidiary simultaneously with such acquisition to Agent, for the benefit of the Secured Parties (provided that not more than 65% of the total voting power of all outstanding capital stock or other Equity Interest of any such first-tier Foreign Subsidiary shall be required to be so pledged and no Equity Interests of any non-first-tier Foreign Subsidiary shall be required to be pledged);

(vi) if the total consideration in connection with any such Acquisition, including the aggregate amount of all liabilities assumed, but excluding the payment of all fees and expenses relating to such purchase, exceeds the Threshold Amount, then not later than seven (7) days prior to the proposed acquisition date (or such later date as the Agent may agree), the Borrower Agent shall furnish the Agent with (A) a copy of the purchase agreement, (B) its audited (if available, or otherwise unaudited) financial statements for the preceding two (2) fiscal years or such shorter period of time as such entity or division has been in existence, (C) a summary of the Borrowers’ results of their standard due diligence review, (D) in the case of a landfill acquisition or if the target company owns a landfill, a review by a Consulting Engineer and a copy of the Consulting Engineer’s report, (E) written evidence that the board of directors and (if required by Applicable Law) the shareholders, or the equivalent thereof, of the business to be acquired have approved such acquisition, and (F) such other information as Agent may reasonably request, which in each case shall be in form and substance reasonably acceptable to Agent;

(vii) the board of directors and (if required by Applicable Law) the shareholders, or the equivalent thereof, of the business to be acquired shall have approved such Acquisition;

(viii) at the time of the consummation of such Acquisition and immediately after giving effect thereto, either (A) pro forma Availability shall be not less than the greater of (x) $30,000,000 and (y) 20% of the aggregate Revolver Commitments for each day during the 30 day period prior to consummation of such Acquisition and immediately after giving effect thereto; or (B) both (x) pro forma Availability shall be not less than the greater of (I) $18,750,000 and (II) 12.5% of the aggregate Revolver Commitments for each day during the 30 day period prior to consummation of such Acquisition and immediately after giving effect thereto and (y) the Borrowers are in pro forma compliance with each of the financial covenants in Section 10.2.11 (whether or not a Financial Covenant Trigger Period exists) after giving effect to such Acquisition; and

(ix) no later than seven (7) days prior to the consummation of such Acquisition (or such later date as the Agent may agree), the Borrower Agent shall have delivered a certificate, in a form reasonably satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

(b) Dispositions of Assets. Except as otherwise provided in this Section, none of the Obligors or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary) shall, directly or indirectly, become a party to or agree to or effect any Disposition of assets (other than (x) an Excluded Disposition which shall be deemed to be permitted by this Section 10.2.4(b), and (y) the Disposition of assets or Equity Interests owned by an Obligor or Non-Borrower Subsidiary to an Obligor except that the Company may not Dispose of all or any material portion of its assets to another Obligor, and for the avoidance of doubt, and notwithstanding anything else in this Section 10.2.4(b) to the contrary, in the case of the transactions described in clauses (x) and (y) of this parenthetical, no such Disposition shall trigger the requirement to obtain or provide the deliverables under this Section and no such Disposition shall count against the Basket (defined below)); provided that, so long as no Default or Event of Default has occurred and is continuing, or would result therefrom (including by way of cross-default to any other Indebtedness):

(i) the Borrowers may consummate the Permitted Westbrook Disposition; and

(ii) during the term of this Agreement, the Obligors and the Non-Borrower Subsidiaries may Dispose of assets (including in connection with an asset swap) or Equity Interests of any Subsidiaries of the Company from and after the Closing Date having an aggregate fair market value not in excess of 5% of Consolidated Total Assets (the “Basket”) (as measured at the end of the most recently ended Fiscal Quarter for which financial statements have been furnished under Section 10.1.2(a) or (b)), in each case for fair and reasonable value, which shall, solely in connection with a Disposition of assets (or a series of related sales or transfers) after the date hereof having a fair market value in excess of $5,000,000, be determined to be fair and reasonable by the board of directors of the Company in good faith and evidenced by a resolution of such directors which shall be delivered by the Company to Agent at least ten Business Days (or such later date agreed by the Agent) prior to the consummation of such sale or transfer, along with (x) a compliance certificate calculating the Fixed Charge Coverage Ratio, the Consolidated First Lien Leverage Ratio and the Minimum Consolidated EBITDA Test (whether or not a Financial Covenant Trigger Period is in effect) after giving effect to such Disposition (and provided that the Borrowers shall not be required to demonstrate compliance with the Fixed Charge Coverage Ratio or the Consolidated First Lien Leverage Ratio unless a Financial Covenant Trigger Period is in effect or would be caused thereby), and (y) a written pro forma Borrowing Base Report giving effect to such disposition and showing no Overadvance exists or will arise as a result of such Disposition, and shall promptly provide such other information and documentation related to such Disposition as is reasonably requested by Agent, and, in the case of an asset swap, so long as such asset swap in the reasonable business judgment of the Company does not have a Material Adverse Effect.

Upon a disposition permitted by this Section 10.2.4(b) of all or substantially all of the assets (x) of an Obligor, such Obligor may be liquidated or dissolved so long as all (if any) remaining assets held by such Obligor are transferred to an existing Obligor and remain subject to a Lien of Agent, for the benefit of the Secured Parties, and (y) of a Non-Borrower Subsidiary, such Non-Borrower Subsidiary may be liquidated or dissolved so long as all (if any) remaining assets held by such Non-Borrower Subsidiary are transferred to an Obligor or a Non-Borrower Subsidiary. The Obligors shall promptly notify the Agent of such liquidation or dissolution.

(c) De Minimis Subsidiaries. Notwithstanding anything to the contrary in this Section 10.2.4, the Obligors and the Non-Borrower Subsidiaries may merge, amalgamate or liquidate any De Minimis Subsidiaries (or consummate any transaction permitted by Section 10.2.4(a) and/or Section 10.2.4(b)).

10.2.5. Fundamental Changes. None of the Obligors shall amend or otherwise alter its Organic Documents in a manner adverse to the Secured Parties, or change its name, state of organization or type of organization without giving the Agent written notice at least thirty (30) days prior thereto (or such later date as agreed by the Agent); and if an Obligor does not have an organizational identification number and later obtains one, it will provide prompt notice to the Agent.

10.2.6. Distributions. None of the Company, Obligors or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary (if any)), shall, directly or indirectly, make any Distribution except that, (a) any Subsidiary may declare or pay Distributions to the Company or its parent(s) and (b) any Subsidiary may make Distributions not otherwise permitted under clause (a) above and the Company may make other Distributions so long as:

(A) either (1) pro forma Availability shall be not less than the greater of (x) $37,500,000 and (y) 25% of the aggregate Revolver Commitments for each day during the 30 day period prior to such Distribution and immediately after giving effect thereto; or (2) both (x) pro forma Availability shall be not less than the greater of (I) $26,250,000 and (II) 17.5% of the aggregate Revolver Commitments for each day during the 30 day period prior to such Distribution and immediately after giving effect thereto and (y) the Borrowers are in pro forma compliance with each of the financial covenants in Section 10.2.11 (whether or not a Financial Covenant Trigger Period exists) after giving effect to such Distribution;

(B) no Default or Event of Default shall have occurred or be continuing on the date of such Distribution, nor would be created by the making of such Distribution; and

(C) at least 5 Business Days prior to each such Distribution the Borrower Agent has delivered a certificate to Agent demonstrating compliance with clause (A) and clause (B) above.

In addition, except as set forth in this Section 10.2.6 above, the Obligors shall not prepay, redeem, convert, retire, repurchase or otherwise acquire shares of any class of Equity Interests of the Obligors or Non-Borrower Subsidiaries without the prior written consent of the Agent and the Required Lenders; provided, however, that Preferred Stock of the Company may be converted in accordance with its terms into other classes of Qualified Preferred Stock and into common stock of the Company without such consent.

10.2.7. Change in Nature of Business. None of the Obligors or the Non-Borrower Subsidiaries shall, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Obligors and Non-Borrower Subsidiaries on the date hereof or any business substantially related or incidental thereto.

10.2.8. Transactions with Affiliates. Except as permitted under Section 9.18, none of the Obligors or the Non-Borrower Subsidiaries shall, directly or indirectly, enter into any transaction of any kind with any Affiliate (other than for services as employees, officers and directors of any of the Obligors or Non-Borrower Subsidiaries, and other than transactions among Obligors), whether or not in the ordinary course of business, other than where the board of directors (or the equivalent) of such Obligor or Non-Borrower Subsidiary has in good faith determined that such transaction is on fair and reasonable terms substantially as favorable to the Obligors or Non-Borrower Subsidiaries as would be obtainable by the Obligors or Non-Borrower Subsidiaries at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

10.2.9. Burdensome Agreements; Negative Pledges. None of the Obligors or the Non-Borrower Subsidiaries shall, directly or indirectly, enter into any Contractual Obligation (other than this Agreement, any other Loan Document, or the Senior Subordinated Debt Documents) that limits the ability (a) of any Subsidiary (other than the Excluded Subsidiaries or the Insurance Subsidiary, if any) to make Distributions to the Company, or (b) of any of the Obligors or Non-Borrower Subsidiaries (other than the Insurance Subsidiary, if any) to create, incur, assume or suffer to exist Liens in favor of Agent on property of such Person; provided, however, that this clause (b) shall not prohibit any negative pledge incurred or provided in favor of any holder of Liens permitted under Section 10.2.1(h) (to the extent required by the terms of the documents evidencing the Liens), or in favor of any holder of Indebtedness permitted under Section 10.2.3(e) and Section 10.2.3(o) (to the extent required by the terms of the documents evidencing the applicable Indebtedness) hereof solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or Lien, as applicable.

10.2.10. Use of Proceeds. None of the Borrowers shall use the proceeds of any Loan or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board), except as set forth in Section 9.4 (provided it is not in violation of Regulation U of the Federal Reserve

Board), or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or for any purpose other than as set forth in Section 9.4. None of the Borrowers shall use the proceeds of any Loan or Letter of Credit, whether directly or indirectly, to make any payment of Senior Subordinated Notes at any time, except as expressly permitted under Section 10.2.16(d)(i) or (iv), as applicable.

10.2.11. Financial Covenants. For the avoidance of doubt, notwithstanding anything to the contrary in the Agreement, it is understood that the following financial covenants shall be calculated exclusive of the assets, liabilities (except for liabilities of the Excluded Subsidiaries that are recourse to the Obligors), net worth and operations of the Excluded Subsidiaries.

(a) Minimum Fixed Charge Coverage Ratio. At any time a Financial Covenant Trigger Period is in effect, the Borrowers shall not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00 to 1.00, measured for the most recent period of four (4) consecutive Fiscal Quarters for which financial statements were delivered hereunder immediately prior to such Financial Covenant Trigger Period and for each period of four (4) consecutive Fiscal Quarters ending thereafter until the Financial Covenant Trigger Period is no longer in effect.

(b) Maximum Consolidated First Lien Debt to Consolidated EBITDA. At any time a Financial Covenant Trigger Period is in effect, the Borrowers shall not permit the Consolidated First Lien Leverage Ratio for the period of four (4) consecutive Fiscal Quarters then ending to exceed 2.00:1.00.

(c) Minimum Consolidated EBITDA. The Borrowers shall not permit Consolidated EBITDA to be less than the Minimum Consolidated EBITDA Requirement (the “Minimum Consolidated EBITDA Test”) measured as of the end of each Fiscal Quarter for the period of four (4) consecutive Fiscal Quarters.

10.2.12. Sale and Leaseback. Except for the Permitted Westbrook Transaction, none of the Obligors or the Non-Borrower Subsidiaries (other than the Insurance Subsidiary, if any) shall, directly or indirectly, enter into any arrangement, directly or indirectly, whereby any Obligor or any such Non-Borrower Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property which such Obligor or any such Non-Borrower Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, without the prior written consent of the Required Lenders.

10.2.13. No Other Senior Debt. None of the Obligors or the Non-Borrower Subsidiaries (a) have designated, or will designate, any Indebtedness of the Obligors or the Non-Borrower Subsidiaries as “Designated Senior Debt” (or any substantively equivalent term) for purposes of (and as defined in) the Senior Subordinated Notes Documents, other than the Obligations or (b) have “Senior Debt” (or any substantively equivalent term) as such term is defined in the Senior Subordinated Note Documents, other than the Obligations, any Seller Subordinated Debt, and any Indebtedness permitted under Section 10.2.3 which ranks pari passu (other than by virtue of any lien subordination) with the Obligations.

10.2.14. Actions Otherwise Prohibited By Other Debt. Notwithstanding anything contained in this Section 10 that permits the Obligors or any of their Subsidiaries to enter into transactions or take certain actions, the Obligors shall not enter into such transactions or take such actions if otherwise prohibited from so doing by the terms of (a) the Senior Subordinated Notes, or (b) any Preferred Stock outstanding from time to time, after giving effect to any effective and irrevocable written amendment to or waiver of the terms thereof, a copy of which has been furnished to Agent and which is in form satisfactory to Agent.

10.2.15. Employee Benefit Plans. None of the Obligors or any ERISA Affiliate shall, directly or indirectly:

(i) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any Obligor; or

(ii) (i) fail to comply with the Pension Funding Rules with respect to any Pension Plan (other than a Multiemployer Plan), and (ii) with respect to any Multiemployer Plan, fail to make any required contribution thereunder or withdraw from such Multiemployer Plan if such withdrawal could reasonably be expected to result in withdrawal liability in excess of the Threshold Amount; or

(iii) fail to contribute to any Pension Plan to an extent which, or terminate any Pension Plan in a manner which, could result in the imposition of a Lien on the assets of any Obligor pursuant to §303(k) or §4068 of ERISA or 430(k) of the Code; or

(iv) amend any Pension Plan in circumstances requiring the posting of security pursuant to §302 of ERISA or §436 of the Code; or

(v) take or, except with respect to a Multiemployer Plan, permit any action which would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Pension Plans to exceed the value of the aggregate assets of such Pension Plans, disregarding for this purpose the benefit liabilities and assets of any such Pension Plan with assets in excess of benefit liabilities.

The Obligors will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, furnish to Agent and the Lenders a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Pension Plan (provided that, with respect to a Multiemployer Plan, such requirement shall only apply if the Obligors receive a copy of such statement) and (ii) promptly upon receipt or, if from the Obligors, dispatch, furnish to the Lenders any notice, report or demand sent or received in respect of a Pension Plan under §§302, 303, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242 or 4245 of ERISA.

10.2.16. Prepayments of Certain Obligations; Modifications of Subordinated Debt. None of the Obligors or the Non-Borrower Subsidiaries shall, directly or indirectly:

(a) amend, supplement or otherwise modify the terms of any Subordinated Debt; provided that the Obligors may amend, supplement or otherwise modify the terms of any Seller Subordinated Debt with the consent of Agent if, in the judgment of Agent, such amendments, supplements or modifications do not adversely affect the rights of the Lenders; and provided, further, that, with the prior consent of Agent, such consent not to be unreasonably withheld, the Borrowers may amend any Senior Subordinated Debt Document to eliminate covenants or otherwise make such instruments less restrictive on the Borrowers;

(b) prepay, redeem or repurchase or issue any notice or offer of redemption with respect to, elect to make, or effect, a defeasance with respect to, or take any other action which would require the Obligors or any of their Subsidiaries to, prepay, redeem or repurchase any of the Subordinated Debt (other than with respect to Senior Subordinated Debt to the extent expressly permitted under clause (d) below);

(c) make any payments with respect to any Seller Subordinated Debt other than scheduled payments of principal and interest as and to the extent permitted under the applicable Subordination Agreements, provided that no Default or Event of Default shall have occurred or be continuing on the date of such payment, nor would be created by the making of such payment; or

(d) subject in all cases to Section 10.2.14, make any Debt Repayments with respect to any Senior Subordinated Debt other than:

(i) scheduled payments of interest as and to the extent permitted under the Senior Subordinated Debt Documents, as applicable;

(ii) so long as no Default or Event of Default shall have occurred or be continuing on the date of such payment, nor would be created by the making of such payment, Debt Repayments of principal, interest, premium (including, in the case of an open market repurchase (whether or not pursuant to a tender offer), premium above the rate specified in the related indenture as applicable to optional redemptions) and related costs and expenses made from the Net Proceeds of (and substantially contemporaneously with) the sale or issuance by any Obligor or any Non-Borrower Subsidiary of any of its Equity Interests after the Closing Date;

(iii) Debt Repayments of principal, interest, premium (including, in the case of an open market repurchase (whether or not pursuant to a tender offer), premium above the rate specified in the related indenture as applicable to optional redemptions) and related costs and expenses in connection with any extension, renewal, refinancing or replacement of Senior Subordinated Debt constituting Refinancing Debt and otherwise permitted under this Agreement; and

(iv) other Debt Repayments of principal, interest, premium (including, in the case of an open market repurchase (whether or not pursuant to a tender offer), premium above the rate specified in the related indenture as applicable to optional redemptions) and related costs and expenses with respect to Senior Subordinated Debt and any Refinancing Debt with respect thereto so long as:

(A) either

(1) pro forma Availability shall be not less than the greater of (x) $30,000,000 and (y) 20% of the aggregate Revolver Commitments for each day during the 30 day period prior to such Debt Repayment and immediately after giving effect thereto; or

(2) both (x) pro forma Availability shall be not less than the greater of (I) $18,750,000 and (II) 12.5% of the aggregate Revolver Commitments for each day during the 30 day period prior to such Debt Repayment and immediately after giving effect thereto and (y) the Borrowers are in pro forma compliance with each of the financial covenants in Section 10.2.11 (whether or not a Financial Covenant Trigger Period exists) after giving effect to such Debt Payment;

(B) no Default or Event of Default shall have occurred or be continuing on the date of such payment, nor would be created by the making of such Debt Repayment; and

(C) at least 5 Business Days prior to each such Debt Repayment (or such later date agreed by the Agent) the Borrower Agent has delivered a certificate to Agent demonstrating compliance with clause (A) and clause (B) above.

10.2.17. Upstream Limitations. None of the Obligors shall enter into any agreement, contract or arrangement (excluding this Agreement, the other Loan Documents, the Senior Subordinated Debt Documents) restricting the ability of (i) the Obligors to amend or modify this Agreement or any other Loan Document, or (ii) any Obligor to pay or make Upstream Payments or to make loans, advances or other payments of whatsoever nature to any Obligor or to make transfers or distributions of all or any part of such Obligor’s assets to an Obligor; in each case other than (x) subject to the limitations in Section 10.2.1(a) and (f), restrictions on specific assets which assets are the subject of Equipment Financing Indebtedness to the extent permitted under Section 10.2.3(c) or (e), and (y) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Obligor in the ordinary course of its business.

10.2.18. Preferred Stock. None of the Obligors (a) shall authorize or designate any new class of Preferred Stock or (b) shall, directly or indirectly (whether by merger, consolidation, share exchange or otherwise), amend, supplement or otherwise modify the terms of any Preferred Stock, in each case unless Agent shall have been provided reasonable prior written notice thereof (including copies of the Organic Documents and other documents evidencing the terms thereof). None of the Obligors, shall, in any event, make any amendment, supplement or modification to the Preferred Stock that would cause or otherwise permit a Qualified Preferred Stock to become a Non-Qualified Preferred Stock (other than, as applicable, Grandfathered Non-Qualified Preferred Stock). In no event may the Company or any Obligor issue any Preferred Stock at any time when a Default or Event of Default exists or could reasonably be expected to result therefrom or that would be prohibited by the terms of any Subordinated Debt (after giving effect to any effective and irrevocable written amendment to or waiver of the terms thereof, a copy of which has been furnished to Agent and which is in form satisfactory to Agent).

10.2.19. Tax Consolidation. Except as required by Applicable Law, none of the Obligors or the Non-Borrower Subsidiaries shall file or consent to the filing of any consolidated income tax return with any Person other than Obligors and Subsidiaries.

10.2.20. Accounting Changes. None of the Obligors or the Non-Borrower Subsidiaries shall make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year (other than the change of Fiscal Year to fiscal year end December 31).

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1. Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) if the Obligors shall fail to pay any principal of the Loans or any LC Obligation hereunder when the same shall become due and payable, whether at the Revolver Termination Date or any accelerated date of maturity or at any other date fixed for payment;

(b) if the Obligors shall fail to pay any interest or fees or other amounts owing hereunder within five (5) Business Days after the same shall become due and payable whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(c) if the Obligors shall fail to comply with any of the covenants contained in Section 7.2.1, 7.3, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.2 or 10.2;

(d) if the Obligors shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in clauses (a), (b), and (c) above) within thirty (30) days after written notice of such failure has been given to the Borrower Agent by the Agent or any Lender;

(e) if any representation or warranty contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or repeated;

(f) if any Obligor or Non-Borrower Subsidiary shall fail to pay at maturity, or within any applicable period of grace, any and all obligations for borrowed money or any guaranty with respect thereto or credit received or in respect of any Capital Lease, Synthetic Lease Obligation or Hedging Agreement, in each case, in an aggregate amount greater than the Threshold Amount (including, without regard to the Threshold Amount, the Indebtedness evidenced by the Senior Subordinated Notes Documents), or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound that evidences or secures Borrowed Money in an aggregate amount greater than the Threshold Amount (including, without regard to the Threshold Amount, the Senior Subordinated Notes Documents) for such period of time as would permit, assuming the giving of appropriate notice if required, the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g) if any Obligor or Non-Borrower Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator, receiver or receiver/manager of any Obligor or Non-Borrower Subsidiary or of any substantial part of the assets of any Obligor or Non-Borrower Subsidiary or commences any case or other proceeding relating to any Obligor or Non-Borrower Subsidiary under any Debtor Relief Law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding is commenced against any Obligor or Non-Borrower Subsidiary and any Obligor or Non-Borrower Subsidiary indicates its approval thereof, consent thereto or acquiescence therein;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator, receiver or receiver/manager or adjudicating any Obligor or Non-Borrower Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Obligor or Non-Borrower Subsidiary in an involuntary case under Debtor Relief Laws as now or hereafter constituted, and such decree or order remains in effect for more than sixty (60) days, whether or not consecutive;

(i) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order which are not promptly stayed (and, if such required to perfect such stay pending appeal, bonded), or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) (i) An ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Obligors under Title IV of ERISA to the Pension Plan, or the PBGC, in an aggregate amount in excess of the Threshold Amount (provided that, with respect to a Multiemployer Plan, clause (i) only applies if an Obligor has received written notice from such plan or otherwise become aware that an event or circumstance described in such clause has occurred), or (ii) any Obligor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Agent or the Required Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrowers or any of their respective stockholders, or any court or any Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof, or any Security Document shall for any reason cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby as contemplated under the Loan Documents (subject to Section 10.2.4(b));

(l) (i) the subordination provisions of the Senior Subordinated Debt Documents (or any Refinancing Debt thereof) (collectively, the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Senior Subordinated Debt; or (ii) the Borrowers shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Secured Parties or (C) that all proceeds realized from the liquidation of any Collateral of any Borrower shall be subject to any of the Subordination Provisions;

(m) a Change of Control shall occur; or

(n) if any event or condition occurs that enables or permits (with all applicable grace periods having expired) any holder or the holders of any Preferred Stock of the Obligors to cause any liquidating payment or distribution on such Preferred Stock to become due in cash, securities or other property of any Obligor other than Equity Interests of the Company, or to require the prepayment, redemption or repurchase thereof, in whole or in part, in cash, securities or other property of any Obligor other than Equity Interests of the Company prior to its scheduled maturity date, if any.

11.2. Remedies upon Default. If an Event of Default described in Section 11.1(g) or (h) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize their LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3. License. Effective during the occurrence of an Event of Default, Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4. Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender, or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5. Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of the Obligations.

11.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.	AGENT

12.1. Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party for any error in judgment.

12.1.2. Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party,

unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2. Agreements Regarding Collateral and Borrower Materials.

12.2.1. Lien Releases; Obligor Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral, and release any Obligor from its Obligations under the Loan Documents, in each case, as applicable, (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition that Borrower Agent certifies in writing is a Permitted Disposition (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to release its Lien, if any, granted on Excluded Collateral and to subordinate its Liens to any Purchase Money Lien or other Permitted Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants, in each case, subject to Section 14.12), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3. Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4. Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from an Obligor or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5. Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against the Dominion Account without Agent’s prior consent.

12.6. Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7. Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured

Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8. Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent. If Agent is a Defaulting Lender under clause (d) of the definition thereof, then Required Lenders may, unless prohibited by Applicable Law, remove such Agent by written notice to Borrower Agent and Agent. Required Lenders may appoint a successor to replace the resigning or removed Agent, which successor shall be a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrower Agent. If no successor agent is appointed prior to the effective date of Agent’s resignation or removal, then Agent may appoint a successor agent that is a financial institution acceptable to it and Borrower Agent (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder. Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. On the effective date of its resignation or removal, the retiring or removed Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2. Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9. Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10. Remittance of Payments and Collections.

12.10.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 1:00 p.m. on a Business Day, payment shall be made by Lender not later than 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2. Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Obligors be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3. Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11. Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12. Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13. Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14. No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Obligors agree otherwise in writing.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases the Company, substantially all Obligors or substantially all Collateral.

13.2.3. Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4. Benefit of Setoff. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000, (unless otherwise agreed by Agent and the Borrower Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit B and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3. Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignee is permitted under the Loan Documents. Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner satisfactory to Agent, including payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent) to satisfy all funding and payment liabilities of the Defaulting Lender. If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4. Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4. Replacement of Certain Lenders. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.10 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment. In addition, in the event that the Borrower Agent determines that any Lender is the holder of 10% or more of the consolidated Indebtedness of the Company or relevant Subsidiaries of the Company, as a result of which any Borrower would be in breach of any permit issued by any regulatory authority in connection with such Borrower’s solid waste operations, the Borrowers (i) shall be permitted to repay such Lender’s Loans on a non-pro-rata basis (and, in the case of repayments of Revolver Loans, reduce such Lender’s Revolver Commitment on a non-pro-rata basis in connection therewith) to the extent necessary (but only to the extent necessary) to reduce such Lender’s percentage of the consolidated Indebtedness of the Company to below such 10% in order to eliminate such breach and/or (ii) may request such Lender to assign that portion of its Loans to an Eligible Assignee that would bring such Lender’s Loans below 10%, and such Lender agrees that it will make such assignment (to the extent an Eligible Assignee has agreed to purchase the Loans requested to be so assigned) so long as such Lender has received payment at par for such portion of its Loans being so assigned (together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder with respect thereto) from such Eligible Assignee (or the Borrowers, as applicable, with respect to accrued interest, fees or other amounts) and such assignment does not conflict with Applicable Laws.

SECTION 14.	MISCELLANEOUS

14.1. Consents, Amendments and Waivers.

14.1.1. Amendment. No modification of any Loan Document, including any consent under or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral), 12.5, or 14.1.1; (ii) amend the definition of Pro Rata, Required Lenders, or Supermajority Lenders; (iii) release or subordinate Liens on all or substantially all Collateral; (iv) release all or substantially all Obligors from liability for any Obligations; or (v) increase the advance rates under the Borrowing Base.

(e) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2; and

(f) without the prior written consent of Supermajority Lenders, no modification shall amend the definition of Borrowing Base, Eligible Accounts Formula Amount, Eligible Inventory Formula Amount, Eligible Vehicles Formula Amount, Eligible Containers and Compactors Formula Amount, Eligible Other Equipment Formula Amount, and Eligible Real Estate Formula Amount (or any defined term used in such definitions) if the effect of such amendment is to increase borrowing availability.

Notwithstanding any provision herein to the contrary and without limitation of any provision of Section 2.1.7, this Agreement may be amended with the written consent of the Required Lenders, the Agent, and the Borrowers (i) to add one or more additional revolving credit facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing revolving facility hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing revolving facility hereunder (but, in the case of any facility that shares ratably with the existing revolving facility, subject to the same Borrowing Base, Eligible Accounts Formula Amount, Eligible Containers and Compactors Formula Amount, Eligible Inventory Formula Amount, Eligible Other Equipment Formula Amount, Eligible Real Estate Formula Amount, and Eligible Vehicles Formula Amount (or any defined term used in such definitions) requirements as the existing revolving facility), and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

14.1.2. Limitations. Notwithstanding Section 14.1.1, the agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Notwithstanding Section 14.1.1, only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3. Payment for Consents. No Obligor will pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2. Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS (AS DEFINED HEREIN) THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, willful misconduct, or breach in bad faith of such Indemnitee. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or liabilities arising from any non-Tax claim.

14.3. Notices and Communications.

14.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, unless otherwise expressly agreed in writing by the Agent, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2. Communications. Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Agent and only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4. Secured Parties make no assurance as to the privacy or security of electronic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3. Platform. Except as provided in Section 10.1.2, Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”) and Borrowers shall notify Agent of each posting of Borrower Delivered Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system, in each case except as results from gross negligence or willful misconduct.

14.3.4. Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5. Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Obligor even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of an Obligor.

14.4. Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent (in each case only if the Obligors have failed to pay or perform as required under the Loan Documents) to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, promptly on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5. Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.6. Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.7. Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

14.8. Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.9. Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.10. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.11. Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means confidential information received from an Obligor or Subsidiary relating to it or its business. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.12. GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.13. Consent to Forum.

14.13.1. Forum. EACH OBLIGOR HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT TO THE EXTENT THAT SUCH ADVERSE PARTY IS SUBJECT TO THE JURISDICTION OF SUCH COURT. EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.13.2. Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14. Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, in each case, except as otherwise provided herein or in the Loan Documents, and hereby ratifies anything Agent may do in this regard; (c) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (D) the benefit of all valuation, appraisement and exemption laws; (E) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (F) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.15. Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.16. NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.17. Amendment and Restatement. Each Borrower, the Agent, the Issuing Bank and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement and the Security Documents (as defined therein) which in any manner govern or evidence the Obligations, the rights and interests of the Agent, the Issuing Bank and the Lenders and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms and provisions of this Agreement and the terms and conditions of the Existing Credit Agreement and the Security Documents (as defined therein) shall be superseded by this Agreement and the other Loan Documents, except as expressly provided herein.

14.17.1. Notwithstanding the amendment and restatement of the Existing Credit Agreement, the Security Documents (as defined therein) and certain of the other related “Loan Documents” as defined in the Existing Credit Agreement (the “Existing Loan Documents”) by this Agreement and the other Loan Documents as herein defined, all of the indebtedness, liabilities and obligations owing by any Borrower under the Existing Loan Documents shall continue as Obligations hereunder and shall be and remain secured by this Agreement and the Security Documents (as defined herein) for the benefit of the Agent and the Lenders. This Agreement is given as a substitution of, and not as a payment of, the indebtedness, liabilities and obligations of the Borrowers, under the Existing Loan Documents and is not intended to constitute a novation thereof or of any of the other Existing Loan Documents. Upon the effectiveness of this Agreement, all loans owing by the Borrowers, the Existing Letters of Credit and all other obligations outstanding under the Existing Credit Agreement shall continue as Revolver Loans, Letters of Credit and Obligations hereunder.

14.17.2. Each Borrower, the Agent and the other Secured Parties hereby acknowledge (a) the assignment by the lenders party to the Existing Credit Agreement to the Lenders party hereto in accordance with the Master Assignment and Acceptance such that, after giving effect thereto, the Revolver Commitments shall be as reflected on Schedule 1.1 and (b) each reference to the “Administrative Agent” in the Existing Credit Agreement and the other Existing Loan Documents shall be deemed to be a reference to the “Agent” as defined in this Agreement.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

CASELLA WASTE SYSTEMS, INC.

By:	/s/ Edmond R. Coletta
Name:	Edmond R. Coletta
Title:	Senior Vice President and Chief Financial Officer

ALL CYCLE WASTE, INC.
ATLANTIC COAST FIBERS, INC.
BLOW BROS.
BRISTOL WASTE MANAGEMENT, INC.
C.V. LANDFILL, INC.
CASELLA MAJOR ACCOUNT SERVICES, LLC
CASELLA RECYCLING, LLC
CASELLA RENEWABLE SYSTEMS, LLC
CASELLA TRANSPORTATION, INC.
CASELLA WASTE MANAGEMENT OF MASSACHUSETTS, INC.
CASELLA WASTE MANAGEMENT OF N.Y., INC.
CASELLA WASTE MANAGEMENT OF PENNSYLVANIA, INC.
CASELLA WASTE MANAGEMENT, INC.
CASELLA WASTE SERVICES OF ONTARIO LLC
CHEMUNG LANDFILL LLC
COLEBROOK LANDFILL LLC
FOREST ACQUISITIONS, INC.
GRASSLANDS INC.
GROUNDCO LLC
HAKES C&D DISPOSAL, INC.
HARDWICK LANDFILL, INC.
HIRAM HOLLOW REGENERATION CORP.
KTI BIO FUELS, INC.
KTI ENVIRONMENTAL GROUP, INC.
KTI NEW JERSEY FIBERS, INC.
KTI OPERATIONS, INC.
KTI SPECIALTY WASTE SERVICES, INC.
KTI, INC.

By:	/s/ Edmond R. Coletta
Name:	Edmond R. Coletta
Title:	Vice President and Treasurer

MAINE ENERGY RECOVERY COMPANY, LIMITED PARTNERSHIP
NEW ENGLAND WASTE SERVICES OF ME, INC.
NEW ENGLAND WASTE SERVICES OF N.Y., INC.
NEW ENGLAND WASTE SERVICES OF VERMONT, INC.
NEW ENGLAND WASTE SERVICES, INC.
NEWBURY WASTE MANAGEMENT, INC.
NEWS OF WORCESTER LLC
NEWSME LANDFILL OPERATIONS LLC
NORTH COUNTRY ENVIRONMENTAL SERVICES, INC.
NORTHERN PROPERTIES CORPORATION OF PLATTSBURGH
OXFORD TRANSFER STATION, LLC
PINE TREE WASTE, INC.
SCHULTZ LANDFILL, INC.
SOUTHBRIDGE RECYCLING & DISPOSAL PARK, INC.
SUNDERLAND WASTE MANAGEMENT, INC.
THE HYLAND FACILITY ASSOCIATES
TOMPKINS COUNTY RECYCLING LLC
WASTE-STREAM INC.

By:	/s/ Edmond R. Coletta
Name:	Edmond R. Coletta
Title:	Vice President and Treasurer

Address For All Borrowers:

25 Greens Hill Lane
Rutland, VT 05701
Attention: Edmond R. Coletta
Email: ned.coletta@casella.com
Telecopy: (802) 770-5348

AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and a Lender

By:	/s/ Bailey Falls
Name:	Bailey Falls
Title:	Senior Vice President

Address:

Mailcode: MA1-225-02-05
225 Franklin Street
Boston, MA 02110
Attention: Loan Administration – Casella
Telecopy: 312-453-6319

COMERICA BANK,
as Documentation Agent and Lender

By:	/s/ Tony G. Rice

Title:	Vice President

Address:

411 West Lafayette Blvd.
Detroit, MI 48226
Mail Code 3236

Attn: Tony G. Rice

Telecopy: 313-222-9564

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Thomas G. Williams
Name:	Thomas G. Williams
Title:	Authorized Officer

Address:	JPMorgan Chase Bank, N.A.
277 Park Avenue-22nd Floor
New York, NY 10172
Attention:	Account Officer -Casella Waste Systems, Inc.
Telecopy:	(646) 534-2268

TD BANK, N.A.,
as a Lender

By:	/s/ Christopher J. Hackett
Name:	Christopher J. Hackett
Title:	Vice President

Address:

TD Bank, N.A.
2 Church Street
Bellows Falls, Vermont 05101
Attention: Christopher J. Hackett
Telecopy: 802-463-4503

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/ Jeff Royston
Name:	Jeff Royston
Title:	Director

Address:

2450 Colorado Ave.
Suite 3000W
Santa Monica, CA 90404
Attention:
Telecopy:

EXHIBIT A

to

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

(this “Assignment”)

Reference is made to the Loan and Security Agreement dated as of February 27, 2015, as amended (“Loan Agreement”), among [BORROWER 1], [BORROWER 2] and [BORROWER 3] (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

                                         (“Assignor”) and                                          (“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $            of Assignor’s outstanding Revolver Loans and $            of Assignor’s participations in LC Obligations, and (b) the amount of $            of Assignor’s Revolver Commitment (which represents     % of the total Revolver Commitments) (the foregoing items being, collectively, “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Assignment shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees, and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that, as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $            and the outstanding balance of its Revolver Loans and participations in LC Obligations is $            ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the promissory note[s] held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4. This Assignment shall be governed by the laws of the State of             .If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Assignment shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.
Reference:

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.
Reference:

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of                     .

(“Assignee”)

By:
Title:

(“Assignor”)

By:
Title:

EXHIBIT B

to

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Loan and Security Agreement dated as of February 27, 2015, as amended (“Loan Agreement”), among [BORROWER 1], [BORROWER 2] and [BORROWER 3] (collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of             , 20    (“Assignment”), between             (“Assignor”) and             (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment (a) a principal amount of $            of Assignor’s outstanding Revolver Loans and $            of Assignor’s participations in LC Obligations, and (b) the amount of $            of Assignor’s Revolver Commitment (which represents     % of the total Revolver Commitments (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent, and Borrower Agent, if applicable. Pursuant to the Assignment, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $            and Assignee’s Revolver Commitment to be increased by $            .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment.

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of                     .

(“Assignee”)

By:
Title:

(“Assignor”)

By:
Title:

ACKNOWLEDGED AND AGREED,AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By:
Title:

*	No signature required if Assignee is a Lender, Affiliate of a Lender or Approved Fund, or if an Event of Default exists.

BANK OF AMERICA, N.A., as Agent

By:
Title:

EXHIBIT C

to

Loan and Security Agreement

FORM OF SUBORDINATION AGREEMENT

See attached.

EXHIBIT C

FORM OF SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT (the “Agreement”), dated as of             , 20    , is by and among BANK OF AMERICA, N.A., as Agent for itself and the other lending institutions who are or may become party to the Loan Agreement defined below (collectively, the “Lenders”), [INSERT NAME OF SUBORDINATING LENDER] (the “Subordinating Lender”), and Casella Waste Systems, Inc. (the “Parent”) and each of its direct and indirect Subsidiaries from time to time party to the Loan Agreement defined below as borrowers (collectively, the “Borrowers”).

WHEREAS, the Lenders have, pursuant to that certain Loan and Security Agreement, dated February 27, 2015 (as amended, modified, supplemented, or restated and in effect from time to time, the “Loan Agreement”) agreed, upon the terms and subject to the conditions contained therein, to make loans and otherwise to extend credit to the Borrowers; and

WHEREAS, the Subordinating Lender has agreed to extend credit to the Borrowers pursuant to a promissory note dated as of                     , as in effect from time to time, (the “Note”), issued by the Borrowers in favor of the Subordinating Lender; and

WHEREAS, it is a condition precedent to the Lenders’ willingness to make loans and otherwise to extend credit to the Borrowers pursuant to the Loan Agreement that the Borrowers and the Subordinating Lender enter into this Agreement with the Agent;

WHEREAS, in order to induce the Lenders to make loans and otherwise extend credit to the Borrowers pursuant to the Loan Agreement, the Borrowers and the Subordinating Lender have agreed to enter into this Agreement with the Agent;

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein have the respective meanings given to them in the Loan Agreement. In addition, the following terms shall have the following meanings:

Senior Debt. All principal, interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations created or evidenced by the Loan Agreement or any of the other Loan Documents or any prior concurrent, or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the Agent or any of the Secured Parties. Senior Debt shall expressly include (a) any and all interest, fees and expenses accruing or out of pocket costs or expenses incurred after the date of any filing by or against any of the Borrowers of any petition under the federal Bankruptcy Code or any other bankruptcy, insolvency or reorganization act regardless of whether the Agent’s or any Secured Party’s claim therefor is allowed or allowable in the case or proceeding relating thereto, and (b) any credit facilities extended to the Borrowers to refinance or refund any of the Senior Debt.

Subordinated Debt. All principal, interest, fees, costs, enforcement expenses (including legal fees and disbursements), collateral protection expenses and other reimbursement and indemnity obligations created or evidenced by the Note or any prior, concurrent or subsequent notes, instruments or agreements of indebtedness, liabilities or obligations of any type or form whatsoever relating thereto in favor of the Subordinating Lender.

Subordinated Debt Documents. Collectively, the [            ], the Note and any and all other documents or instruments evidencing or further guarantying or securing directly or indirectly any of the Subordinated Debt, whether now existing or hereafter created.

2. General. The Subordinated Debt and any and all Subordinated Debt Documents shall be and hereby are subordinated and the payment thereof is deferred until the full and final payment in cash of the Senior Debt, whether now or hereafter incurred or owed by the Borrowers. Notwithstanding the immediately preceding sentence, the Borrowers shall be permitted to pay, and the Subordinating Lender shall be permitted to receive, any regularly scheduled payment of interest or principal on the Subordinated Debt so long as at the time of such payment, or after giving effect thereto, no Default or Event of Default has occurred and is continuing under the Loan Agreement or would occur after giving effect thereto.

3. Enforcement. The Subordinating Lender will not take or omit to take any action or assert any claim with respect to the Subordinated Debt or otherwise that is inconsistent with the provisions of this Agreement. Without limiting the foregoing, the Subordinated Lender will not assert, collect or enforce the Subordinated Debt or any part thereof or take any action to foreclose or realize upon the Subordinated Debt or any part thereof or enforce any of the Subordinated Debt Documents except (a) in each such case as necessary, so long as no Default or Event of Default has occurred and is then continuing under the Loan Agreement or would occur after giving effect thereto, to collect any sums expressly permitted to be paid by the Borrowers pursuant to Section 2 hereof, or (b) to the extent (but only to such extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitation. Until the Senior Debt has been finally paid in full in cash, the Subordinating Lender shall not have any right of subrogation, reimbursement, restitution, contribution or indemnity whatsoever from any assets of any of the Borrowers, or any guarantor of or provider of collateral security for the Senior Debt. The Subordinating Lender further waives any and all rights with respect to marshalling.

4. Payments Held in Trust. The Subordinating Lender will hold in trust and immediately pay over to the Agent for the account of the Secured Parties, in the same form of payment received, with appropriate endorsements, for application to the Senior Debt any cash amount that any of the Borrowers pays to the Subordinating Lender with respect to the Subordinated Debt, or as collateral for the Senior Debt any other assets of the Borrowers that the Subordinating Lender may receive with respect to the Subordinated Debt in each case except with respect to payments expressly permitted pursuant to Section 2 hereof.

5. Defense to Enforcement. If the Subordinating Lender, in contravention of the terms of this Agreement, shall commence, prosecute or participate in any suit, action or proceeding against any of the Borrowers, then such Borrowers may interpose as a defense or plea the making of this Agreement, and the Agent or any Secured Party may intervene and interpose such defense or plea in its own name or in the name of such Borrower. If the Subordinating Lender, in contravention of the terms of this Agreement, shall attempt to collect any of the Subordinated Debt or enforce any of the Subordinated Debt Documents, then the Agent, any Secured Party or any of the Borrowers may, by virtue of this Agreement, restrain the enforcement thereof in its own name or (as the case may be) in the name of the Borrowers. If the Subordinating Lender, in contravention of the terms of this Agreement, obtains any cash or other assets of any of the Borrowers as a result of any administrative, legal or equitable actions, or otherwise, the Subordinating Lender agrees forthwith to pay, deliver and assign to the Agent, for the account of the Secured Parties, with appropriate endorsements, any such cash for application to the Senior Debt and any such other assets as collateral for the Senior Debt.

6. Bankruptcy, etc.

6.1 Payments Relating to Subordinated Debt. At any meeting of creditors of any of the Borrowers or in the event of any case or proceeding, voluntary or involuntary, for the distribution, division or application of all or part of the assets of any of the Borrowers or the proceeds thereof, whether such case or proceeding be for the liquidation, dissolution or winding up of any of the Borrowers or any of their businesses, a receivership, insolvency or bankruptcy case or proceeding, an assignment for the benefit of creditors or a proceeding by or against any of the Borrowers for relief under the federal Bankruptcy Code (11 U.S.C. §101 et seq.) or any other bankruptcy, reorganization or insolvency law or any other law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension or marshalling of assets or otherwise, the Agent is hereby irrevocably authorized at any such meeting or in any such proceeding to receive or collect for the benefit of the Secured Parties any cash or other assets of the Borrowers distributed, divided or applied by way of dividend or payment, or any securities issued on account of any Subordinated Debt, and apply such cash to or to hold such other assets or securities as collateral for the Senior Debt, and to apply to the Senior Debt any cash proceeds of any realization upon such other assets or securities that the Agent in its discretion elects to effect, until all of the Senior Debt shall have been paid in full in cash, rendering to the Subordinating Lender any surplus to which the Subordinating Lender is then entitled.

6.2 Securities by the Plan of Reorganization or Readjustment. Notwithstanding the foregoing provisions of Section 6.1, the Subordinating Lender shall be entitled to receive and retain any securities of any of the Borrowers or any other corporation or other entity provided for by a plan of reorganization or readjustment (i) the payment of which is subordinate, at least to the extent provided in this Agreement with respect to the Subordinated Debt, to the payment of all Senior Debt under any such plan of reorganization or readjustment and (ii) all other terms of which are acceptable to the Secured Parties and the Agent.

6.3 Subordinated Debt Voting Rights. At any such meeting of creditors or in the event of any such case or proceeding, the Subordinating Lender shall retain the right to vote and otherwise act with respect to the Subordinated Debt (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), provided that the Subordinating Lender shall not vote with respect to any such plan or take any other action in any way so as to contest (i) the validity of any Senior Debt or any collateral therefor or guaranties thereof, (ii) the relative rights and duties of any holders of any Senior Debt established in any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such collateral or guaranties or (iii) the Subordinating Lender’s obligations and agreements set forth in this Agreement.

7. Lien Subordination. The Senior Debt, the Loan Agreement and the other Loan Documents and any and all other documents and instruments evidencing or creating the Senior Debt and all guaranties, mortgages, security agreements, pledges and other collateral guarantying or securing the Senior Debt or any part thereof shall be senior to the Subordinated Debt and all of the Subordinated Debt Documents irrespective of the time of the execution, delivery or issuance of any thereof or the filing or recording for perfection of any thereof or the filing of any financing statement or continuation statement relating to any thereof.

7.1 Further Assurances. The Subordinating Lender hereby agrees, upon request of the Agent at any time and from time to time, to execute such other documents or instruments as may be requested by the Agent further to evidence of public record or otherwise the senior priority of the Senior Debt as contemplated hereby.

7.2 Books and Records. The Subordinating Lender further agrees to maintain on its books and records such notations as the Agent may reasonably request to reflect the subordination contemplated hereby and to perfect or preserve the rights of the Agent hereunder.

7.3 Release of Guaranties and Collateral. Without limiting any of the rights of the Agent or any other Secured Party under the Loan Agreement, the other Loan Documents or applicable law, in the event that the Agent releases or discharges (i) any guaranties of the Senior Debt given by guarantors which have also guaranteed the Subordinated Debt or (ii) any security interests in, or mortgages or Liens upon, any collateral securing the Senior Debt and also securing the Subordinated Debt, such guarantors or (as the case may be) such collateral shall thereupon be deemed to have been released from all such guaranties or security interests, mortgages or Liens in favor of the Subordinating Lender provided that any net cash proceeds received by any of the Borrowers or such guarantor in connection with any sale or other disposition of assets in which such release or discharge is granted are applied, or are held for application, to the Senior Debt. The Subordinating Lender agrees that, within ten (10) days following the Agent’s written request therefor, the Subordinating Lender will execute, deliver and file any and all such termination statements, mortgage discharges, Lien releases and other agreements and instruments as the Agent reasonably deems necessary or appropriate in order to give effect to the preceding sentence. The Subordinating Lender hereby irrevocably appoints the Agent, and its successors and assigns, and their respective officers, with full power of substitution, the true and lawful attorney(s) of the Subordinating Lender for the purpose of effecting any such executions, deliveries and filings if and to the extent that the Subordinating Lender shall have failed to perform such obligations pursuant to the foregoing provisions of this Section 7.3 within such ten (10) day period.

8. Lenders’ Freedom of Dealing. The Subordinating Lender agrees, with respect to the Senior Debt and any and all collateral therefor or guaranties thereof, that the Borrowers and the Secured Parties may agree to increase the amount of the Senior Debt or otherwise modify the terms of any of the Senior Debt, and the Secured Parties may grant extensions of the time of payment or performance to and make compromises, including releases of collateral or guaranties, and settlements with the Borrowers and all other persons, in each case without the consent of the Subordinating Lender and without affecting the agreements of the Subordinating Lender or the Borrowers contained in this Agreement; provided, however, that nothing contained in this Section 8 shall constitute a waiver of the right of the Borrowers to agree or consent to a settlement or compromise of a claim which the Agent or any Secured Party may have against the Borrowers.

9. Modification or Sale of the Subordinated Debt. The Subordinating Lender will not, at any time while this Agreement is in effect, modify any of the terms of any of the Subordinated Debt or any of the Subordinated Debt Documents; nor will the Subordinating Lender sell, transfer, pledge, assign, hypothecate or otherwise dispose of any or all of the Subordinated Debt to any person other than a person who agrees in a writing, satisfactory in form and substance to the Agent, to become a party hereto and to succeed to the rights and to be bound by all of the obligations of the Subordinating Lender hereunder. In the case of any such disposition by the Subordinating Lender, the Subordinating Lender will notify the Agent at least ten (10) days prior to the date of any of such intended disposition.

10. Borrowers’ Obligations Absolute. Nothing contained in this Agreement shall impair, as between the Borrowers and the Subordinating Lender, the obligation of the Borrowers to pay to the Subordinating Lender all amounts payable in respect of the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or prevent the Subordinating Lender (except as expressly otherwise provided in Section 3 or Section 6 hereof) from exercising all rights, powers and remedies otherwise permitted by the Subordinated Debt Documents and by applicable law upon a default in the payment of the Subordinated Debt or under any Subordinated Debt Document, all, however, subject to the rights of the Agent and the Secured Parties as set forth in this Agreement.

11. Termination of Subordination. This Agreement shall continue in full force and effect, and the obligations and agreements of the Subordinating Lender and the Borrowers hereunder shall continue to be fully operative, until all of the Senior Debt shall have been paid and satisfied in full in cash and such full payment and satisfaction shall be final and not avoidable. To the extent that the Borrowers or any guarantor or provider of collateral for the Senior Debt makes any payment on the Senior Debt that is subsequently invalidated, declared to be fraudulent or preferential or set aside or is required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or reorganization act, state or federal law, common law or equitable cause (such payment being hereinafter referred to as a “Voided Payment”), then to the extent of such Voided Payment, that portion of the Senior Debt that had been previously satisfied by such Voided Payment shall be revived and continue in full force and effect as if such Voided Payment had never been made. In the event that a Voided Payment is recovered from any Secured Party, an Event of Default shall be deemed to have existed and to be continuing under the Loan Agreement from the date of such Secured Party’s initial receipt of such Voided Payment until the full amount of such Voided Payment is restored to such Lender. During any continuance of any such Event of Default, this Agreement shall be in full force and effect with respect to the Subordinated Debt. To the extent that the Subordinating Lender has received any payments with respect to the Subordinated Debt subsequent to the date of any Lender’s initial receipt of such Voided Payment and such payments have not been invalidated, declared to be fraudulent or preferential or set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, the Subordinating Lender shall be obligated and hereby agrees that any such payment so made or received shall be deemed to have been received in trust for the benefit of such Secured Party, and the Subordinating Lender hereby agrees to pay to such Lender, upon demand, the full amount so received by the Subordinating Lender during such period of time. Upon the final and unavoidable payment and satisfaction in full in cash of all Senior Debt, this Agreement will automatically terminate without any additional action by any party hereto.

12. Notices. All notices and other communications which are required and may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and effective in all respects if delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telex or telecopier and confirmed by delivery via courier or postal service, addressed as follows:

If to the Agent:

Bank of America, N.A.
Attn: Loan Administration – Casella Waste Systems, Inc.
225 Franklin Street
Mail Code: MA1 225 02 05
Boston, Massachusetts 02110
Attn:

FAX:

with a copy to:

McGuireWoods LLP
77 West Wacker Drive, Suite 4100
Chicago, Illinois 60601
Attn: Wade M. Kennedy
FAX: (312) 698-4530

If to the Subordinating Lender:

Attn:
FAX:

If to the Borrowers:

Casella Waste Systems, Inc.
25 Greens Hill Lane
P.O. Box 866
Rutland, Vermont 05701
Attn: Senior Vice President, Chief Financial Officer and Treasurer
FAX: (802) 775-6198

with a copy to:

Wilmer Cutler Pickering Hale and Dorr, LLP
60 State Street
Boston, Massachusetts 02109
Attn: John D. Sigel, Esq.
FAX: (617) 526-5000

or such other addresses or addresses as any party hereto shall have designated by written notice to the other parties hereto. Notices shall be deemed given and effective (a) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, (b) if sent by registered or certified first-class mail, postage prepaid, five (5) Business Days after the posting thereof, and (c) if sent by telex or cable, at the time of the dispatch thereof, if in normal business hours in the country of receipt, or otherwise at the opening of business on the following Business Day.

13. Governing Law. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS HEREUNDER. EXCEPT AS PROHIBITED BY LAW, EACH OF THE SUBORDINATING LENDER AND THE BORROWERS HEREBY WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO

IN THE PRECEDING SENTENCE ANY SPECIAL EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE SUBORDINATING LENDER AND THE BORROWERS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

15. Miscellaneous. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. The Agent may, in its sole and absolute discretion, waive any provisions of this Agreement benefiting the Agent and the Secured Parties; provided, however, that such waiver shall be effective only if in writing and signed by the Agent and shall be limited to the specific provision or provisions expressly so waived. This Agreement shall be binding upon the successors and assigns of the Subordinating Lender and each of the Borrowers and shall inure to the benefit of the Secured Parties, the Secured Parties’ successors and assigns, any lender or lenders refunding or refinancing any of the Senior Debt and their respective successors and assigns, but shall not otherwise create any rights or benefits for any third party. In the event that any lender or lenders refund or refinance any of the Senior Debt, the terms “Loan Agreement,” “Loan Documents,” “Event of Default” and the like shall refer mutatis mutandis to the agreements and instruments in favor of such lender or lenders and to the related definitions contained therein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IN THE PRESENCE OF:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

SUBORDINATING LENDER

By:
Name:
Title:

CASELLA WASTE SYSTEMS, INC. on behalf of itself and the other Borrowers

By:
Name:
Title:

STATE

COUNTY OF

At             in said County on this      day of             ,     , personally appeared             , duly authorized agent of BANK OF AMERICA, N.A., and s/he acknowledged the above instrument, by him/her sealed and subscribed, to be his/her free act and deed and the free act and deed of BANK OF AMERICA, N.A.

Before me,

Notary Public

Commission Expires

STATE

COUNTY OF

At             in said County on this      day of             ,     , personally appeared             , duly authorized agent of             , and s/he acknowledged the above instrument, by him/her sealed and subscribed, to be his/her free act and deed and the free act and deed of             .

Notary Public

Commission Expires

STATE

COUNTY OF

At             in said County on this      day of             ,     , personally appeared             , duly authorized agent of CASELLA WASTE SYSTEMS, INC., and s/he acknowledged the above instrument, by him/her sealed and subscribed, to be his/her free act and deed and the free act and deed of CASELLA WASTE SYSTEMS, INC.

Notary Public

Commission Expires

EXHIBIT D

to

Loan and Security Agreement

FORM OF JOINDER AGREEMENT

See attached.

EXHIBIT D

FORM OF JOINDER AGREEMENT

(LOAN AGREEMENT AND SECURITY DOCUMENTS)

Dated as of                  , 20

Bank of America, N.A., as Agent

and the Lenders referred to below

225 Franklin Street

Mail Code: MA1 225 02 05

Boston, Massachusetts 02110

Attn: Loan Administration – Casella Waste Systems, Inc.

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of February 27, 2015 (as amended, modified, supplemented or restated and in effect from time to time, the “Loan Agreement”), by and among Casella Waste Systems, Inc. (the “Company”) and each of its direct and indirect Subsidiaries that are or may from time to time becomes parties thereto (collectively, the “Original Borrowers”), the lending institutions from time to time thereto (the “Lenders”), and Bank of America, N.A., as agent for the Lenders (in such capacity, the “Agent”). All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Loan Agreement.

1.	Joinder to Loan Agreement and Loan Documents.

The New Borrower, [            ], a             [corporation][limited liability company][limited partnership] (the “New Borrower” and, collectively with the Original Borrowers, the “Borrowers”), hereby joins the Loan Agreement and the other Loan Documents and agrees to become a Borrower under the Loan Agreement and to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and the other Loan Documents. Without limiting the generality of the preceding sentence, the New Borrower agrees that it shall be jointly and severally liable, together with the Borrowers, for the payment and performance of all obligations of the Borrowers under the Loan Agreement as supplemented hereby. Concurrently with the execution of this Joinder Agreement, the New Borrower has executed allonges to each original Note and agrees to be bound thereby as if it had been a party thereto as of the Closing Date.

2.	Joinder to Security Documents.

The New Borrower further covenants and agrees that by its execution hereof it shall be bound by and shall comply with all terms and conditions of each of the applicable Security Documents, executed by the Original Borrowers in favor of the Agent, for the benefit of the Secured Parties. The New Borrower covenants ratifies and confirms the grant of security under the Loan Agreement and any applicable Security Document, and hereby grants to the Agent, for the benefit of the Secured Parties, to secure the payment and performance of its

Obligations, a continuing security interest in and lien on all Property of the New Borrower, including all of the following Property, whether now owned or hereafter acquired, and wherever located (all of the same being hereinafter called the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper, including electronic chattel paper;

(c) all Commercial Tort Claims, including those disclosed to Agent in writing pursuant to Section 4;

(d) all Deposit Accounts;

(e) all Documents;

(f) all General Intangibles, including Intellectual Property;

(g) all Goods, including Inventory, Equipment and fixtures;

(h) all Instruments;

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Supporting Obligations;

(l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the foregoing and anything in this Joinder Agreement or the other Loan Documents to the contrary, the Collateral shall not include the Excluded Collateral.

The New Borrower further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms and, take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to the Agent that are reasonably deemed necessary by the Agent in order to grant a valid, first-priority perfected security interest to the Agent, for the benefit of the Secured Parties, in the assets of the New Borrower securing the Obligations in accordance with and subject to any Permitted Liens permitted under the terms of the Loan Agreement and other Loan Documents.

3.	New Borrower’s Representations and Warranties.

The New Borrower hereby acknowledges, and represents and warrants, the following:

(a) it is a [            ] duly organized on or prior to the date hereof;

(b) it is a direct or indirect wholly-owned Subsidiary of the Company;

(c) its chief executive office and principal place of business is located at [                                        ];

(d) its books and records are kept at its chief executive office and principal place of business, as well as other locations, if any, indicated on the Perfection Certificate or permitted under the Loan Agreement;

(e) after the effectiveness of this Joinder Agreement, there will exist no Default or Event of Default under the Loan Agreement and the Loan Documents;

(f) each of the representations and warranties set forth in Section 9 of the Loan Agreement is true and correct in all material respects with respect to the New Borrower as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Loan Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and except to the extent that such representations and warranties relate expressly to an earlier date);

(g) it is a condition precedent to the Lenders’ making any additional Loans or otherwise extending credit to the Borrowers under the Loan Agreement that the New Borrower execute and deliver to the Agent, for the benefit of the Secured Parties, this Joinder Agreement;

(h) the New Borrower wishes to grant security interests in favor of the Agent, for the benefit of the Secured Parties, as herein provided and to become party to each of the Loan Agreement and each Security Document; and

(i) upon execution of this Joinder Agreement, the New Borrower will be jointly and severally liable, together with the Original Borrowers, for the payment and performance of all Obligations of the Borrowers under (and as defined in) the Loan Agreement as supplemented hereby.

4.	Delivery of Documents.

The New Borrower hereby agrees that the following documents shall be delivered to the Agent concurrently or substantially contemporaneously with this duly executed Joinder Agreement:

(a) upon request of a Lender, original allonges to the Notes (the “Note Allonges”) executed by the New Borrower, who thereby agrees to be bound thereby as if it had been a signatory to each such Note as of the Closing Date.

(b) upon request of the Agent, a favorable opinion of [NEW BORROWER’S COUNSEL] addressed to the Agent and each Lender, in form and substance satisfactory to the Agent;

(c) copies, certified by a duly authorized officer of the New Borrower to be true and complete as of the date hereof, of each of (i) the certificate of incorporation (or equivalent company document) of the New Borrower as in effect on the date hereof, (ii) the applicable by-laws, limited liability company agreement, operating agreement, or partnership agreement (or equivalent company document) of the New Borrower as in effect on the date hereof, (iii) the corporate or equivalent company action taken by the New Borrower authorizing the execution and delivery of this Joinder Agreement, the other documents executed in connection herewith and the New Borrower’s performance of all of the transactions contemplated hereby and thereby, and (iv) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the New Borrower’s name and on its behalf, each of this Joinder Agreement, the Allonges and the other Loan Documents, and to give notices and to take other action on its behalf under the Loan Documents;

(d) a certificate of the Secretary of State of the jurisdiction in which such New Borrower is organized of a recent date as to the New Borrower’s good standing and valid existence and evidence that the New Borrower is qualified to engage in business in its principal place of business;

(e) upon request of Agent, lien search report showing no Liens other than Permitted Liens;

(f) UCC-1 financing statements and other documents and instruments necessary to perfect the Agent’s security interest for the benefit of the Secured Parties in the Collateral as required under the Loan Agreement;

(g) upon request of Agent, supplements to any applicable Security Documents; and

(h) such other documents as the Agent may reasonably request.

UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS JOINDER AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

Very truly yours,

[INSERT NAME OF NEW BORROWER]

By:
Name:
Title:

Address for purposes of Section 14.3 of the Loan Agreement:

Accepted and Agreed:

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

CERTIFICATE OF ACKNOWLEDGMENT

COMMONWEALTH OR STATE OF	)
) ss.

COUNTY OF	)

Before me, the New Borrower, a Notary Public in and for the county aforesaid, on this      day of             ,     , personally appeared             to me known personally, and who, being by me duly sworn, deposes and says that s/he is the                           of [NEW BORROWER] and that said instrument was signed on behalf of each of said legal entity by authority of its Board of Directors (or equivalent managing body), and said             acknowledged said instrument to be the free act and deed of each of said legal entity.

Notary Public
My commission expires:

SCHEDULE 1.1

to

Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment
Bank of America, N.A.	$52,500,000
Comerica Bank	37,500,000
JPMorgan Chase Bank, N.A.	35,000,000
TD Bank, N.A.	35,000,000
Wells Fargo Bank, N.A.	30,000,000

Total Commitments	$190,000,000

SCHEDULE 1.2

Borrowers

Company

Casella Waste Systems, Inc.

Borrower Name

1) All Cycle Waste, Inc.
2) Atlantic Coast Fibers, Inc.
3) Blow Bros.
4) Bristol Waste Management, Inc.
5) C.V. Landfill, Inc.
6) Casella Major Account Services, LLC
7) Casella Recycling, LLC
8) Casella Renewable Systems, LLC
9) Casella Transportation, Inc.
10) Casella Waste Management of Massachusetts, Inc.
11) Casella Waste Management of N.Y., Inc.
12) Casella Waste Management of Pennsylvania, Inc.
13) Casella Waste Management, Inc.
14) Casella Waste Services of Ontario LLC
15) Chemung Landfill LLC
16) Colebrook Landfill LLC
17) Forest Acquisitions, Inc.
18) Grasslands Inc.
19) GroundCo LLC
20) Hakes C&D Disposal, Inc.
21) Hardwick Landfill, Inc.
22) Hiram Hollow Regeneration Corp.
23) KTI Bio Fuels, Inc.
24) KTI Environmental Group, Inc.
25) KTI New Jersey Fibers, Inc.
26) KTI Operations, Inc.
27) KTI Specialty Waste Services, Inc.

Schedule 1.2

Company and Borrowers

Borrower Name

28) KTI, Inc.
29) Maine Energy Recovery Company, Limited Partnership
30) New England Waste Services of ME, Inc.
31) New England Waste Services of N.Y., Inc.
32) New England Waste Services of Vermont, Inc.
33) New England Waste Services, Inc.
34) Newbury Waste Management, Inc.
35) NEWS of Worcester LLC
36) NEWSME Landfill Operations LLC
37) North Country Environmental Services, Inc.
38) Northern Properties Corporation of Plattsburgh
39) Oxford Transfer Station, LLC
40) Pine Tree Waste, Inc.
41) Schultz Landfill, Inc.
42) Southbridge Recycling & Disposal Park, Inc.
43) Sunderland Waste Management, Inc.
44) The Hyland Facility Associates
45) Tompkins County Recycling LLC
46) Waste-Stream Inc.

Schedule 1.2

Company and Borrowers

SCHEDULE 1.3

Existing Letters of Credit

Letters of credit in the aggregate face amount of $27,067,030.34, as disclosed pursuant to the Perfection Certificate.

SCHEDULE 1.4

Approved Account Debtors

None.

Schedule 1.4

Approved Account Debtors

SCHEDULE 1.5

Notice Website Address

Casella.com

Schedule 1.5

Notice Website Address

SCHEDULE 7.3.1(a)

Closing Date Real Estate

PART A: Appraised Real Estate

	FEE OWNER	STATE OF ORGANIZATION OF FEE OWNER	ADDRESS	PROPERTY TYPE

MAINE
1	Pine Tree Waste, Inc. and New England Waste Services of ME, Inc.	Maine	594 County Road Westbrook, ME 04092	Industrial

2	New England Waste Services of ME, Inc.	Maine	73 Reynolds Road Unity, ME 04988	Industrial

3	Pine Tree Waste, Inc.	Maine	3 Lafleur Road Waterville, ME 04901	Industrial

MASSACHUSETTS

4	Southbridge Recycling & Disposal Park, Inc.	Massachusetts	380 Barefoot Road Southbridge, MA 01550	Industrial

5	Oxford Transfer Station, LLC	Delaware	200 Leicester Street Oxford and Auburn, MA 01537	Industrial, including a Transfer Station

6	Casella Waste Management of Massachusetts, Inc.	Massachusetts	15, 19, 21 and 23 Hardscrabble Road Auburn, MA 01501	Industrial, including a Transfer Station

NEW HAMPSHIRE

7	Casella Waste Management, Inc.	Vermont	104 River Road Allenstown, NH 03275	Industrial, including a Transfer Station

8	Casella Waste Management, Inc.	Vermont	264 John Stark Highway Newport, NH 03773	Industrial, including a Transfer Station

9	Casella Waste Management, Inc.	Vermont	40 N. Labombard Road Lebanon, NH 03766	Northeast Waste – Transfer Station

Schedule 7.3.1(a) – PART A

NEW YORK

10	Casella Waste Management, Inc.	Vermont	50 and 54 Doran Avenue Geneva, NY 14456	Industrial

11	Northern Properties Corporation of Plattsburgh	New York	217 Pleasant Ridge Road Plattsburgh, NY 12901	Industrial

12	Casella Waste Management of N.Y., Inc.	New York	2142 Lodestro Lane Ellicott, NY 14701	Industrial

13	Grasslands Inc.	New York	283 Smith Road Chateaugay, NY 12920	Industrial

14	Hiram Hollow Regeneration Corp.	New York	100 Washburn Road Wilton (Gansevoort), NY 12831	Industrial, including a Transfer Station

15	Casella Waste Management of N.Y., Inc.	New York	7563 Selleck Road and 6507 State Route 415 S Town of Bath, NY 14879	SDSNY (Bath) – Transfer Station

16	Casella Waste Management of N.Y., Inc.	New York	12 Bourne Street Westfield, NY 14787	Westfield Disposal – Transfer Station

17	Casella Recycling, LLC	Maine	37 Salerno Drive Claverack, NY 12075	Recycling Facility

VERMONT

18	Casella Waste Management, Inc.	Vermont	310 Tennis Way East Dorset, VT 05253	Northshire – Transfer Station

19	Casella Waste Management, Inc.	Vermont	442 Clarendon Ave. (a/k/a Casella Lane) West Rutland, VT 05777	Industrial

Schedule 7.3.1(a) – PART A

20	Casella Waste Management, Inc.	Vermont	440 Clarendon Ave. (a/k/a Casella Lane) West Rutland, VT 05777	Industrial

21	Casella Waste Management, Inc.	Vermont	533 Exchange Street Middlebury, VT 05753	Industrial

22	Casella Waste Management, Inc.	Vermont	50 Belden Road Rutland, VT 05701	Office

23	Casella Waste Management, Inc.	Vermont	1855 VT Route 100 Hyde Park, VT 05655	CWM Hyde Park – Transfer Station

Schedule 7.3.1(a) – PART A

PART B: Additional Appraised Real Estate

	FEE OWNER	STATE OF ORGANIZATION OF FEE OWNER	ADDRESS	PROPERTY TYPE

MAINE

24	Pine Tree Waste, Inc.	Maine	9 Florence Avenue Houlton, ME 04730	Industrial

MASSACHUSETTS

25	Casella Recycling, LLC	Maine	14 and 24 Bunker Hill Industrial Park a/k/a 410 and 490 Rutherford Avenue Boston (Charlestown) and Somerville, MA 02129	Recycling Facility

NEW YORK

26	Casella Waste Management of N.Y., Inc.	New York	1180 Elmira Road Newfield, NY 14867	Industrial, including a Transfer Station

27	Casella Waste Management of N.Y., Inc.	New York	1618 Sears Road Elmira (Town of Horseheads), NY 14903	Industrial

28	Waste-Stream Inc.	New York	472 West Parishville Road Parishville, NY 13676	Industrial, including a Transfer Station

29	Casella Waste Management of N.Y., Inc.	New York	49 Lower River Street Oneonta, NY 13820	VETS Disposal-Hauling

30	Casella Waste Management of N.Y., Inc.	New York	4735 W. Lake Road Dunkirk, NY 14048	Westfield Disposal – Hauling

Schedule 7.3.1(a) - PART B

VERMONT

31	Casella Waste Management, Inc.	Vermont	220 Avenue B Williston, VT 05495	Industrial, including a Transfer Station

32	Casella Waste Management, Inc.	Vermont	1522 Woodstock Road Hartford (Village of White River Junction), VT 05001	Industrial, including a Recycling Facility

Schedule 7.3.1(a) - PART B

SCHEDULE 7.3.1(b)

Primary Mortgaged Real Estate

[See Schedule 7.3.1(a)]

Schedule 7.3.1(b)

SCHEDULE 7.3.1(c)

Supplemental Mortgaged Real Estate

	FEE OWNER	STATE OF ORGANIZATION OF FEE OWNER	ADDRESS	PROPERTY TYPE

MAINE

1	New England Waste Services of ME, Inc.	Maine	358 Emerson Mill Road Hampden, ME 04444	Landfill & Landfill Gas to Energy Facility (“LFGTE”)

NEW HAMPSHIRE

2	North Country Environmental Services, Inc.	Virginia	581 Trudeau Road Bethlehem, NH 03574	Landfill

NEW YORK

3	New England Waste Services of N.Y., Inc.	New York	286 Sand Road Schuyler Falls, NY 12962	Landfill & LFGTE

4	Hakes C&D Disposal, Inc.	New York	4376 Manning Ridge Road Campbell, NY 14870	Landfill

5	The Hyland Facility Associates	New York	6653 Herdman Road Angelica, NY 14813	Landfill & LFGTE

6	Waste-Stream Inc.	New York	147 Maple Street Potsdam, NY 13676	Scrap Yard

PENNSYLVANIA

7	Casella Waste Management of Pennsylvania, Inc.	Pennsylvania	19 Ness Lane Kane, PA 16735	Landfill

VERMONT

8	New England Waste Services of Vermont, Inc.	Vermont	21 Landfill Lane Coventry, VT 05825	Landfill

Schedule 7.3.1(c)

SCHEDULE 7.3.1(d)

Unencumbered Real Estate as of the Closing Date

Non-Buffer Properties

	FEE OWNER	STATE OF ORGANIZATION OF FEE OWNER	ADDRESS	PROPERTY TYPE

MAINE

1	Pine Tree Waste, Inc.	Maine	64 Arthur J Reno Sr Road West Bath, ME 04530	Hauling

2	Pine Tree Waste, Inc.	Maine	299 Walkers Mills Road Bethel, ME 04217	Solid Waste Collection

MASSACHUSETTS

3	Hardwick Landfill, Inc.	Massachusetts	1270 Patrill Hollow Road Ware, MA 01031	Closed Landfill

NEW YORK

4	Casella Waste Management of N.Y., Inc.	New York	7025 Mutton Hill Road Auburn, NY 13021	Solid Waste Collection

5	Casella Waste Management of N.Y., Inc.	New York	67 Carbide Road Plattsburgh, NY 12901	Administrative

6	Casella Waste Management of N.Y., Inc.	New York	225 Homer Street Olean, NY 14760	Transfer Station

7	Waste-Stream Inc.	New York	51 Junction Road Potsdam, NY	Transfer Station

8	Casella Waste Management of N.Y., Inc.	New York	Route 14A Reading Center, NY 14876	Transfer Station

Schedule 7.3.1(d)

Identified Real Estate

9	Schultz Landfill, Inc.	New York	777 Indian Road Cheektowaga, NY 14043	Closed landfill

10	Waste-Stream Inc.	New York	5510 Bostwick Road Lowville, NY 13367	Hauling Division

VERMONT

11	Bristol Waste Management, Inc.	Vermont	2 Burpee Road Bristol, VT 05443	Closed Landfill

12	Sunderland Waste Management, Inc.	Vermont	4561 Sunderland Road Arlington, VT 05250	Transfer Station & Closed Landfill

13	C.V. Landfill, Inc.	Vermont	418 US Rte 2 E. Montpelier, VT	Transfer Station & Closed Landfill

14	Newbury Waste Management, Inc.	Vermont	Route 302 Newbury, VT	Closed Landfill

Buffer Properties

Borrowers own various buffer properties around the Real Estate listed in Schedule 7.3.1(a) as well as various buffer properties around landfills not owned by the Borrowers, including:

PROPERTY DESCRIPTION

MAINE

15	Buffer Property around the Westbrook, Maine Transfer Station

16	Various Buffer Properties around Hampden, ME Landfill

17	Various Buffer Properties around Juniper Ridge Landfill located at 2828 Bennoch Road, Old Town, ME 04468[1]

[1]	NOTE: Landfill not owned by Borrowers.

Schedule 7.3.1(d)

Identified Real Estate

MASSACHUSETTS

18	Various Buffer Properties around Southbridge Landfill located at 165 Barefoot Road, Southbridge, MA 01550[2]

19	Various Buffer Properties around Oxford, MA Transfer Station

NEW HAMPSHIRE

20	Various Buffer Properties around Bethlehem, NH Landfill

NEW YORK

21	Various Buffer Properties around Morrisonville, NY Landfill

22	Various Buffer Properties around Painted Post, NY Landfill

23	Various Buffer Properties around Angelica, NY Landfill

24	Various Buffer Properties around Chemung County Landfill located at 1488 County Road 60, Lowman, NY 14901[3]

25	Various Buffer Properties around Ontario County Landfill located at 1879 Routes 5 & 20, Stanley, NY 14561[4]

26	Various Buffer Properties around Newfield, NY Transfer Station

27	Various Buffer Properties around Plattsburgh, NY Property

28	Various buffer properties around the Parishville, NY Property

29	Various buffer properties around the Chateaugay, NY Property

[2]	NOTE: Landfill not owned by Borrowers.
[3]	NOTE: Landfill not owned by Borrowers.
[4]	NOTE: Landfill not owned by Borrowers.

Schedule 7.3.1(d)

Identified Real Estate

VERMONT

30	Various Buffer Properties around Coventry, VT Landfill

31	Various Buffer Properties around Williston, VT Transfer Station

Schedule 7.3.1(d)

Identified Real Estate

SCHEDULE 7.4.1

Pledged Interests

See Perfection Certificate Schedule 8 provided to Agent.

Schedule 7.4.1

Pledged Interests

SCHEDULE 8.5

Deposit Accounts and Securities Accounts

See Perfection Certificate Schedule 9 provided to Agent.

Schedule 8.5

Deposit Accounts and Securities Accounts

SCHEDULE 8.6.1

Business Locations

The principal place of books and records and legal management for each Borrower is 25 Greens Hill Ln., Rutland, VT 05701.

See Schedules 7.3.1(a)-(c).

See also, Perfection Certificate provided to Agent.

Schedule 8.6.1

Business Locations

SCHEDULE 9.2

Governmental Approvals

With respect to certain Real Property subject to Governmental Approvals, prior to completing a foreclosure or taking possession or control of the such Real Property, Agent or another applicable party would need to make the requisite filings and obtain requisite approvals with respect to such Real Property and related Governmental Approvals.

Schedule 9.2

Government Approvals

SCHEDULE 9.7

Permits, Franchises, Patents, Copyrights, Etc. Exceptions

See Schedules 9.8 and 9.16.

Schedule 9.7

Permits, Franchises, Patents, Copyrights, Etc. Exceptions

SCHEDULE 9.8

Commercial Tort Claims; Litigation

Commercial Tort Claims

None.

Litigation

None.

Schedule 9.8

Commercial Tort Claims; Litigation

SCHEDULE 9.11

Tax Sharing Agreements

None.

Schedule 9.11

Tax Sharing Agreements

SCHEDULE 9.12.3

ERISA Events

The Borrowers have been notified historically, and again as of January 2013, that the New England Teamsters and Trucking Industry Pension Fund has an accumulated funding deficiency and continues to be classified in critical status. The fund has previously adopted a rehabilitation plan, and the Borrowers are making all required contributions to comply with the terms of the rehabilitation plan.

Schedule 9.12.3

ERISA Obligations

SCHEDULE 9.12.4

ERISA Obligations

The Borrowers contribute to the following Pension Plan as of the Closing Date:

New England Teamsters and Trucking Industry Pension Fund

Schedule 9.12.4

ERISA Obligations

SCHEDULE 9.13.1

Subsidiaries; Equity Interests

Borrower Subsidiaries

Entity Name		Jurisdiction of Incorporation / Organization	Principal Place of Business	Authorized Equity Interests	Outstanding Equity Interests
1)	All Cycle Waste, Inc.*	VT	220 Avenue B Williston, VT 05495	1,000	1,000
2)	Atlantic Coast Fibers, Inc.*	DE	25 Greens Hill Ln. Rutland, VT 05701	1,500	1,500
3)	Blow Bros.*	ME	One Vallee Lane Old Orchard Beach, ME 04064	200	200
4)	Bristol Waste Management, Inc.*	VT	2 Burpee Road Bristol, VT 05443	100	100
5)	C.V. Landfill, Inc.*	VT	418 US Route 2 East Montpelier, VT 05601	10,000	500
6)	Casella Major Account Services LLC	VT	50 Belden Road Rutland, VT 05701	n/a	n/a
7)	Casella Recycling, LLC	ME	14/24 Bunkerhill Industrial Park Charlestown, MA 02129	n/a	n/a
8)	Casella Renewable Systems, LLC	DE	25 Greens Hill Ln. Rutland, VT 05701	n/a	n/a
9)	Casella Transportation, Inc.*	VT	21 Landfill Lane Coventry, VT 05825	10,000	100
10)	Casella Waste Management of Massachusetts, Inc.*	MA	15 Hardscrabble Road Auburn, MA 01501	5,000	500
11)	Casella Waste Management of N.Y., Inc.*	NY	798 Cascadilla St. Ithaca, NY 14850	200	10
12)	Casella Waste Management of Pennsylvania, Inc.*	PA	19 Ness Lane Kane, PA 16735	1,000,000	500

Schedule 9.13.1

Subsidiaries; Equity Interests

Entity Name		Jurisdiction of Incorporation / Organization	Principal Place of Business	Authorized Equity Interests	Outstanding Equity Interests
13)	Casella Waste Management, Inc.*	VT	25 Greens Hill Ln. Rutland, VT 05701	1,000	500
14)	Casella Waste Services of Ontario LLC	NY	1879 Routes 5 & 20 Stanley, NY 14561	n/a	n/a
15)	Chemung Landfill LLC	NY	1488 County Road 60 Lowman, NY 14901	n/a	n/a
16)	Colebrook Landfill LLC	NH	25 Greens Hill Ln. Rutland, VT 05701	n/a	n/a
17)	Forest Acquisitions, Inc.*	NH	581 Trudeau Road Bethlehem, NH 03574	300	100
18)	Grasslands Inc.*	NY	283 Smith Road Chateaugay, NY 12920	200	10
19)	GroundCo LLC	NY	1879 Routes 5 & 20 Stanley, NY 14561	n/a	n/a
20)	Hakes C&D Disposal, Inc.*	NY	4376 Manning Ridge Rd. Painted Post, NY 14870	200	10
21)	Hardwick Landfill, Inc.*	MA	1270 Patrill Hollow Rd. Ware, MA 01037	2,500	500
22)	Hiram Hollow Regeneration Corp.*	NY	100 Washburn Rd. Ganesvoort, NY 12831	200	100
23)	KTI Bio Fuels, Inc.*	ME	25 Greens Hill Ln. Rutland, VT 05701	10,000	100
24)	KTI Environmental Group, Inc.*	NJ	110 Main Street, Suite 1308 Saco, ME 04072	333	333
25)	KTI New Jersey Fibers, Inc.*	DE	25 Greens Hill Ln. Rutland, VT 05701	1,500	1,500
26)	KTI Operations, Inc.*	DE	25 Greens Hill Ln. Rutland, VT 05701	1,000	1,000

Schedule 9.13.1

Subsidiaries; Equity Interests

Entity Name		Jurisdiction of Incorporation / Organization	Principal Place of Business	Authorized Equity Interests	Outstanding Equity Interests
27)	KTI Specialty Waste Services, Inc.*	ME	110 Main Street, Suite 1308 Saco, ME 04072	1,000	1,000
28)	KTI, Inc.*	NJ	25 Greens Hill Ln. Rutland, VT 05701	1,000	100
29)	Maine Energy Recovery Company, Limited Partnership	ME	25 Greens Hill Ln. Rutland, VT 05701	n/a	n/a
30)	New England Waste Services of ME, Inc.*	ME	358 Emerson Mill Rd. Hampden, ME 04444	1,000	8
31)	New England Waste Services of N.Y., Inc.*	NY	286 Sand Road Morrisonville, NY 12962	200	10
32)	New England Waste Services of Vermont, Inc.*	VT	21 Landfill Lane Coventry, VT 05825	10,000	1,000
33)	New England Waste Services, Inc.*	VT	4 Chennell Drive, Suite 200 Concord, NH 03301	100	100
34)	Newbury Waste Management, Inc.*	VT	Landfill Area Off Rt 302 Newbury, VT 05051	100	100
35)	NEWSME Landfill Operations LLC	ME	2828 Bennoch Rd. Old Town, ME 04468	n/a	n/a
36)	NEWS of Worcester LLC	MA	30 Nippnapp Trail Worcester, MA 01607	n/a	n/a
37)	North Country Environmental Services, Inc.*	VA	581 Trudeau Rd. Bethlehem, NH 03574	25,000	10
38)	Northern Properties Corporation of Plattsburgh*	NY	67 Carbide Rd. Plattsburgh, NY 12901	200	10
39)	Oxford Transfer Station, LLC	DE	200 Leicester Street Oxford, MA 01537	n/a	n/a

Schedule 9.13.1

Subsidiaries; Equity Interests

Entity Name		Jurisdiction of Incorporation / Organization	Principal Place of Business	Authorized Equity Interests	Outstanding Equity Interests
40)	Pine Tree Waste, Inc.*	ME	31 Freedom Park Hermon, ME 04401	100	100
41)	Schultz Landfill, Inc.*	NY	777 Indian Rd. Cheektowaga, NY 14225	200	10
42)	Southbridge Recycling & Disposal Park, Inc.*	MA	380 Barefoot Rd. Southbridge, MA 01550	1,000	1,000
43)	Sunderland Waste Management, Inc.*	VT	Lower River Rd. Sunderland, VT 05250	100	100
44)	The Hyland Facility Associates	NY	6653 Herdman Rd. Angelica, NY 14709	n/a	n/a
45)	Tompkins County Recycling LLC	DE	160 Commercial Avenue Ithaca, NY 14850	n/a	n/a
46)	Waste-Stream Inc.*	NY	472 W. Parishville Rd. Parishville, NY 13676	200	10

* Certificated

De Minimis Subsidiaries

47)	Portland C&D Site, Inc.	NY	25 Greens Hill Ln. Rutland, VT 05701	50	50

Subsidiaries that are Excluded Subsidiaries

Entity Name		Jurisdiction of Incorporation / Organization	Principal Place of Business	Authorized Equity Interests	Outstanding Equity Interests
1)	CARES McKean, LLC	PA	19 Ness Lane Kane, PA 16735	n/a	n/a

2)

Casella-Altela Regional Environmental Services, LLC (Note: Casella-Altela Regional Environmental Services, LLC is a Subsidiary, but not a Borrower. Casella Waste Systems, Inc. has a 51% membership interest, but only 50% of voting control.)

		DE	19 Ness Lane Kane, PA 16735	n/a	n/a

Schedule 9.13.1

Subsidiaries; Equity Interests

Entity Name		Jurisdiction of Incorporation / Organization	Principal Place of Business	Authorized Equity Interests	Outstanding Equity Interests
3)	Power of Three, LLC (Note: Power of Three, LLC is a Subsidiary, but not a Borrower. Casella Waste Systems, Inc. holds a 50% membership interest and a majority vote in Power of Three, LLC.)	DE	25 Greens Hill Ln. Rutland, VT 015701	n/a	n/a

Additional Excluded Subsidiaries (less than 50% membership or ownership interest)

Agreen Energy LLC

Asian Energy Limited, Inc.

Bgreen Energy LLC

Evergreen National Indemnity Company

GreenerU, Inc.

RecycleBank LLC

RecycleRewards, Inc.

Foreign Subsidiaries

None

Schedule 9.13.1

Subsidiaries; Equity Interests

SCHEDULE 9.13.3

Options

None.

Schedule 9.13.3

Options

SCHEDULE 9.16

Environmental Matters

See Schedule 9.8.

Schedule 9.16

Environmental Matters

SCHEDULE 9.18

Certain Transactions

During fiscal year 2014, fiscal year 2013 and fiscal year 2012, the Company retained the services of CCI, a company wholly owned by John Casella, the Company’s Chairman and Chief Executive Officer, and Douglas Casella, a member of the Company’s Board of Directors, as a contractor in developing or closing certain landfills owned by us. Total purchased services charged to operations or capitalized to landfills for fiscal year 2014, fiscal year 2013 and fiscal year 2012 were $7.8 million, $6.6 million and $2.6 million, respectively, of which $0.9 million and $1.2 million were outstanding and included in either accounts payable or other current liabilities as of April 30, 2014, April 30, 2013, respectively.

In the fiscal year ended April 30, 1994, the Company entered into two leases for operating facilities with a partnership of which John Casella, the Company’s Chairman and Chief Executive Officer, and Douglas Casella, a member of the Company’s Board of Directors are the general partners. The leases have since been extended through April 2023 and according to the terms of the agreements called for monthly payments of approximately twenty-seven thousand dollars. Total expense charged to operations for fiscal year 2014, fiscal year 2013 and fiscal year 2012 under these agreements was $0.4 million, $0.3 million and $0.3 million, respectively.

The Company has agreed to pay the cost of post-closure on a landfill owned by two of the Company’s major stockholders and members of the Board of Directors (one of whom is also an officer). The Company paid the cost of closing this landfill in 1992, and the post-closure maintenance obligations are expected to last until the fiscal year ending December 31, 2024. In each of fiscal year 2014, fiscal year 2013 and fiscal year 2012, the Company paid approximately eight thousand dollars, pursuant to this agreement. As of April 30, 2014 and April 30, 2013, the Company has accrued $0.1 million and $0.1 million, respectively, for costs associated with its post-closure obligations.

In fiscal year 2014, the Company entered into an agreement with an employee to amend a promissory note, whereas the outstanding balance of $0.1 million, shall be deemed paid in full in exchange for continued employment and the employee forgoing participation in the annual cash incentive plan and restricted stock program for a period of time specified in the amended note. Upon entering into the amended note, interest ceased accruing on the note and we recorded a charge of $0.1 million in general and administration to reserve for the note.

On March 2, 2000, the Company made a loan to Mr. Bohlig, the Company’s former senior vice president, chief development officer. The purpose of the loan was to assist Mr. Bohlig in meeting his repayment obligations under certain margin loans secured by his shares of the Company’s Class A Common Stock. This loan to Mr. Bohlig was in the aggregate principal amount of $0.4 million. On November 28, 2000, the Company made an additional loan to Mr. Bohlig in the aggregate principal amount of $0.6 million. Mr. Bohlig has paid off the principal amount of both loans, and as of December 31, 2014, owes the Company $0.4 million in interest payments for the loans.

Schedule 9.18

Certain Transactions

SCHEDULE 9.23

Labor Matters

1)	Agreement by and between Casella Waste Management of Massachusetts, Inc., Casella Waste Services, Salem, New Hampshire location and Teamsters Local Union 633 Affiliated with the International Brotherhood of Teamsters, dated as of February 1, 2014 as may have been amended from time to time.

2)	Agreement by and between Casella Waste Management of Massachusetts, Inc., d/b/a Casella Waste Services, Brentwood, New Hampshire location and Teamsters Local Union 633 Affiliated with the International Brotherhood of Teamsters, dated as of February 1, 2014, as may have been amended from time to time.

3)	Agreement by and between Casella Waste Systems of Massachusetts d/b/a Atlantic Waste Systems, North Peabody Division in Peabody, Massachusetts, and Teamsters Local Union No. 170 Affiliated with the International Brotherhood of Teamsters, Chauffeurs, Maintenance, Warehousemen and Helpers of America, dated as of July 1, 2010, as may have been amended from time to time.

The foregoing include the following Multiemployer Plans:

New England Teamsters and Trucking Industry Pension

Schedule 9.23

Labor Matters

SCHEDULE 10.2.1

Evidence of Liens

Debtor		Secured Party	Search Location	UCC File Date	UCC File Number	Brief Description

1.	Casella Waste Systems, Inc.	Bank of America, N.A., as Administrative Agent	DE-Secretary of State	04-28-05 01-11-10 02-25-11 03-02-11	51318766 2010 0085260 2011 0705643 2011 0768849	All assets Continuation Statement Amendment to release collateral Amendment to release collateral

	Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	07-24-07 06-25-12	2007 2780301 2012 2439745	Specified collateral Continuation statement

	Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	08-17-07 06-25-12	2007 3141628 2012 2440040	Specified collateral Continuation statement

	Casella Waste Systems, Inc.	Key Equipment Finance Inc.	DE-Secretary of State	09-07-07 06-08-12	2007 3852265 2012 2219238	Specified collateral Continuation statement

	Casella Waste Systems, Inc.	CG Commercial Funding The Huntington National Bank	DE-Secretary of State	06-06-08 06-20-08 09-29-08 05-13-13	2008 1943537 2008 2117560 2008 3380548 2013 1815746	Specified collateral Assignment Amendment to restate collateral Continuation statement

	Casella Waste Systems, Inc.	CG Commercial Funding The Huntington National Bank	DE-Secretary of State	09-18-08 12-02-08 12-17-08 03-10-09 08-06-13	2008 3172275 2008 4119424 2008 4313076 2009 0838554 2013 3061596	Specified collateral Assignment Amendment to restate collateral Amendment to release collateral Continuation statement

	Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	02-01-10 11-20-14	2010 0339717 2014 4704730	Specified collateral Continuation statement

	Casella Waste Systems, Inc.	United Rentals (North America), Inc.	DE-Secretary of State	12-16-11	20114830165	Specified Collateral

	Casella Waste Systems, Inc.	Oprema Fund	DE-Secretary of State	03-27-12	2012 1167768	Specified Collateral

	Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	06-05-12	2012 2150896	Specified Collateral

Schedule 10.2.1

Evidence of Liens

Debtor	Secured Party	Search Location	UCC File Date	UCC File Number	Brief Description

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	06-05-12	2012 2151050	Specified Collateral

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	06-05-12	2012 2151175	Specified Collateral

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	07-24-12	2012 2836841	Specified Collateral

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	07-24-12	2012 2836957	Specified Collateral

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	07-24-12	2012 2837070	Specified Collateral

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	07-24-12	2012 2837203	Specified Collateral

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	07-24-12	2012 2837302	Specified Collateral

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	07-24-12	2012 2837492	Specified Collateral

Casella Waste Systems, Inc.	GE TF Trust	DE-Secretary of State	09-19-12	2012 3762111	Specified Collateral

Casella Waste Systems, Inc.	GE TF Trust	DE-Secretary of State	10-01-12	2012 3766567	Specified Collateral

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	11-01-12	2012 4210904	Specified Collateral

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	11-01-12	2012 4211092	Specified Collateral

Casella Waste Systems, Inc. Grasslands Inc.	Prime Alliance Bank	DE-Secretary of State	11-02-12 05-07-13	2012 4249308 2013 1745927	Specified Collateral Amendment to Debtor’s name

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	11-09-12	2012 4332047	Specified Collateral

Casella Waste Systems, Inc.	Deere Credit Inc.	DE-Secretary of State	11-09-12	2012 4332112	Specified Collateral

Casella Waste Systems, Inc.	GE TF Trust	DE-Secretary of State	11-21-12	2012 4512317	Specified Collateral

Casella Waste Systems, Inc.	GE TF Trust	DE-Secretary of State	02-01-13	2013 0433822	Specified Collateral

Casella Waste Systems, Inc.	GE TF Trust	DE-Secretary of State	02-01-13	2013 0434895	Specified Collateral

Casella Waste Systems, Inc.	GE TF Trust	DE-Secretary of State	03-29-13	2013 1205153	Specified Collateral

Casella Waste Systems, Inc.	U.S. Bank Equipment Finance	DE-Secretary of State	04-26-13	2013 1599936	Specified Collateral

Casella Waste Systems, Inc.	GE TF Trust	DE-Secretary of State	05-15-13	2013 1849331	Specified Collateral

Casella Waste Systems, Inc.	GE TF Trust	DE-Secretary of State	05-15-13	2013 1854190	Specified Collateral

Casella Waste Systems, Inc.	GE TF Trust	DE-Secretary of State	06-07-13	2013 2188556	Specified Collateral

Schedule 10.2.1

Evidence of Liens

Debtor		Secured Party	Search Location	UCC File Date	UCC File Number	Brief Description

2.	All Cycle Waste, Inc.	Bank of America, N.A., as Administrative Agent	VT-Secretary of State	04-28-05 01-12-10	05-187456 05-187456	All assets Continuation statement

	All Cycle Waste, Inc.	VFS Leasing Co.	VT-Secretary of State	10-24-14	14-275049	Specified Collateral

	All Cycle Waste, Inc.	VFS Leasing Co.	VT-Secretary of State	11-04-14	14-275430	Specified Collateral

	All Cycle Waste, Inc.	VFS Leasing Co.	VT-Secretary of State	11-04-14	14-275436	Specified Collateral

3.	Atlantic Coast Fibers, Inc.	Bank of America, N.A., as Administrative Agent	DE-Secretary of State	04-28-05 01-11-10	51318758 2010 0085278	All assets Continuation statement

4.	Blow Bros.	Bank of America, N.A., as Administrative Agent	ME-Secretary of State	12-10-12	2120002147623	All assets

5.	Bristol Waste Management, Inc.	Bank of America, N.A., as Administrative Agent	VT-Secretary of State	04-28-05 01-12-10	05-187467 05-187467	All assets Continuation statement

6.	C.V. Landfill, Inc.	Bank of America, N.A., as Administrative Agent	VT-Secretary of State	04-28-05 01-12-10	05-187463 05-187463	All assets Continuation statement

7.	Casella Major Account Services, LLC	Bank of America, N.A., as Administrative Agent	VT-Secretary of State	04-28-05 01-12-10	05-187466 05-187466	All assets Continuation statement

8.	Casella Recycling, LLC	Caterpillar Financial Services Corporation	ME-Secretary of State	06-05-14	20140605109000081-07	Specified Collateral

	Casella Recycling, LLC	General Electric Capital Corporation of Tennessee	ME-Secretary of State	09-17-14	20140917101400151-67	Specified Collateral

	Casella Recycling, LLC	Caterpillar Financial Services Corporation	ME-Secretary of State	11-03-14	20141103109000149-86	Specified Collateral

	Casella Recycling, LLC	Caterpillar Financial Services Corporation	ME-Secretary of State	11-03-14	20141103109000161-40	Specified Collateral

	Casella Recycling, LLC, as Defendant	Graybar Electric Company, Inc., as Plaintiff	MA-Suffolk County	05-01-09	09-180714 B44894; P122	Judgment lien by Graybar Electric Company, Inc. Search notes indicate case has settled, but judgment lien has not been released.

9.	Casella Renewable Systems, LLC	Bank of America, N.A., as Administrative Agent	DE-Secretary of State	11-03-08 10-07-13	2008 3690466 2013 3923837	All assets Continuation statement

10.	Casella Transportation, Inc.	Bank of America, N.A., as Administrative Agent	VT-Secretary of State	04-28-05 01-12-10	05-187465 05-187465	All assets Continuation statement

Debtor		Secured Party	Search Location	UCC File Date	UCC File Number	Brief Description

11.	Casella Waste Management of Massachusetts, Inc.	Bank of America, N.A., as Administrative Agent	MA-Secretary of State	04-28-05 01-11-10 09-30-11 10-19-11	200538546140 201077703580 201190788550 201191195690	All assets Continuation statement Amendment to release collateral Amendment to add collateral

	Casella Waste Management of Massachusetts, Inc.	All Points Equipment Leasing, LLC	MA-Secretary of State	10-12-07 08-08-12	200760426160 201297680720	Specified collateral Continuation Statement

	Casella Waste Management of Massachusetts, Inc.	Bank of America, N.A., as Administrative Agent	MA-Secretary of State	07-04-09	200974087560	All assets
				07-02-10	201081381790	Amendment to release collateral
				09-30-11	201190787940	Amendment to release collateral
				10-19-11	201191195500	Amendment to add collateral [Filing lapsed; Continuation not filed]

	Casella Waste Management of Massachusetts, Inc.	VFS Leasing Co.	MA-Secretary of State	06-04-14	201412383880	Specified collateral

	Casella Waste Management of Massachusetts, Inc.	VFS Leasing Co.	MA-Secretary of State	06-04-14	201412385910	Specified collateral

	Casella Waste Management of Massachusetts, Inc.	VFS Leasing Co.	MA-Secretary of State	06-04-14	201412387590	Specified collateral

	Casella Waste Management of Massachusetts, Inc.	Caterpillar Financial Services Corporation	MA-Secretary of State	10-10-14	201415130850	Specified collateral

	Casella Waste Management of Massachusetts, Inc.	VFS Leasing Co.	MA-Secretary of State	10-23-14	201415454460	Specified collateral

	Casella Waste Management of Massachusetts, Inc.	Brodie, Inc. and Toyota Motor Credit Corporation	MA-Secretary of State	11-02-14	201415654680	Specified collateral

	Casella Waste Management of Massachusetts, Inc.	VFS Leasing Co.	MA-Secretary of State	11-04-14	201415714870	Specified collateral

	Casella Waste Management of Massachusetts, Inc.	VFS Leasing Co.	MA-Secretary of State	11-25-14	201416148160	Specified collateral

12.	Casella Waste Management of N.Y., Inc.	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	04-28-05 01-07-10	200504280553972 201001078006326	All assets Continuation statement

	Casella Waste Management of N.Y., Inc.	All Points Equipment Leasing, LLC	NY-Secretary of State	11-13-07 09-10-12	200711136113087 201209106017348	Specified collateral Continuation Statement

	Casella Waste Management of N.Y., Inc.	U.S. Bank Equipment Finance, a division of U.S. Bank National Association	NY-Secretary of State	12-18-12	201212186433937	Specified collateral

Schedule 10.2.1

Evidence of Liens

Debtor		Secured Party	Search Location	UCC File Date	UCC File Number	Brief Description

	Casella Waste Management of N.Y., Inc.	VFS Leasing Co.	NY-Secretary of State	01-06-14	201401065015241	Specified collateral

	Casella Waste Management of N.Y., Inc.	VFS Leasing Co.	NY-Secretary of State	05-15-14 05-29-14	201405155503673 201405295558514	Specified collateral

	Casella Waste Management of N.Y., Inc.	Caterpillar Financial Services Corporation	NY-Secretary of State	06-04-14	201406045584874	Specified collateral

	Casella Waste Management of N.Y., Inc.	VFS Leasing Co.	NY-Secretary of State	06-13-14	201406135624033	Specified collateral

	Casella Waste Management of N.Y., Inc.	U.S. Bank Equipment Finance	NY-Secretary of State	11-06-14	201411066184404	Specified collateral

13.	Casella Waste Management of Pennsylvania, Inc.	Bank of America, N.A., as Administrative Agent	PA-Secretary of State	06-18-08 04-11-13	2008061902180 2013041104919	All assets Continuation statement

14.	Casella Waste Management, Inc.	Bank of America, N.A., as Administrative Agent	VT-Secretary of State	04-28-05 01-12-10 01-12-11	05-187464 05-187464 05-187464	All assets Continuation statement Amendment to delete collateral

	Casella Waste Management, Inc.	US Bancorp	VT-Secretary of State	09-08-10	10-236853	Specified collateral

	Casella Waste Management, Inc.	US Bancorp Equipment Finance	VT-Secretary of State	11-01-11	11-245936	Specified collateral

	Casella Waste Management, Inc.	US Bancorp Equipment Finance	VT-Secretary of State	12-16-11	11-246956	Specified collateral

	Casella Waste Management, Inc.	US Bank Equipment Finance	VT-Secretary of State	02-02-12	12-247908	Specified collateral

	Casella Waste Management, Inc.	US Bank Equipment Finance	VT-Secretary of State	08-01-12	12-252113	Specified collateral

	Casella Waste Management, Inc.	Caterpillar Financial Services Corporation	VT-Secretary of State	08-02-12	12-252138	Specified collateral

	Casella Waste Management, Inc.	US Bank Equipment Finance	VT-Secretary of State	09-06-12	12-253020	Specified collateral

	Casella Waste Management, Inc.	VFS Leasing Co.	VT-Secretary of State	01-02-14	14-263664	Specified collateral

	Casella Waste Management, Inc.	Caterpillar Financial Services Corporation	VT-Secretary of State	02-10-14	14-264438	Specified collateral

	Casella Waste Management, Inc.	VFS Leasing Co.	VT-Secretary of State	05-15-14	14-267879	Specified collateral

	Casella Waste Management, Inc.	U.S. Bank Equipment Finance	VT-Secretary of State	09-02-14	14-272976	Specified collateral

Schedule 10.2.1

Evidence of Liens

Debtor		Secured Party	Search Location	UCC File Date	UCC File Number	Brief Description

	Casella Waste Management, Inc.	Caterpillar Financial Services Corporation	VT-Secretary of State	10-15-14	14-274682	Specified collateral

	Casella Waste Management, Inc.	Caterpillar Financial Services Corporation	VT-Secretary of State	10-20-14	14-274852	Specified collateral

	Casella Waste Management, Inc.	VFS Leasing Co.	VT-Secretary of State	10-21-14	14-274908	Specified collateral

	Casella Waste Management, Inc.	VFS Leasing Co.	VT-Secretary of State	10-21-14	14-274909	Specified collateral

	Casella Waste Management, Inc.	Nortrax, Inc.	VT-Secretary of State	12-08-14	14-276850	Specified collateral

15.	Casella Waste Services of Ontario LLC	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	04-28-05 01-07-10	200504280553516 201001078006338	All assets Continuation statement

	Casella Waste Services of Ontario LLC	All Points Equipment Leasing, LLC	NY-Secretary of State	12-30-07	200712306269503	Specified collateral
				01-02-08	200801025002522	Assignment to First Litchfield
				01-02-08	200801025004564	Assignment to First Litchfield
				01-02-08	200801025010202	Assignment to First Litchfield
		First Litchfield Leasing Corporation		01-03-08	200801035017222	Assignment to First Litchfield
				12-13-12	201212136417375	Continuation Statement

	Casella Waste Services of Ontario LLC	Caterpillar Financial Services Corporation	NY-Secretary of State	01-18-13	201301185071913	Specified collateral

	Casella Waste Services of Ontario LLC	Caterpillar Financial Services Corporation	NY-Secretary of State	06-25-14	201406255673219	Specified collateral

	Casella Waste Services of Ontario LLC	Caterpillar Financial Services Corporation	NY-Secretary of State	11-03-14	201411036166727	Specified collateral

	Casella Waste Services of Ontario LLC	Caterpillar Financial Services Corporation	NY-Secretary of State	12-01-14	201412016262882	Specified collateral

	Casella Waste Services of Ontario LLC	Caterpillar Financial Services Corporation	NY-Secretary of State	01-08-15	201501085026365	Specified collateral

	Casella Waste Services of Ontario LLC	Caterpillar Financial Services Corporation	NY-Secretary of State	01-08-15	201501085026389	Specified collateral

	Casella Waste Services of Ontario LLC	Caterpillar Financial Services Corporation	NY-Secretary of State	01-14-15	201501145047780	Specified collateral

16.	Chemung Landfill LLC	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	12-30-05	200512301382275	All assets
				01-13-06	200601130045350	Amendment to Debtor’s address
				07-16-10	201007165695260	Continuation statement

	Chemung Landfill LLC	Caterpillar Financial Services Corporation	NY-Secretary of State	10-20-14	201410206115281	Specified collateral

Schedule 10.2.1

Evidence of Liens

Debtor		Secured Party	Search Location	UCC File Date	UCC File Number	Brief Description

17.	Colebrook Landfill LLC	Bank of America, N.A., as Administrative Agent	NH-Secretary of State	12-30-05	20050030584J	All assets
				07-16-10	20060001115H	Amendment to Debtor’s address
				07-16-10	20100015658K	Continuation statement

18.	Forest Acquisitions, Inc.	Bank of America, N.A., as Administrative Agent	NH-Secretary of State	04-28-05 01-11-10	20050009908E 20100000628M	All assets Continuation statement

19.	Grasslands Inc.	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	04-28-05	200504280553554	All assets
				07-03-09	200907038231362	Amendment to Debtor’s name
				01-07-10	201001078006554	Continuation statement

	Grasslands Inc.	Wells Fargo Financial Leasing, Inc.	NY-Secretary of State	05-23-13	201305235566466	Specified collateral

	Casella Waste Systems, Inc. Grasslands Inc.	Prime Alliance Bank	NY-Franklin County	12-24-12 05-30-13	2012-6800 2013-2941	Fixture Filing Amendment to change Debtor’s Name

20.	GroundCo LLC	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	04-28-05 01-07-10	200504280553580 201001078006578	All assets Continuation statement

21.	Hakes C&D Disposal, Inc.	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	04-28-05 01-07-10	200504280553605 201001078006580	All assets Continuation statement

22.	Hardwick Landfill, Inc.	Bank of America, N.A., as Administrative Agent	MA-Secretary of State	04-28-05 01-11-10	200538546230 201077703490	All assets Continuation statement

23.	Hiram Hollow Regeneration Corp.	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	05-03-05 01-11-10 01-21-15	200505030571603 201001110016291 201501215071077	All assets Continuation statement Continuation statement

	Hiram Hollow Regeneration Corp.	Nortrax Inc.	NY-Secretary of State	01-14-11	201101145046982	Specified collateral

	Hiram Hollow Regeneration Corp.	Nortrax, Inc.	NY-Secretary of State	03-18-11	201103185282655	Specified collateral

24.	KTI Bio Fuels, Inc.	Bank of America, N.A., as Administrative Agent	ME-Secretary of State	04-28-05	2050001733400-55	All assets
				01-12-10	2100002003566-55	Continuation Statement
				08-05-13	2130002179489-56	Amendment to Debtor’s name
				08-05-13	2130002179490-88	Amendment to delete collateral

25.	KTI Environmental Group, Inc.	Bank of America, N.A., as Administrative Agent	NJ-Secretary of State	04-29-05 01-11-10	22945464 22945464	All assets Continuation statement

Schedule 10.2.1

Evidence of Liens

Debtor		Secured Party	Search Location	UCC File Date	UCC File Number	Brief Description

26.	KTI New Jersey Fibers, Inc.	Bank of America, N.A., as Administrative Agent	DE-Secretary of State	04-28-05 01-11-10	51318618 2010 0085021	All assets Continuation statement

27.	KTI Operations, Inc.	Bank of America, N.A., as Administrative Agent	DE-Secretary of State	04-28-05 01-11-10	51318600 2010 0085005	All assets Continuation statement

28.	KTI Specialty Waste Services, Inc.	Bank of America, N.A., as Administrative Agent	ME-Secretary of State	04-28-05 01-12-10	2050001733398-01 2100002003567-66	All assets Continuation statement

29.	KTI, Inc.	Bank of America, N.A., as Administrative Agent	NJ-Secretary of State	04-29-05 01-11-10 03-02-11	22945457 22945457 22945457	All assets Continuation statement Amendment to release specified collateral

30.	Maine Energy Recovery Company, Limited Partnership	Bank of America, N.A., as Administrative Agent	ME-Secretary of State	04-28-05	2050001733397-90	All assets
				07-03-09	2090001978415-46	Amendment to Debtor information
				01-12-10	2100002003568-77	Continuation statement
				12-03-12	2120002146659-18	Amendment to release specified collateral

31.	New England Waste Services of ME, Inc.	Bank of America, N.A., as Administrative Agent	ME-Secretary of State	04-28-05 01-12-10	2050001733396-89 2100002003569-88	All assets Continuation statement

	New England Waste Services of ME, Inc.	Wells Fargo Financial Leasing, Inc.	ME-Secretary of State	09-12-12	2120002136025-44	Specified collateral

	New England Waste Services of ME, Inc.	Wells Fargo Financial Leasing, Inc.	ME-Secretary of State	10-05-12	2120002139274-13	Specified collateral

	New England Waste Services of ME, Inc.	Wells Fargo Financial Leasing, Inc.	ME-Secretary of State	12-28-12	2120002149329-85	Specified collateral

	New England Waste Services of ME, Inc.	Caterpillar Financial Services Corporation	ME-Secretary of State	02-10-14	20140210109000073-30	Specified collateral

32.	New England Waste Services of N.Y., Inc.	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	04-28-05 01-07-10 07-30-14	200504280553895 201001078006744 201407300424804	All assets Continuation statement Amendment to release specified collateral

	New England Waste Services of N.Y., Inc.	Caterpillar Financial Services Corporation	NY-Secretary of State	10-13-08 07-10-13	200810136123418 201307105745209	Specified collateral Continuation statement

	New England Waste Services of N.Y., Inc.	Caterpillar Financial Services Corporation	NY-Clinton County	10-20-08 07-25-13	2008-1615 2013-2673	Fixture Filing Continuation statement

Schedule 10.2.1

Evidence of Liens

Debtor		Secured Party	Search Location	UCC File Date	UCC File Number	Brief Description

33.	New England Waste Services of Vermont, Inc.	Bank of America, N.A., as Administrative Agent	VT-Secretary of State	04-28-05 01-12-10	05-187462 05-187462	All assets Continuation statement

	New England Waste Services of Vermont, Inc.	Coventry Clean Energy Corporation	VT-Secretary of State	05-24-10	10-234332	Gas collection system.
				01-15-15	10-234332	Continuation statement
				01-15-15	10-234332	Amendment to change Debtor name to New England Waste Services of VT, Inc. [Amendment to be filed to change Debtor name]

34.	New England Waste Services, Inc.	Bank of America, N.A., as Administrative Agent	VT-Secretary of State	04-28-05	05-187461	All assets
				01-12-10	05-187461	Continuation statement

	New England Waste Services, Inc.	Coventry Clean Energy Corporation	VT-Secretary of State	05-24-10	10-234332	Gas collection system.
				01-15-15	10-234332	Continuation statement
				01-15-15	10-234332	Amendment to change Debtor name to New England Waste Services of VT, Inc. [Amendment to be filed to change Debtor name]

35.	Newbury Waste Management, Inc.	Bank of America, N.A., as Administrative Agent	VT-Secretary of State	04-28-05	05-187460	All assets
				01-12-10	05-187460	Continuation statement

36.	NEWS of Worcester LLC	Bank of America, N.A., as Administrative Agent	MA-Secretary of State	04-28-05	200538546780	All assets
				01-11-10	201077703760	Continuation statement

37.	NEWSME Landfill Operations LLC	Bank of America, N.A., as Administrative Agent	ME-Secretary of State	04-28-05	2050001733395-78	All assets
				01-12-10	2100002003570-10	Continuation statement

38.	North Country Environmental Services, Inc.	Bank of America, N.A., as Administrative Agent	VA-State Corporation Commission	04-28-05	05042873100	All assets
				01-11-10	10011174342	Continuation statement

	North Country Environmental Services, Inc.	Caterpillar Financial Services Corporation	VA-State Corporation Commission	07-02-13	13070238890	Specified collateral

39.	Northern Properties Corporation of Plattsburgh	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	04-28-05	200504280553922	All assets
				01-07-10	201001078006768	Continuation statement

40.	Oxford Transfer Station, LLC	Bank of America, N.A., as Administrative Agent	DE-Secretary of State	12-23-13	2013 5092102	All assets

41.	Pine Tree Waste, Inc.	Bank of America, N.A., as Administrative Agent	ME-Secretary of State	04-28-05	2050001733393-56	All assets
				01-19-10	2100002004304-16	Continuation statement

	Pine Tree Waste, Inc.	Caterpillar Financial Services Corporation	ME-Secretary of State	07-29-13	2130002178147-06	Specified collateral

	Pine Tree Waste, Inc.	Caterpillar Financial Services Corporation	ME-Secretary of State	07-29-13	2130002178192-56	Specified collateral

Schedule 10.2.1

Evidence of Liens

Debtor		Secured Party	Search Location	UCC File Date	UCC File Number	Brief Description

	Pine Tree Waste, Inc.	Caterpillar Financial Services Corporation	ME-Secretary of State	06-03-14	20140603109000072-55	Specified collateral

	Pine Tree Waste, Inc.	VFS Leasing Co.	ME-Secretary of State	06-13-14	20140613109000072-66	Specified collateral

	Pine Tree Waste, Inc.	Caterpillar Financial Services Corporation	ME-Secretary of State	11-19-14	20141119109000068-33	Specified collateral

42.	Schultz Landfill, Inc.	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	04-28-05	200504280553960	All assets
				01-07-10	201001078006821	Continuation statement

43.	Southbridge Recycling & Disposal Park, Inc.	Bank of America, N.A., as Administrative Agent	MA-Secretary of State	04-28-05	200538546960	All assets
				01-11-10	201077704910	Continuation statement

	Southbridge Recycling & Disposal Park, Inc.	Nortrax NE, LLC	MA-Secretary of State	08-31-10	201082514070	Specified collateral

	Southbridge Recycling & Disposal Park, Inc.	Nortrax, Inc.	MA-Secretary of State	03-14-12	201294411020	Specified collateral

	Southbridge Recycling & Disposal Park, Inc.	Caterpillar Financial Services Corporation	MA-Secretary of State	01-02-14	201409078160	Specified collateral

44.	Sunderland Waste Management, Inc.	Bank of America, N.A., as Administrative Agent	VT-Secretary of State	04-28-05	05-187458	All assets
				01-12-10	05-187458	Continuation statement

45.	The Hyland Facility Associates	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	04-28-05	200504280553869	All assets
				01-07-10	2010010780006869	Continuation statement

46.	Tompkins County Recycling LLC	Bank of America, N.A., as Administrative Agent	DE-Secretary of State	12-27-13	2013 5136586	All assets

47.	Waste-Stream Inc.	Bank of America, N.A., as Administrative Agent	NY-Secretary of State	04-28-05	200504280553489	All assets
				01-07-10	201001078006996	Continuation statement

	Waste-Stream Inc.	VFS Leasing Co.	NY-Secretary of State	10-03-14	201410036054019	Specified collateral

	Waste-Stream Inc.	VFS Leasing Co.	NY-Secretary of State	10-20-14	201410206113011	Specified collateral

	Waste-Stream Inc.	Caterpillar Financial Services Corporation	NY-Secretary of State	10-20-14	201410206115015	Specified collateral

	Waste-Stream Inc.	VFS Leasing Co.	NY-Secretary of State	10-21-14	201410216120260	Specified collateral

Schedule 10.2.1

Evidence of Liens

COMPANY	DEPOSITORY BANK	BANK ADDRESS	TYPE OF ACCOUNT

Casella Waste Systems, Inc.	U.S. Bank National Association	One Fleet Way Mail Code: PA6-580-02-30 Scranton, PA 18507	Held by U.S. Bank National Association as Indenture Trustee under the New York IRBs

New England Waste Services, Inc.	TD BankNorth	PO Box 999 Rutland, VT 05701	Trust in favor of, Town of Coventry

Newbury Waste Management, Inc.	Citizens Bank	PO Box 6550 Providence, RI 02940	Trust/escrow in favor of, Newbury VT

Schedule 10.2.1

Evidence of Liens

SCHEDULE 10.2.2

Existing Investments

Each of the entities listed in the “Description of Investment” column below is an Excluded Subsidiary.

Borrower	Description of Investment (Excluded Subsidiary)	Amount of Cash Investment	Percentage owned

KTI, Inc.	Asian Energy Limited, Inc. (common)	$0	10%

Casella Waste Systems, Inc.	Evergreen National Indemnity Company (common)	$10,657,057	19.9%

Casella Waste Systems, Inc.	RecycleRewards, Inc. (Series A and Series A-1 common)	$7,674,436	5.6%

Casella Waste Systems, Inc.	GreenerU, Inc. (Series A Preferred Stock)	$1,166,000	0% (Casella owns a preferred stock interest)

Casella Waste Systems, Inc.	Agreen Energy, LLC	$500,000	17.0%

Casella Waste Systems, Inc.	Bgreen Energy, LLC	$115,000	12.0%

Casella Waste Systems, Inc.	Power of Three, LLC	$0	50% membership interest; majority vote

Casella Waste Systems, Inc.	Casella-Altela Regional Environmental Services, LLC	$5,002,787	51% membership interest; 50% vote

	and its wholly owned Subsidiary CARES McKean, LLC

Schedule 10.2.2

Existing Investments

SCHEDULE 10.2.3

Existing Indebtedness

As of 12/31/14

PART A

Instrument	Payor/Lessor	Payee/Lessee	Evidence of Debt	Amount
Mead Noncompete Agreement - Note Payable	Casella Waste Management of N.Y., Inc.	Kenneth H. Mead and Susan M. Mead	Noncompete Agreement	$80,190

Loren Lapierre - Note Payable	Waste-Stream Inc.	Loren LaPierre	Promissory Note	$128,843
CRMC Bethlehem LLC and CommonWealth Bethlehem Energy, LLC - Note Payable	Casella Waste Systems, Inc.	CRMC Bethlehem LLC and CommonWealth Bethlehem Energy, LLC	Promissory Note	$231,325
Casella Associates - Rutland Capital Lease	Casella Waste Management, Inc.	Casella Associates	Lease Agreement	$1,011,425
Casella Associates - Montpelier Capital Lease	Casella Waste Management, Inc.	Casella Associates	Lease Agreement	$1,033,006
Ontario - John Deere Capital Lease	Casella Waste Systems, Inc.	Deere Credit, Inc.	Master Tax Lease	$89,952
Clinton County LFGTE Lease	New England Waste Services of NY, Inc.	Caterpillar Financial Services Corporation	Master Tax Lease	$1,266,457

PART B

IRBs (other than LC Supported IRBs)	Amount
FAME Bonds 2005R-2	$21,400,000
NY Bonds	$25,000,000
VEDA Bonds	$16,000,000
NH Bonds	$10,999,646

Schedule 10.2.3

Existing Indebtedness